UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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WeWork Inc.

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2022 Proxy Statement	3

Notice of 2022 Annual Meeting of Stockholders

This year’s meeting is a virtual stockholder meeting conducted online via a live audio webcast at www.cstproxy.com/wework/2022.

Dear Stockholder:

You are cordially invited to attend the 2022 Annual Meeting of stockholders (the “2022 Annual Meeting”) of WeWork Inc. (“WeWork” or the “Company”). The 2022 Annual Meeting will be held on Wednesday, May 18, 2022 at 1:00 PM Eastern time online via live audio webcast for the following purposes:

1.	To elect the nine director nominees named in this proxy statement.

2.	To conduct an advisory vote on our named executive officers’ compensation.

3.	To conduct an advisory vote on the frequency of future advisory votes on our named executive officers’ compensation.

4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending on December 31, 2022.

5.	To transact any other business as may properly come before the 2022 Annual Meeting.

The board of directors of the Company has set the close of business on March 21, 2022 as the record date for determining stockholders who are entitled

To Vote Prior to the 2022 Annual Meeting
By Internet Go to www.cstproxyvote.com and follow the instructions
By mail Sign, date and return your proxy card in the postage-paid envelope to receive notice of and to vote at the 2022 Annual Meeting and any adjournment or postponement thereof. This Notice of Annual Meeting and proxy statement are first being distributed or made available, as the case may be, on or about April 7, 2022.

To provide convenient access and promote attendance and participation while ensuring the safety of all participants, we will hold our 2022 Annual Meeting virtually. Stockholders may attend the 2022 Annual Meeting by logging in at www.cstproxy.com/wework/2022. Stockholders who received this notice by mail or email and would like to receive a paper copy of our proxy materials, free of charge, may call 1-888-266-6791 or write to proxy@continentalstock.com. Please see page 67 of the proxy statement for additional information regarding participation in the 2022 Annual Meeting.

Your vote is very important to us. You can ensure your shares are represented at the 2022 Annual Meeting if you are a stockholder of record by promptly voting electronically over the Internet or, if you requested to receive paper copies of these materials by mail, by returning your completed proxy card in the pre-addressed, postage-paid return envelope, or, if your shares are held in street name, by returning your completed voting instruction card to your broker. If, for any reason, you desire to revoke or change your proxy, you may do so at any time before it is exercised. The proxy is solicited by the board of directors of WeWork.

By Order of the Board of Directors

Jared DeMatteis

Chief Legal Officer, Chief Compliance Officer and Corporate Secretary 575 Lexington Avenue

New York, NY

April 7, 2022

2022 Proxy Statement	4

Our Mission and Values

WeWork’s mission is to empower tomorrow’s world at work. In order to live our mission, the Company redefined its core values in early 2020 to serve as the foundation for how WeWork operates and serves its core constituents. By encouraging our employees to live one core value for one core constituent every day, we believe our people are empowered to do great work together.

Do the right thing	We know the “right thing” is a deliberate action we must always take, and that it is based on integrity and builds trust with those who we care about, including our people, members, and our community.

Strive to be better, together	We’ve always believed that we are better together. We must operate with a shared purpose to constantly improve and grow and to become better as individuals, as teams, and as a company.

Be entrepreneurial	To reshape the way the world works, we must be bold, act with courage, and demonstrate the resiliency to push ahead no matter the odds or the circumstance.

Give gratitude	We will not take anyone or anything for granted. We are grateful for our people, members, and our greater community as well as for the opportunities we have in front of us.

Be human, be kind	Collaboration, kindness, and authenticity are essential to our humanity. We must cherish each other and build a community that celebrates each person’s unique talents, passions, and backgrounds.

Our Purpose

Community is at the heart of everything we do — from the businesses we support to the spaces we build. Our purpose is to harness the power of community to make a positive impact on people and the environment.

Putting people first	Through programs and partnerships focused on learning, health, and opportunity, we aim to positively impact people worldwide by:
• Providing spaces to underserved communities
• Championing learning and opportunity
• Promoting health and well-being
• Supporting our local communities
Improving the planet	By embracing sustainable strategies and best practices, we’re committed to creating greener, more eco-friendly spaces by:
• Working to become operationally carbon neutral
• Prioritizing renewable energy sources
• Focusing on responsible resource use
• Encouraging sustainability within our supply chain
Guided by principles	Transparency, accountability, and integrity are our foundation as we strive to build sound operations and an inclusive environment through:
• Encouraging growth by offering training courses across all levels
• Living up to our code of conduct and policies
• Providing meaningful benefits and support programs
• Embedding inclusion, diversity, equity, and advancement across our business

2022 Proxy Statement	6

Important Information About WeWork’s 2022 Annual Meeting

WeWork’s 2022 Annual Meeting will be conducted online via live audio webcast. As a global company with stockholders located around the world, and given the continuing impact of the COVID-19 pandemic, we are focused on providing convenient access and promoting attendance and participation while ensuring the safety of all participants.

The 2022 Annual Meeting can be accessed via the Internet by visiting www.cstproxy.com/wework/2022. Stockholders without an Internet connection or a computer will be able to listen to the meeting by calling the appropriate telephone number (listed below). We also intend to provide stockholders with the opportunity to communicate with our board of directors and management by submitting questions before and during the meeting on the virtual portal. A recording of the 2022 Annual Meeting will be available on our investor relations website for one year following the 2022 Annual Meeting. The information contained in, or that can be accessed through, our website is not a part of, or incorporated by reference in, this proxy statement.

If you were a holder of record of WeWork’s Class A common stock or Class C common stock at the close of business on March 21, 2022, the record date for the 2022 Annual Meeting, you are entitled to participate in the 2022 Annual Meeting on May 18, 2022. Below are some frequently asked questions regarding our 2022 Annual Meeting.

How will a virtual meeting work?

Our board of directors has determined to hold the 2022 Annual Meeting online via live audio webcast. Stockholders may attend the meeting regardless of location.

What if I don’t have Internet access?

Please call 1 800-450-7155 (toll free) or +1 857-999-9155 (international) to listen to the meeting proceedings. You will not be able to vote your shares or ask questions during the meeting if you access the meeting by phone.

How can I view and participate in the virtual 2022 Annual Meeting?

To participate, you can visit www.cstproxy.com/wework/2022 and log in with your 12-digit control number included in your proxy materials.

What if I experience technical difficulties?

Please call 917-262-2373 (U.S.) or +1 917-262-2373 (International) or email proxy@continentalstock.com for assistance.

When can I join the virtual 2022 Annual Meeting?

You may begin to log in to the meeting platform beginning at 12:00 PM Eastern Time on May 18, 2022. The meeting will begin promptly at 1:00 PM Eastern Time on May 18, 2022.

Where can I find additional information?

For additional information about how to attend the 2022 Annual Meeting, please see “Additional Information” starting on page 67 which includes our Rules of Conduct for our Annual Meeting.

How can I ask questions and vote?

We encourage you to submit your questions and vote in advance by visiting www.cstproxyvote.com. Stockholders may also vote and submit questions virtually during the meeting (subject to time restrictions).

If there are questions pertinent to meeting matters that cannot be answered during the 2022 Annual Meeting due to time constraints, management will post answers to a representative set of such questions on our Investor Relations website. The questions and answers will remain available until the proxy statement for WeWork’s 2023 annual meeting of stockholders is filed. We also encourage you to read our Annual Report on Form 10-K for the fiscal year ending December 31, 2021 available at www.sec.gov.

Your vote is important to us!

Please vote today at www.cstproxyvote.com

2022 Proxy Statement	7

A Letter from our CEO

Dear Fellow Stockholders,

In 2020, I joined WeWork for three reasons. The first reason: WeWork was a brand that had become synonymous with coworking and flexible space; the vernacular over the past decade has shifted from getting a “coworking space” to getting a WeWork. The second reason: there was demand for the product. Members ranging from Fortune 500 companies to a single entrepreneur have long loved WeWork’s sense of community and intentionally designed spaces that foster purposeful engagement. These attributes, and the scale at which WeWork can provide them, have established a pipeline of demand and created a lasting, loyal membership base. The third reason: WeWork’s revenue had a decade of consistent growth, but could not outpace rising expenses. Thus, my job was to correct a cost structure that would lead to both a sustainable and profitable business.

With these three reasons in mind, I took on the role of CEO in February 2020 with a clear vision to refocus the business on our core product, and build a culture and purpose that would power the company’s transformation. Within the first month of my tenure, it became clear that our transformation would be accelerated as COVID-19 forced a seismic shift that impacted businesses and lives around the world. What would also soon become clear is the immense resilience and determination of the entire WeWork team, who together would leverage the unexpected headwinds as an opportunity to innovate and secure WeWork’s spot as a leader in the new hybrid world of work.

Tranformed Business

Over the last two years, we right-sized WeWork’s business while simultaneously positioning ourselves as a leading flexible space solution. We realized the inherent value within our core business and seized opportunities to expand the existing flexibility our platform offered through new products.

$500M+ Savings from Lease Exits and Amendments(1)	~$600M OpEx Savings(2)	~$1.5B SG&A Expense Savings(3)

(1) Lease restructurings and renegotiations as of Q4 2021. Savings include rent and tenancy expenses.

(2) As of Q4 2021 as compared to Q4 2019 on a per square foot basis. Excludes stock based compensation, indirect location operating expenses and venture expenses.

(3) Lease restructurings and renegotiations as of Q4 2021. Savings include rent and tenancy expenses from 210+ Lease Exits and 430+ Amendments.

Since the fourth quarter of 2019, we have rationalized rent and tenancy expenses by $500 million on an annualized basis. We have optimized our annual location operating expenses and have streamlined our SG&A, resulting in approximately $600 million and $1.5 billion in savings, respectively, since fourth quarter 2019. As a result, we have cut our overall expenses by over $2.6 billion on an annualized basis.

We’ve also adjusted the structure of our real estate portfolio to better align with our focus on cost and operational efficiency. We embraced an asset-light strategy, via franchises and joint ventures, in international markets where we believe local capital and expertise can further strengthen our long-term viability. As a result, roughly 37%, or 335,000, of our total 912,000 available desks fall within this model in China, Israel, India, Japan and Latin America. Moving forward, we will continue to strengthen our business model through an asset-light approach that enhances our international presence and aligns us with partners focused on flexible, turnkey space solutions.

2022 Proxy Statement	8

As WeWork demonstrated its disciplined financial approach and the value of flexibility increased, opportunities to grow our business with outside capital accelerated. In March 2021, WeWork announced that it would go public through a de-SPAC transaction with BowX Acquisition Corp., inclusive of a fully committed $800 million PIPE led by investors including Insight Partners, funds managed by Starwood Capital Group and Fidelity Management & Research Company LLC, and a $150 million equity backstop provided by Cushman & Wakefield.

In one of the most memorable moments of my career, WeWork completed the transaction in October 2021 and became a publicly-listed company on the New York Stock Exchange, trading under the ticker WE. The moment was made even more memorable by seeing colleagues joined together outside the New York Stock Exchange demonstrating all the ways our team has shown up - for the company and for each other - over the last two years. It was a truly celebratory moment to commemorate a milestone we had reached, together.

This year we were honored to welcome several new individuals with a diverse set of backgrounds to our Board of Directors: Vivek Ranadivé, Deven Parekh, Véronique Laury, and Saurabh Jalan. With leadership backgrounds across retail, technology, and venture capital, we believe they will further diversify our Board’s expertise and bring valuable insights as we continue to action our plans for the future.

Our Core Products

We are singularly focused on the key components of our business, or our three legs of the stool: Space-as-a-service, WeWork Access, and WeWork Workplace. These segments all provide differentiated yet essential elements to our holistic product: flexible office.

SPACE-AS-A-SERVICE

Space-as-a-service is our core business, consisting of coworking space for small to medium sized businesses and flexible space solutions for enterprise companies. From a single desk, to a private office, full floor, or a full building, our locations are fully-furnished with meeting rooms and professional amenities to suit a company’s unique needs on day one. With an average footprint of approximately 70,000 square feet per location, nearly 400 locations with over 50,000 square feet, and 130 locations with over 100,000 square feet, our ability to provide larger spaces enables us to best serve enterprise clients at scale. In addition, our footprint includes established locations in high-demand, gateway cities. This puts WeWork in a prime position to provide turnkey solutions in markets that have become magnets for talent but that also present barriers to entry for companies due to limited inventory, high costs and prolonged build-out periods.

WEWORK ACCESS

While remaining focused on our core workspace business, during the pandemic we leveraged our existing footprint and technology to better meet the needs of our members. We saw a renewed value in our global network and thought strategically about the ways we could offer both the flexibility and global nature of our platform at scale to our members. Our WeWork Access offerings provide workspaces around the world by the hour, day, or month through our monthly subscription All Access product or pay-as-you-go On Demand product.

These new offerings have also given WeWork new ways to drive occupancy beyond physical capacity levels and realize significant incremental margins. The Access products are similar to a gym membership model in that our membership sales are not limited by the desk capacity in our spaces. All Access is a complementary and synergistic product to existing dedicated space, allowing members to optimize their real estate footprint.

As companies assess how to best bridge the gaps between remote work and a return to office, the flexibility of our All Access product has been an essential element of workplace strategies. With All Access, companies of all sizes can both provide optionality and flexibility in how and where employees return to a physical workplace for purposeful connection and collaboration.

WEWORK WORKPLACE

While the pandemic solidified the value proposition of WeWork’s core space-as-a-service business, it also revealed new opportunities to productize the systems and experience we’ve built to power WeWork’s own real estate portfolio and operations. As companies and landlords now search for the systems to power their own flex or hybrid solutions, we’ve started to develop our workspace management software solution, WeWork Workplace.

For companies, the platform is intended to enable a seamless and purposeful hybrid work experience by powering online booking of desks, offices, collaboration hubs, and meeting rooms, in addition to providing meaningful utilization analytics, and helping to optimize space across assets. As landlords and operators look to adopt flexible space solutions in order to service a shifting landscape, WeWork Workplace offers the infrastructure to build and power flexible space solutions within their own portfolios.

In December 2021, we signed our first WeWork Workplace enterprise deal with Organon, a global healthcare company, to action their “boundary-less” workplace strategy across locations in 34 cities that are a mixture of WeWork locations, owned locations, and non-WeWork locations.

2022 Proxy Statement	9

2021 Performance

Today, choice and flexibility are no longer a “nice to have,” but a must-have and WeWork has established itself as the organization best positioned to support how employees today want to work in this hybrid and flexible environment. We’ve heard from our members that their priority is finding a way to maintain and foster that same sense of culture and connection in a hybrid world. As companies recognize the need for purposeful engagement and intentional collaboration and look to design a strategy tailored to the unique needs of their people and business, we’re seeing a greater shift to flex and the WeWork product.

Additionally, in the height of the pandemic, some companies looked to quickly reduce office space, opting for a sudden exit without realizing the long term implications of that decision. However, some companies also experienced rapid growth during the pandemic, expanding their employee base dramatically to meet business needs. Now those organizations are looking for an immediate solution to new space needs. WeWork is the flexible space provider who can deliver at the scale and speed needed. 80% of our revenue commences within 60 days from contract to move in.

Note: See “Background and Glossary” pages for definitions of gross desk sales, enterprise as % of physical memberships, physical occupancy including sold memberships, and All Access memberships.

Systemwide gross desk sales, which includes new desk sales as well as renewals, were 217,000 in the fourth quarter, which equates to roughly 13.0 million square feet sold. On a consolidated basis, gross desk sales were 164,000 in the fourth quarter which equates to approximately 9.9 million square feet sold. For the full year 2021, consolidated gross desk sales were 593,000, or the equivalent of 35.6 million square feet sold, which represents an increase of 40% compared to the full year 2020.

Since February 2021, WeWork has seen 12 months of consecutive increases in occupancy and membership growth. Beginning in May 2021, we’ve seen 10 months of sequential revenue growth.

As of December 2021, WeWork’s consolidated physical memberships increased to 469,000, a quarter-over-quarter increase of 9% and year-over-year increase of 21%. Physical occupancy rose to 63% in the fourth quarter 2021, a 7 percentage point increase from the third quarter 2021. Including the incremental 21,000 net memberships already contracted for move-in, physical occupancy including signed but not yet occupied memberships would increase to 66% as of year-end 2021. As sales and occupancy have increased, so too has revenue. For the fourth quarter of 2021, we reported $718 million in total revenue, an increase of $57 million or 9% quarter-over-quarter.

Capturing Market Demand

Throughout 2021, flexible space - and WeWork in particular - accounted for an outsized share of the leasing activity seen across the traditional office space market.

In the United States, WeWork represented approximately 0.5% of all commercial office space, however our gross desk sales equated to 9% of traditional leasing activity in 2021 on a square foot basis. At the market-level, WeWork’s 2021 gross sales in Manhattan were equivalent to 16% of the traditional office market leasing on a square-foot basis, while WeWork’s portfolio of 5 million square feet accounts for approximately 1% of total office stock. The trend wasn’t concentrated just to Manhattan; WeWork’s gross sales equated to 17% of traditional square feet leased in Boston, 13% in San Francisco, and 14% of leasing in Miami, while representing just 2% or less of the total office stock in those markets.

2022 Proxy Statement	10

The same held true in our European markets, where WeWork represented approximately 0.5% of commercial office space, yet sold the equivalent of 8% of total square feet leased in 2021. WeWork’s gross sales equated to 39% of London’s traditional square feet leased, 34% of Dublin’s, and 8% of Paris’ leasing, while representing 1% or less of the total office stock in those markets.

WeWork represents an outsized portion of demand

Based on Full-Year 2021 leasing activity

Market	WeWork Occupancy incl. SNO	WeWork Physical Occupancy(1)	WeWork as a % of Market Stock(2)	2021 Traditional Market Square Feet Leased(3)	2021 WeWork Square Feet Leased(3)	Equivalent % of 2021 Traditional Square Feet Leased(2)	WeWork 2021 Leasing as a Multiple of Market Stock(4)
United States	63%	63%	~0.5%	157m	14m	9%	21x
Boston	63%	60%	~2%	4,300k	740k	17%	9x
New York	65%	64%	~1%	23,800k	3,810k	16%	14x
Miami	85%	91%	~1%	2,900k	420k	14%	19x
San Francisco	69%	68%	~1%	9,500k	1,240k	13%	12x
Europe	75%	69%	~0.5%	118m	9m	8%	20x
London	70%	63%	~1%	8,600k	3,300k	39%	27x
Dublin	85%	84%	~1%	1,600k	560k	34%	30x
Paris	72%	66%	~1%	14,900k	1,250k	8%	13x
Berlin	82%	73%	~0.5%	9,600k	570k	6%	23x

(1) Represents physical occupancy

(2) Please refer to “Market Share Methodology and Sources” in our Q4 2021 earnings presentation for additional information on methodology and sources.

(3) WeWork leasing activity based on total new desks sold and renewed in each market multiplied by 60 rentable square feet per desk.

(4) WeWork’s 2021 equivalent percent of traditional leasing activity divided by estimated percent of office stock.

With WeWork continuing to capture an outsized portion of commercial office leasing activity, flexible space is on a trajectory to be a separate channel of distribution for office space, similar to the transformation retail through e-commerce. In 2000, e-commerce represented roughly 1% retail sales and by 2020 had grown to 21% of market share in the United States. Retailers who moved quickly to integrate the new technology into their business to become omni-channel ultimately became the market leaders, while those who resisted struggled to keep their business afloat.

U.S. Flexible Workspace Penetration as % of 3.5B office supply RSF(1)(2)

(1)	CBRE “Let’s Talk About Flex” (2019). Reflects growth of U.S. Rentable Square Footage from year-end 2019 to 2030E.
(2)	JLL “The impact of COVID-19 on flexible space” (2020).
(3)

Digital Commerce 360 and U.S. Commerce Dept. In-store sales factor out the sale of items not normally purchased online, such as fuel, automobiles and sales in bars and restaurants. 2021-2030 projections based FTI Consulting “2021 Online Retail Forecast Report.”

2022 Proxy Statement	11

Flexible space today represents just 2% of the overall commercial real estate market. CBRE1 and JLL2 have projected flexible space to become between 13% and 30% of total office supply by 2030 in the US alone, which represents a revenue opportunity of between $45 and $105 billion. In the pre-pandemic world, flexible space was part of an office offering. In a post-pandemic world, flexible space will be a separate yet essential part of every operator and company portfolio. As companies now look to shift their real estate strategy to a more flexible portfolio, WeWork can support this omnichannel approach.

When I look to the future of WeWork, I feel confident that we are on the right path and remain committed as ever to serving our 3,000 employees around the world, our shareholders, our landlords, and the hundreds of thousands of members who trust us to help them have a better day at work.

We are grateful for your continued support.

Sincerely,

Sandeep Mathrani

Chief Executive Officer and Chairman

1 CBRE “Let’s Talk About Flex” (2019); growth is in terms of US RSF from 2019 (actual) to 2030 (expected)

2 JLL “The impact of COVID-19 on flexible space” (2020)

2022 Proxy Statement	12

Background and Glossary

On October 20, 2021 (the “Closing Date” or “Closing”), WeWork Inc. (formerly known as BowX Acquisition Corp. (“Legacy BowX”)) consummated its previously announced business combination pursuant to that certain Agreement and Plan of Merger, dated as of March 25, 2021 (the “Merger Agreement”), by and among Legacy BowX, a subsidiary of Legacy BowX, and New WeWork Inc., a Delaware corporation formerly known as WeWork Inc. (“Legacy WeWork”). As contemplated by the Merger Agreement, (1) the subsidiary of Legacy BowX merged with and into Legacy WeWork, with Legacy WeWork surviving as a wholly owned subsidiary of Legacy BowX, and (2) immediately thereafter, Legacy WeWork merged with and into another subsidiary of Legacy BowX (such mergers and collectively with the other transactions described in the Merger Agreement, the “Business Combination”). In connection with the closing of the Business Combination, Legacy BowX changed its name to WeWork Inc. resulting in WeWork Inc. becoming a publicly traded company.

Unless the context indicates otherwise, references in this proxy statement to (A) “WeWork,” “the Company,” “we,” “us” and “our” are to the business of WeWork Inc., a Delaware corporation, and its consolidated subsidiaries following the closing of the Business Combination and to (B) “Legacy WeWork” are to WeWork Inc. and its consolidated subsidiaries prior to the closing of the Business Combination. “Legacy BowX” refers to BowX Acquisition Corp. prior to closing of the Business Combination.

Below are additional defined terms and acronyms used through this proxy statement:

•	2022 Annual Meeting: WeWork’s Annual Meeting of Stockholders to be held on May 18, 2022.
•	All Access Memberships: All Access monthly subscription memberships plus Other Legacy Memberships. Other Legacy Memberships provide user login access to the WeWork member network online or via the mobile app as well as access to service offerings, among other benefits.
•	Board: the board of directors of WeWork.
•	CD&A: Compensation Discussion & Analysis section of this proxy statement.
•	CEO: Chief Executive Officer (Sandeep Mathrani).
•	CFO: Chief Financial Officer (Ben Dunham).
•	CLO: Chief Legal Officer, Chief Compliance Officer and Corporate Secretary (Jared DeMatteis).
•	Code of Conduct: WeWork Code of Conduct & Ethics, as revised on October 20, 2021.
•	Committees: Audit Committee (AC), Nominating & Corporate Governance Committee (NCGC), and Compensation Committee (CC) of WeWork.
•	Enterprise: organizations with greater than 500 full-time equivalent employees.
•	ESG: environmental, social, and governance.
•	EY: Ernst & Young LLP, WeWork’s independent registered public accounting firm.
•	Gross Desk Sales: new desk sales plus renewals. Renewals include all members previously on commitment who continue their membership on a commitment. Renewals do not include month-to-month members.
•	NEO: named executive officer.
•	NYSE: New York Stock Exchange.
•	Physical Occupancy: number of physical memberships divided by total workstations.
•	Physical Occupancy Including Sold Not Occupied (“SNO”) Memberships: physical memberships in addition to net memberships that have been sold and are contracted to move-in in a future period or move out within the next two months, divided by total workstations.
•	PSU: performance-vesting restricted stock unit.
•	RSU: time-vesting restricted stock unit.
•	SMB: organizations with less than 500 full-time equivalent employees.

2022 Proxy Statement	13

Helpful Resources

•	Governance Documents:

 www.investors.wework.com/governance/governance-documents

•	Audit Committee Charter
•	Compensation Committee Charter
•	Nominating & Corporate Governance Committee Charter
•	Corporate Governance Guidelines
•	Code Of Conduct & Ethics
•	Investor Relations / Financials & Filings:

 www.investors.wework.com

•	SEC Filings
•	Quarterly Results
•	Annual Reports & Proxy Statement

•	Environmental Social Governance: www.wework.com/info/impact

The information contained in, or that can be accessed through, our website is not a part of, or incorporated by reference in, this proxy statement.

Cautionary Note on Forward-Looking Statements

Certain statements made in this proxy statement may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “pipeline,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions.

Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties.

Although WeWork believes the expectations reflected in any forward-looking statement are based on reasonable assumptions, it can give no assurance that its expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks, uncertainties and other factors.

Such factors include, but are not limited to:

•	our financial and business performance;
•	the impact of the COVID-19 pandemic;
•	our projected financial information, anticipated growth rate, and market opportunity;
•	our ability to maintain the listing of our Class A Common Stock and public warrants on the New York Stock Exchange (“NYSE”);
•	our public securities’ potential liquidity and trading;
•	our ability to raise additional capital in the future;
•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;
•	our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business;
•	the impact of the regulatory environment and complexities with compliance related to such environment;
•	our ability to maintain an effective system of internal control over financial reporting;
•	our ability to grow market share in our existing markets or any new markets we may enter;
•	our ability to respond to changes in customer demand, geopolitical events or other disruptions, and general economic conditions;
•	the health of the commercial real estate industry;
•	risks associated with our real estate assets and increased competition in the commercial real estate industry;
•	our ability to manage our growth effectively;
•	our ability to achieve and maintain profitability in the future;
•	our ability to access sources of capital, including debt financing and securitization funding to finance our real estate inventories and other sources of capital to finance operations and growth;
•	our ability to maintain and enhance our products and brand and to attract customers;
•	our ability to manage, develop and refine our platform for managing and powering flexible work spaces and access to our customer base;
•	the success of strategic relationships with third parties;
•	the outcome of any known and unknown litigation and regulatory proceedings; and
•	the anticipated benefits of our partnerships with third parties.

2022 Proxy Statement	14

These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry as well as certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Forward-looking statements speak only as of the date they are made and are subject to a number of known and unknown risks, uncertainties and assumptions. WeWork discusses these and other risks and uncertainties in its annual and quarterly periodic reports and other documents filed with the U.S. Securities and Exchange Commission (the “SEC”), which you should consider and read carefully.

We operate in a very competitive and rapidly changing environment and have recently undergone significant changes at the executive and board levels and changes in our planned growth trajectory. New risks emerge from time to time. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this Proxy Statement, and our expected future levels of activity and performance, may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. As a result, you should not regard any of these forward-looking statements as a representation or warranty by us or any other person or place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

You should read this Proxy Statement and the documents that we reference in this Proxy Statement in its entirety and with the understanding that our actual future results may be materially different from our expectations. All of our forward-looking statements are qualified by the cautionary statements contained in this section and elsewhere in this Proxy Statement.

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Proxy Statement Summary

About WeWork	63%	26k

WeWork (NYSE: WE) was founded in 2010 with the vision to create environments where people and companies come together and do their best work. Since then, we’ve become one of the leading global flexible space providers committed to delivering technology-driven turnkey solutions, flexible spaces, and community experiences. For more information about WeWork, please visit us at wework.com.

	of the Fortune 100 are WeWork members 47% of physical memberships are enterprise	SMB member organizations 2.3k Enterprise member organizations

Global Footprint

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2021 in Review

January

- Awarded Bureau Veritas global certificate for COVID-19 health and safety efforts
- Expanded WeWork On Demand to a total of 17 U.S. markets

February

- Launched WeWork Growth Campus, investing £15M in resources for UK startups

March

- Announced Women For Tomorrow Initiative across the U.S. & Latin America in partnership with Women's Global Empowerment Fund and SoftBank
- WeWork Access memberships reached 15,000

April

- Completed franchise of Israel business to Ampa Group

May

- Signed a joint venture with SoftBank Latin America Fund to exclusively operate the WeWork brand in Mexico, Argentina, Brazil, Chile and Colombia

June

- Announced San Francisco as fourth city partnership to foster economic recovery, joining New York City, Washington, D.C., and Miami

July

August

- On Demand product expanded internationally, to a total of 47 cities globally
- Announced $150M strategic partnership with Cushman & Wakefield to deliver innovative flexible space operating platform
- Received U.S. federal government's first flexible coworking services contract
- Launched partnership with Hudson's Bay Company to power SaksWorks coworking offering

September

October

- Partnered with Ivanhoe Cambridge to open flexible space operating on WeWork Workplace at Place Ville Marie in Montreal
- Closed $1.3 billion Business Combination with Legacy BowX, WeWork began trading on the New York Stock Exchange

November

December

- WeWork Access memberships reached 45,000
- Completed secondary offering of $550m Senior Unsecured Notes previously held by SoftBank
- Physical Memberships reached 469,000, a 24% increase year over year and 104,000 Physical Memberships additions since April 2021

Nominees for the Board

					Standing Committees
Name	Age	Director Since	Primary Occupation	Independent	AC	CC	NCGC

Michel Combes	60	2020	Chief Executive Officer of SoftBank Group International

Bruce Dunlevie	65	2012	Founder and General Partner of Benchmark Capital

Saurabh Jalan	34	2022	Partner at SoftBank Group International

Véronique Laury	56	2021	Founder and Chief Executive Officer of Weee Consulting

Sandeep Mathrani	59	2020	Chairman and Chief Executive Officer of WeWork Inc.

Deven Parekh	52	2021	Managing Director of Insight Partners

Vivek Ranadivé	64	2021	Founder and Managing Director of Bow Capital Management LLC and Owner and Chairman of the Sacramento Kings

Kirthiga Reddy	50	2020	Co-Founder of the F7 Ventures seed fund

Jeffrey Sine (FE)	67	2019	Co-Founder and Partner of The Raine Group

AC - Audit Committee	- Chair
CC - Compensation Committee	- Member
NCGC - Nominating and Corporate Governance Committee	- Lead Independent Director
FE - Financial Expert	- Chairman

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Corporate Governance Highlights

Our commitment to effective corporate governance is illustrated by the following practices:

What we do

●	Fully independent Committees

●	Lead Independent Director with strong and significant governance duties, including presiding at executive session and calling meetings of the independent directors

●	Annual elections for all directors (subject to the Company’s Stockholders Agreement discussed in the section titled “Other Governance Matters – Stockholders Agreement”)

●	Non-management directors regularly meet in executive session without management at the Board and Committee meetings

●	Thoughtful Board and Committee annual self-evaluation process

●	Proudly have a diverse Board in which 22% are women, 56% are of diverse background and the average age is 56 years old

●	Compensation structure designed to discourage excessive risk taking

What we don’t do

●	Allow hedging of WeWork stock by directors or employees

●	Allow pledging of WeWork stock by directors or employees for margin loans or similar speculative transactions

●	Have a stockholder rights plan or poison pill

●	Have a classified Board

,

Voting Agenda

Proposal 1

Election of Directors

The Board recommends a vote FOR each of the director nominees listed in this proxy statement, to hold office until the 2023 annual meeting of stockholders and until their successors are elected.

Our Board recommends a vote FOR each nominee See page 21 for more information

Proposal 2

Advisory Vote to Approve 2021 Named Executive Officer Compensation

The Board recommends a vote FOR the approval, on a non-binding advisory basis, of the 2021 compensation of our named executive officers (the “say-on-pay vote”).

Our Board recommends a vote FOR the say-on-pay vote See page 63 for more information

Proposal 3

Advisory Vote on the Frequency of Future Advisory Votes on Our Named Executive Officer Compensation

The Board recommends a vote FOR the approval, on a non-binding advisory basis, of future stockholder advisory votes on named executive officer compensation to be held every year (the “say-on-frequency vote”).

Our Board recommends a vote FOR an annual say-on-frequency vote See page 64 for more information

Proposal 4

Ratification of Appointment of Independent Registered Public Accounting Firm

The Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

Our Board recommends a vote FOR the ratification of Ernst & Young LLP See page 65 for more information

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Proposal 1 — Election of Directors

Our Board has nominated the nine nominees listed below for election at the 2022 Annual Meeting. Each of the director nominees currently serves on the Board. The current term of all directors will expire at the 2022 Annual Meeting, and the board has nominated each of these individuals for a new one-year term that will expire at the 2023 annual meeting of stockholders when their successors are elected.

Each of the director nominees identified in this proxy statement has consented to being named as a nominee in our proxy materials and has accepted the nomination and agreed to serve as a director if elected by our stockholders. If any nominee becomes unable or for good cause unwilling to serve between the date of the proxy statement and the 2022 Annual Meeting, the Board may designate a new nominee (subject to the terms of the Company’s Stockholders Agreement), and the persons named as proxies will vote on that substitute nominee. Certain stockholders have agreed, pursuant to the terms of the Company’s Stockholders Agreement, to vote their shares in favor of each of the nine directors listed below, other than Mr. Ranadivé who was initially nominated by BowX Sponsor, LLC (the “Sponsor”) to serve on the Board; the Sponsor no longer has a right to nominate a director candidate under the Stockholders Agreement. The Stockholders Agreement is further described below in the section titled “Other Governance Matters – Stockholders Agreement”.

Director Nominees

The Board recommends a vote FOR each of the following director nominees to hold office until the 2023 annual meeting of stockholders and until their successors are elected.

Name	Age	Position

Michel Combes	60	Director

Bruce Dunlevie	65	Lead Independent Director

Saurabh Jalan	34	Director

Véronique Laury	56	Director

Sandeep Mathrani	59	Chairman and CEO

Deven Parekh	52	Director

Vivek Ranadivé	64	Director

Kirthiga Reddy	50	Director

Jeffrey “Jeff” Sine	67	Director

Director Qualifications and Diversity. The nominees for the Board offer a diverse range of skills and experience in relevant areas, including leadership and board experience at other companies and organizations, bringing to our Board an understanding of varying business objectives and strategies. We believe each nominee is highly qualified with unique experiences that benefit the Company, and our Board seeks to achieve diversity of age, gender, race, and ethnicity among members with the objective of recommending a group that can best support the success of the business and stockholder interests based on the group’s diversity of experience. Detailed information on each nominee’s qualifications and relevant experience is provided on the following pages. The Company is proud to have a diverse Board: 22% are women, 56% are of diverse backgrounds and the average age is 56 years old. The Company’s policies and practices with respect to board diversity are further described below in the section titled “Board Operations - Corporate Governance Policies and Practices - Board Diversity”.

Michel Combes

Michel Combes has served as a director of WeWork since September 2020. He is currently the Chief Executive Officer of SoftBank Group International and previously served as President from April 2020 to January 2022. He serves on several boards of directors of SoftBank portfolio companies, as well as the boards of Philip Morris International, Etisalat and Assystem SA. Prior to joining SoftBank, Mr. Combes was President and Chief Executive Officer of Sprint. He also previously served on the board of directors of Sprint and F5 Networks Inc. Mr. Combes joined Sprint in January 2018 as President and Chief Financial Officer, responsible for leading Sprint’s financial operations, strategy, and continued cost transformation. He is a proven veteran in the

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telecommunications industry with 30 years of experience. He serves on the board of CTIA, a national trade association representing the wireless communications industry in the United States. Before Sprint, Mr. Combes was Chief Executive Officer – and previously Chief Operating Officer – of Altice, as well as Chairman and Chief Executive Officer of SFR Group. Prior to joining Altice in September 2015, Mr. Combes was Chief Executive Officer of Alcatel-Lucent, beginning in April 2013. Other leadership positions included Chief Executive Officer of Vodafone Europe, Chairman and Chief Executive Officer of TDF Group, and Chief Executive Officer and Senior Vice President of France Telecom. Mr. Combes is a graduate of École Polytechnique, Télécom ParisTech and Paris Dauphine University. We believe Mr. Combes is a valuable member of our Board given his management experience.

Bruce Dunlevie

Bruce Dunlevie has served as a director of WeWork since July 2012 and has served as our lead independent director since October 2021. Mr. Dunlevie is a seasoned veteran of venture capital with more than 30 years of experience in high-tech investing. He is a founding partner of Benchmark Capital, a venture capital firm, and has been a general partner of the firm since 1995. He currently also serves as Lead Independent director of One Medical Group, Inc., and has previously served as a member of the boards of directors of ServiceSource International, Inc. and Marin Software Incorporated. Mr. Dunlevie earned a Bachelor of Arts in History and English from Rice University and a Master of Business Administration from the Stanford Graduate School of Business. We believe Mr. Dunlevie’s experience in venture capital and technology makes him a valuable member of our Board.

Saurabh Jalan

Saurabh Jalan has served as a director of WeWork since March 2022. He is currently a Partner with the Investments Team at SoftBank Group International, where he is responsible for oversight of large, global investments on behalf of SoftBank Group. Prior to joining SoftBank in 2015, Mr. Jalan was with AEA Investors, a middle-market private equity firm, based in London and prior to that with Silver Lake Partners, a technology focused private equity firm, based in New York and London. Mr. Jalan currently serves on the board of Snapdeal. Mr. Jalan earned a Bachelor of Science in Economics from the Wharton School and a Bachelor of Applied Sciences from the School of Engineering & Applied Sciences at the University of Pennsylvania. We believe Mr. Jalan is a valuable member of the Board given his extensive experience in technology and private equity investing.

Véronique Laury

Véronique Laury has served as a director of WeWork since October 2021. She is the founder and Chief Executive Officer of Weee Consulting. Prior to founding Weee Consulting in 2019, Ms. Laury served as the Chief Executive Officer of Kingfisher plc, an international home improvement company across Europe operating under several brands including: B&Q, Castorama, Brico Dépôt, Screwfix and Koçtaş. Ms. Laury spent over 16 years building her career at Kingfisher plc. Over the course of her career, Ms. Laury held several leadership roles including serving as Commercial Director at both B&Q and Castorama, where she also served as Chief Executive Officer. Ms. Laury currently serves on the board of directors of Inter IKEA Holding B.V., Eczacıbaşı, Tarkett and Sodexo. She also serves as a member of the Remuneration Committee and the Environmental, Social and Governance (ESG) Committee at Eczacıbaşı, the ESG Committee at Tarkett and the Audit Committee at Sodexo. We believe Ms. Laury is a valuable member of our Board given her management experience.

Sandeep Mathrani

Sandeep Mathrani, WeWork’s Chief Executive Officer, has served as CEO and a director of WeWork since February 2020, and as Chairman of the Board since March 2022. Mr. Mathrani most recently served as Chief Executive Officer of Brookfield Properties’ Retail Group and Vice-Chairman of Brookfield Properties from 2018 to 2020. Prior to that, he served as Chief Executive Officer of GGP Inc. for eight years, during which the company was recapitalized in November 2010, experienced eight years of growth, and in August 2018 was sold to Brookfield Property Partners. Prior to joining GGP in 2010, Mr. Mathrani was President of Retail for Vornado Realty Trust, where he oversaw the firm’s U.S. retail real estate division and operations in India comprised principally of office properties. Before that, he spent eight years as Executive Vice President at Forest City Ratner, where he was tasked with starting and growing a new platform of retail properties across the five boroughs of New York City. Mr. Mathrani currently serves as a member of the board of directors of Dick’s Sporting Goods, Tanger Factory Outlet Centers, Inc., and Bowlero Corporation, and also serves on the Management Committee of WeWork Capital Advisors LLC. Previously, Mr. Mathrani served as a member of the board of directors of Host Hotels & Resorts, Inc. and was the 2019 Chair of NAREIT. He also served on the executive board and board of trustees for the International Council of Shopping Centers (ICSC). Mr. Mathrani earned a Bachelor of Engineering, a Master of Engineering and a Master of Management Science from Stevens Institute of Technology. We believe Mr. Mathrani is a valuable member of our Board given his distinguished career experience.

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Deven Parekh

Deven Parekh has served as a director of WeWork since October 2021. He has served as Managing Director at Insight Partners since 2000. Mr. Parekh currently serves as Chairman of the Board of Directors for Appriss and EveryAction, and as a member of the boards of directors for Appriss, IAD, Calm, Candy, Corelogic, Fanatics, Diligent, Distrokid, DriveWealth, Within3, Checkout.com, PDI, Community Brands, Corvus, Vinted, TetraScience, Chrono24, and ELLKAY. Previously, he worked for Berenson Minella & Company and The Blackstone Group. Mr. Parekh also serves as a member on the Board of Directors of the Carnegie Endowment for International Peace, the Board of Trustees of NYU Langone Health, and the Board of Directors of the Tisch MS Research Center of New York. He was nominated and confirmed by the U.S. Senate to serve on the boards of the U.S. International Development Finance Corporation and of the agency’s predecessor, the Overseas Private Investment Corporation Board. Mr. Parekh also served on the Advisory Board of the Export-Import Bank of the United States and was a member of the Technological Advisory Council of the Federal Communications Commission. He has previously served on the Board of Trustees and Executive Committee of the Ethical Culture Fieldston School, and he is Chairman Emeritus of the Board of Publicolor. Mr. Parekh earned a Bachelor of Science in Economics from the Wharton School at the University of Pennsylvania. We believe Mr. Parekh is a valuable member of our Board given his management experience.

Vivek Ranadivé

Vivek Ranadivé has served as a director of WeWork since October 2021. He previously served as the Chairman and Co-Chief Executive Officer of Legacy BowX and has served as the Founder and Managing Director of Bow Capital Management LLC and its affiliated funds since 2016. Mr. Ranadivé has been the owner and Chairman of the Sacramento Kings since 2013. He founded his first company, Teknekron Software Systems, Inc., in 1986 to develop and apply software to financial trading floors. After selling Teknekron to Reuters PLC in 1994, he went on to found and spin-out TIBCO Software Inc. as a separate company in 1997. TIBCO completed its initial public offering in 1999 and was subsequently sold to Vista Equity Partners in 2014 for $4.3 billion. As Chairman and Chief Executive Officer, Mr. Ranadivé built TIBCO into a leading provider of middleware software that became the central data nervous system for many of the world’s largest companies and government agencies. Mr. Ranadivé became involved in NBA basketball first as Vice Chairman of the Golden State Warriors. Mr. Ranadivé formerly served on the boards of directors of Nielsen, a global media company, and WebEx, a telecommunications company, prior to its sale to Cisco. Mr. Ranadivé holds a Bachelor of Science and a Master of Arts in Electrical Engineering from the Massachusetts Institute of Technology and a Master of Business Administration from Harvard Business School where he graduated as a Baker Scholar. We believe Mr. Ranadivé’s distinguished career experience makes him a valuable member of our Board.

Kirthiga Reddy

Kirthiga Reddy has served as a director of WeWork since February 2020. She brings over 20 years of experience leading technology-driven transformations. She is a co-founder of the F7 Ventures seed fund and President Athena Tech II SPAC. Previously, she was a partner at SoftBank Investment Advisers from 2018 to 2021, where she focused on frontier, enterprise and health tech investments. She was Managing Director, Facebook India and South Asia for over six years, starting as their first employee in India in 2010. Her subsequent experiences at Facebook focused on emerging and high-growth markets including Mexico, Brazil, Indonesia, South Africa and the Middle East. Ms. Reddy serves on the board of directors for Pear Therapeutics. She previously served on the board of directors of Collective Health and of Fungible. Ms. Reddy also serves on the Investment Committee for Emerge, a global accelerator for brilliant companies led by underrepresented founders and chair of the Stanford Business School Management Board. She holds a Master of Business Administration from Stanford University, where she graduated with highest honors as an Arjay Miller Scholar, a Master of Science in Computer Engineering from Syracuse University and a Bachelor of Engineering in Computer Science from Marathwada University, India. She has been recognized multiple times as one as Fortune India’s “Most Powerful Women” and as Fast Company’s “Most Creative People in Business” among other recognitions. We believe Ms. Reddy’s extensive experience in technology makes her a valuable member of our Board.

Jeffrey “Jeff” Sine

Jeffrey Sine has served as a director of WeWork since October 2019. He is a co-founder and partner of The Raine Group since 2009. Prior to founding Raine, Mr. Sine was Vice Chairman and Global Head of Technology, Media & Telecom Investment Banking at UBS Investment Bank from 2001 to 2009 and was named a board member in 2003. Prior to that, Mr. Sine was Global Head of Media Investment Banking at Morgan Stanley. Prior to Morgan Stanley, Mr. Sine was an attorney at Sullivan & Cromwell LLP in New York and London. Mr. Sine is a current or past board member of The Manhattan Theatre Club, The International Radio and Television Society, The Museum of Television and Radio Media Center, National Public Radio (NPR), The USC Annenberg School of Communication/Law Center Joint Venture, ITHAKA, Educational Testing Service, Univision and American University. He has also produced many plays and musicals over the past two decades on Broadway and in London’s West End, and is a three-time Tony Award Winner. Mr. Sine earned a Bachelor of Arts from American University and a Juris Doctorate from the University of Southern California. We believe Mr. Sine is a valuable member of our Board given his broad experience and financial expertise.

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Other Governance Matters

Stockholders Agreement

On October 20, 2021, in connection with the consummation of the Business Combination, we entered into a stockholders agreement with the Sponsor, SB WW Holdings (Cayman) Limited, SVF Endurance (Cayman) Limited (“SVF”) and Benchmark Capital Partners VII (AIV), L.P. (the “Stockholders Agreement”). So long as each party continues to hold a specified amount of our Class A common stock, each such stockholder will have the right to designate for nomination by the Board the number of candidates for election to the Board specified in the Stockholders Agreement. After the closing of the Business Combination, the Sponsor transferred its shares to non-affiliated third parties and is no longer entitled to designate a nominee to the Board.

The Stockholders Agreement also provides that (i) so long as certain Insight Partners stockholders continue to hold a specified amount of Class A common stock, then Insight Partners has the right to designate a director and (ii) so long as certain Starwood Capital Group stockholders continue to hold a specified amount of Class A common stock, then Starwood Capital Group has the right to designate a Board observer. Each of our current directors was initially appointed to our Board pursuant to the provisions of the Stockholders Agreement. The parties to the Stockholders Agreement have agreed to vote their shares in favor of the director nominees listed above, other than Mr. Ranadivé who was initially nominated by the Sponsor to serve on the Board; due to the transfer of shares described above, the Sponsor no longer has a right to nominate a director candidate pursuant to the Stockholders Agreement. The shares subject to the Stockholders Agreement represent more than a majority of the voting power of the Company as of the Record Date.

Board Leadership Structure

Our corporate governance guidelines do not require the chairman of our Board to be independent, and the roles of chairman of the Board and CEO need not be held by separate persons. However, if the chairman is not independent, our corporate governance guidelines provide that our independent directors will designate one of the independent directors to serve as a lead independent director. The lead independent director:

•	serves as a liaison between our management and our independent directors;

•	facilitates discussion and open dialogue among the independent directors;

•	presides at executive sessions and calls meetings of the independent directors;

•	works with the chairman to develop and approve board meeting agendas, materials and schedules; and

•	ensures availability for consultation and direct communication with our major stockholders, if requested and in coordination with management.

Mr. Dunlevie currently serves as the lead independent director of our Board. Our independent directors have determined that Mr. Mathrani, our CEO, is qualified to serve as chairman, and the Board believes that the partnership between Mr. Dunlevie, and Mr. Mathrani strikes an appropriate balance between consistent leadership and independent and effective oversight that is optimal for the Company and our stockholders. The Board believes that the safeguards described above ensure independent and effective oversight of management and of the Company.

SoftBank Proxy

Our Second Amended and Restated Certificate of Incorporation provides that, if at any meeting of our stockholders the aggregate number of voting securities held by certain entities affiliated with SVF Cayman and SB Global Advisers Limited (“SBGA” and, together with SVF Cayman, the “SoftBank Holders”) would otherwise represent more than 49.90% of the voting securities present (in person or by proxy) at such meeting with respect to any vote or election submitted to stockholders of the Company for approval (each, a “Stockholder Vote”), then the SoftBank Holders shall only be entitled to vote 49.90% of the voting securities present (in person or by proxy) and voting in such Stockholder Vote, with SBGA not voting the minimum number of its shares of Class A common stock (such minimum number of shares, the “Subject Shares”) as is required to reduce the combined voting power exercised by the SoftBank Holders to no more than 49.90% (rounded down to the nearest whole share) of the voting securities present (in person or by proxy) and voting at such Stockholder Vote. SBGA has appointed an executive of the Company as its attorney and proxy, to the full extent of its voting rights with respect to the Subject Shares in such applicable Stockholder Vote, to vote all the Subject Shares in proportion to the votes cast by the stockholders of the Company (other than the SoftBank Holders) in such Stockholder Vote. SBGA has retained all economic and all other non-voting rights, powers and preferences in the Subject Shares.

Other Board Observers

On October 13, 2021, DTZ Worldwide Limited (UK) (“Cushman & Wakefield”) and the Company entered into an agreement pursuant to which Cushman & Wakefield provided $150,000,000 in a non-dilutive backstop equity facility to the Company. So long as Cushman & Wakefield continues to hold a specified amount of our Class A common stock, it has the right to designate a board observer. As further described below in the section titled “Certain Relationships and Related Party Transactions - Tender Offer and Settlement Agreement,” so long as Adam Neumann continues to hold a specified amount of our Class A common stock, Mr. Neumann also has the right to designate a board observer.

Delinquent Section 16(a) Reports

To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations to us, we believe that during the fiscal year ended December 31, 2021 all filing requirements applicable to the Company’s officers, directors and greater than 10% beneficial owners pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) were complied with, except that certain individuals or entities were not timely in filing their Initial Statement of Beneficial Ownership of Securities on Form 3. On November 1, 2021, a Form 3 for the related entities SB Investment Advisers (UK) LTD, SVF Endurance (Cayman) Ltd, and SoftBank Vision Fund was filed late, as was a Form 3 for the related entities SB Global Advisers Ltd, SVF II Aggregator (Jersey) L.P., SoftBank Vision Fund II-2 L.P., SVF II WW Holdings (Cayman) Limited, SVF II WW (DE) LLC, SVF II Holdings (DE) LLC, and a Form 3 for each of Marcelo R. Claure and Michel Combes. On November 2, 2021, a Form 3 for the related entities and individuals Benchmark Capital Management Co. VII, L.L.C, Benchmark Capital Partners VII (AIV), L.P., Benchmark Founders’ Fund VII, L.P., and Benchmark Founders’ Fund VII-B, L.P., Matt Cohler, Bruce W. Dunlevie, Peter H. Fenton, J. William Gurley, Kevin R. Harvey, Mitchell H. Lasky and Steven M. Spurlock, was filed late. On November 8, 2021, a Form 3 for WE Holdings LLC and Adam Neumann was filed late. On November 23, 2021, a Form 3 for Deven Parekh was filed late. In addition, Mr. Parekh was not timely in the filing of a Statement of Changes in Beneficial Ownership on Form 4 during the fiscal year ended December 31, 2021.

Vote Required and Recommendation of the Board

To be elected, each director nominee requires a plurality of votes properly cast of the shares of Class A common stock and Class C common stock, voting together as a single class (i.e., the nine director nominees receiving the highest number of “FOR” votes will be elected). Abstentions and “broker non-votes” will have no effect on the outcome of the vote.

Our Board recommends a vote “FOR” each of the director nominees listed above.

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Board Operations

Corporate Governance Policies and Practices

We strive to maintain strong governance policies and practices that support the Company’s success and ability to generate long-term stockholder value. The Board is deeply involved in the Company’s strategic planning process, leadership development, succession planning, and oversight of risk management.

Corporate Governance Guidelines

Our corporate governance guidelines are the foundation of our commitment to effective corporate governance. The Nominating and Corporate Governance Committee is charged with reviewing the corporate governance guidelines periodically and recommending amendments to our Board as appropriate. The corporate governance guidelines outline the responsibilities, operations, qualifications, and composition of our Board, among other matters, and are subject to the Stockholders Agreement described above. The corporate governance guidelines are posted on the Investors page of our website, www.investors. wework.com/governance. We intend to disclose on our website any amendments of our corporate governance guidelines.

Code of Conduct & Ethics

We have adopted a Code of Conduct, which is posted on the Investors page of our website, www.investors.wework.com/ governance. We will disclose on our website any amendments to our Code of Conduct and any waivers granted to our executive officers or directors.

Committees of the Board

We currently have a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, each of which operates under a written charter. Our corporate governance guidelines and committee charters require all members of the Audit,

Compensation and Nominating and Corporate Governance Committees to be independent. Each of our committee charters are posted on the Investors page of our website, www.investors.wework. com/governance. The Nominating and Corporate Governance Committee recommends committee composition and committee chairs to the Board at least annually.

Additional Board Service

We discourage directors from serving as (i) a director of more than one other public company board if such director is also an executive officer of a public company or (ii) a director of more than three other public company boards. Our corporate governance guidelines provide that no member of the Audit Committee may serve simultaneously on the audit committees of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Audit Committee.

The Nominating and Corporate Governance Committee must consider the number of other public company boards and other boards (or comparable governing bodies) on which a prospective nominee or a director is a member. Directors must provide prior written notice to the chairperson of the Nominating and Corporate Governance Committee of any proposed service on the board of directors of a public or private company.

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Board and Committee Performance Evaluations

Our Board is focused on ensuring the right mix of skills, background, experience, and age, gender, racial and ethnic diversity is represented on the Board and its committees. One critical element of this process is our evaluation process. The Nominating and Corporate Governance Committee oversees this process and, at least annually, will report to our Board regarding the performance and effectiveness of the Board and each committee. Using the results of these evaluations as a guide, the Nominating and Corporate Governance Committee will deliver to the Board a report setting forth the results of its evaluation, including any recommended amendments to the Nominating and Corporate Governance Committee’s charter and any recommended changes to the Company’s or the Board’s policies or procedures. This evaluation process provides the Board and each director with valuable insight into the performance of the Board as well as areas where the Board can improve.

Role of our Board in Succession Planning

Our Board is responsible for succession planning for the Chief Executive Officer position, while the Compensation Committee is responsible for succession planning for the other executive officer positions.

Prohibition on Hedging and Pledging Shares

Our insider trading policy prohibits our directors and employees from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan and from engaging

(directly or indirectly) in hedging transactions (including but not limited to collars, equity swaps, exchange funds, and prepaid variable forward sale contracts), or otherwise engaging in transactions that hedge or offset or are designed to hedge or offset, any decrease in the market value of Company securities.

Board Diversity

Under our corporate governance guidelines, diversity is one critical factor that the Nominating and Corporate Governance Committee considers when evaluating the composition of our Board, amongst other critical selection criteria, including (i) experience, (ii) skills, (iii) expertise, (iv) personal and professional integrity, (v) character, (vi) business judgment, (vii) time availability in light of other commitments, (viii) dedication, and (ix) potential conflicts of interest.

Our Board is committed to including individuals from diverse backgrounds as part of its director refreshment and executive officer succession planning process. In addition, each director contributes to the Board’s overall diversity by providing a variety of perspectives based on distinct personal and professional experiences and backgrounds.

Director Tenure

Our corporate governance guidelines require that our Board of Directors consider the mix of tenures on the Board when assessing its composition.

Director Independence Determination

Our Board has determined that, applying the standards adopted by the New York Stock Exchange (“NYSE”), each of Bruce Dunlevie, Véronique Laury, Deven Parekh, Vivek Ranadivé and Jeffrey Sine is independent. Our Board has determined that each of Michel Combes, Saurabh Jalan, Sandeep Mathrani and Kirthiga Reddy is not independent.

Committees of the Board

To support effective governance, our Board delegates certain of its responsibilities to committees. We have three standing Committees—the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee (each as described below)—and may from time to time form other committees. The committee charter for each of the three standing Committees is available on the Investors section of our website, www.investors.wework.com.

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Committee Composition

Name	Audit	Nominating and Corporate Governance	Compensation

Michel Combes

Bruce Dunlevie (Lead Independent Director)

Saurabh Jalan

Véronique Laury

Sandeep Mathrani (Chairman)

Deven Parekh

Vivek Ranadivé

Kirthiga Reddy

Jeffrey Sine

- Committee Chair
- Committee Member
- Independent Director

Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibility relating to, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•	discussing with our independent registered public accounting firm the Audit Committee’s independence from management;

•	reviewing with our independent registered public accounting firm the scope and results of the Audit Committee’s audit;

•	pre-approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

•	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

•	reviewing related party transactions; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Jeffrey Sine, the chair of the Audit Committee, qualifies as an “audit committee financial expert” as defined by the SEC and each member qualifies as “financially literate” as required by the corporate governance rules of the NYSE. Each of the members of the Audit Committee is independent within the meaning of applicable SEC rules and the corporate governance rules of the NYSE.

Compensation Committee

The Compensation Committee assists the Board in the following functions, among others:

•	annually reviewing and approving the individual and corporate goals and objectives for our executive officers other than the CEO and recommending such goals and objectives to the Board for the CEO;

•	establishing, reviewing, and approving salaries, bonuses, and other compensation for our executive officers other than the CEO and recommending such compensation to the Board for the CEO;

•	reviewing and approving executive compensation agreements and any material amendments other than for the CEO and recommending such agreements or amendments to the Board for the CEO;

•	reviewing and approving incentive compensation plans and grants for our executive officers other than the CEO and recommending such compensation to the Board for the CEO;

•	periodically reviewing our stock ownership guidelines and assessing compliance with such guidelines;

•	periodically reviewing and recommending to the Board the type and amount of compensation to be paid to directors; and

•	considering the results of stockholder advisory votes on executive compensation and the frequency of such votes.

Each of the members of the Compensation Committee is independent within the meaning of applicable SEC rules and the corporate governance rules of the NYSE.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board in the following functions, among others:

•	periodically reviewing, at least annually, our corporate governance guidelines and recommending changes as appropriate;

•	identifying, interviewing, and recruiting individuals to become members of the Board and evaluating the independence of each director and director candidate at least annually;

•	periodically reviewing and making recommendations to the Board regarding the size of the Board and of its committees;

•	evaluating and recommending to the Board at least annually each committee’s composition;

•	overseeing the annual evaluation process for the Board and each committee;

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•

overseeing our corporate responsibility initiatives and conducting a periodic review of matters related to ESG matters, including overall ESG strategy, stakeholder engagement and reporting, and sustainability initiatives;

•	considering stockholder proposals and recommending actions on such proposals; and

•	considering and approving requests by directors or officers to serve on boards of directors of other companies.

Each of the members of the Nominating and Corporate Governance Committee is independent within the meaning of applicable SEC rules and the corporate governance rules of the NYSE.

Meetings of the Board and Standing Committees and Non-Management Directors

Our Board, and the Audit and Compensation Committees, meet at least quarterly and our Nominating and Corporate Governance Committee meets at least bi-annually in accordance with the Company’s amended and restated Bylaws and the Committee’s charters. In 2021 prior to the Closing of the Business Combination, Legacy BowX’s board of directors met eight times and the audit committee met five times. Each director who then served on the Legacy BowX board of directors or audit committee attended 100% of the applicable meetings. In 2021 following the Closing of the Business Combination, the Company’s Board met one time, the Audit Committee met two times, and each of the Compensation Committee and the Nominating and Corporate Governance Committee met one time. Each director who then served on the Company’s Board attended 100% of the meetings of the Board and applicable Committees. Under our corporate governance guidelines, all directors are expected to attend the Company’s annual meeting of stockholders. Our Board and each Committee also regularly hold executive sessions without management present.

Board Oversight and Our Board’s Role in Risk Oversight

We seek to align our approach to risk-taking with our business strategy by encouraging innovation while managing to an appropriate level of risk. Our commitment to developing new products and services inherently involves significant risk. The Company’s senior management has the responsibility to develop and implement the Company’s strategic plans and to identify, evaluate, manage, and mitigate the risks inherent in those plans. It is the responsibility of the Board to oversee the development and execution of the Company’s strategic plans and to understand the associated risks and the steps that senior management is taking to manage and mitigate those risks. The Board takes an active approach to its role in overseeing the development and execution of the Company’s business strategies as well as its risk oversight role.

This approach is bolstered by the Board’s leadership and committee structure, which ensures the full Board properly considers and evaluates potential enterprise risks. In addition, the Board has delegated certain risk management oversight responsibilities to specific Board committees, each of which reports regularly to the full Board.

Specifically, our Board has responsibility for overseeing the strategic planning process and reviewing and monitoring management’s execution of our corporate and business plans, and each committee is responsible for oversight of specific risk areas relevant to their respective charters. A transparent dialogue among our Board, committees, and senior management is essential to the Board’s oversight role, and, to this end, our Board and its standing committees intend to regularly conduct meetings with risk management experts and our senior officers responsible for risk oversight, including our CEO, CFO and CLO.

Cybersecurity Oversight

Safeguarding our critical networks and the information that our users share with us is vital to our business. Our Board oversees our efforts to address cybersecurity risk. Our Chief Information Security Officer provides periodic reports to the Board and is responsible for safeguarding our networks, including conducting threat environment and vulnerability assessments, managing any cyber incidents, evaluating the cybersecurity implications of our products and offerings, and coordinating management’s efforts to monitor, detect, and prevent cyber threats. In addition, our Information Security organization is charged with designing, and maintaining enterprise systems that minimize risk and improve the overall security posture of WeWork and member businesses, detecting and responding to incidents, and identifying risks for custom integrations to ensure the secure handling of member data. WeWork has implemented, and continually enhances, robust data privacy practices and policies intended to ensure compliance with fast-evolving U.S. and global regulations governing the use and protection of personal data. As part of our corporate training programs, we also require employees to participate in cybersecurity training.

Committee Oversight

As mentioned above, our Board has delegated the management of certain risks to our Board committees. Our committee charters and risk management policies set forth the following risk-related responsibilities.

Our Board is responsible for succession planning for the Chief Executive Officer position, while the Compensation Committee is responsible for succession planning for the other executive officer positions. The Compensation Committee also review compensation-related risks and reviews compensation-related risks for the Company’s employees, including whether incentive

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and other forms of pay encourage unnecessary or excessive risk taking. At least annually, the Compensation Committee reviews and discusses the relationship between risk management policies and practices, corporate strategy and the Company’s compensation arrangements.

The Nominating and Corporate Governance Committee oversees the Company’s ESG matters, including environmental sustainability, political contributions and lobbying activities. In addition, if there is a vacancy on the Board, the Nominating and Corporate Governance Committee is responsible for identifying, interviewing, recruiting, and performing due diligence on the potential Board member candidates subject to the Stockholders Agreement. At least annually, the Nominating and Corporate Governance Committee reviews the risks associated with the Company’s corporate governance framework and provides recommendations to the Board as appropriate.

The Audit Committee is responsible for the guidelines and policies governing the process by which senior management and the relevant departments of the Company, including the internal audit function, assess and manage the Company’s exposure to risk, financial and otherwise, and the steps management has taken to monitor and control such exposures. The Audit Committee discusses the same on a quarterly basis. The Audit Committee periodically reviews with the CEO, the CFO, and our independent auditor, any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Audit Committee regularly holds executive sessions, and engages in direct dialogues with our independent auditor without management present. Additionally, the Audit Committee reviews the Company’s program to monitor compliance with our Code of Conduct and meets periodically with the CLO (who is also our Chief Compliance Officer) to discuss compliance with the Code of Conduct.

ESG Oversight

At WeWork, we are committed to supporting our people, our communities and our environment. The Nominating and Corporate Governance Committee oversees the Company’s ESG matters, and we have formed a cross-functional group of senior employees (the “ESG committee”) to support our ongoing commitment to environment, health, safety, corporate social responsibility, governance, sustainability, and public policy matters. Our CEO is the executive sponsor of the ESG committee, and the committee is tasked with setting our framework for developing, implementing, and monitoring ESG initiatives, overseeing communications, and assessing legal and market developments relating to ESG matters.

We have identified the following pillars to guide our commitment to the ESG issues of greatest significance to our business and stakeholders:

Putting people first	Through programs and partnerships focused on learning, health, and opportunity, we aim to positively impact people worldwide by:
• Providing spaces to underserved communities
• Championing learning and opportunity
• Promoting health and well-being
• Supporting our local communities

Improving the planet	By embracing sustainable strategies and best practices, we’re committed to creating greener, more eco-friendly spaces by:
• Working to become operationally carbon neutral
• Prioritizing renewable energy sources
• Focusing on responsible resource use
• Encouraging sustainability within our supply chain

Guided by principles	Transparency, accountability, and integrity are our foundation as we strive to build sound operations and an inclusive environment through:
• Encouraging growth by offering training courses across all levels
• Living up to our code of conduct and policies
• Providing meaningful benefits and support programs
• Embedding inclusion, diversity, equity, and advancement across our business

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Human Capital Management

We recognize that people power our business and are at the center of all that we do. We have extraordinarily talented and dedicated employees all across the world who are dedicated to serving our members and advancing our mission. As of December 31, 2021, we had approximately 4,400 employees, of which approximately 2,200 were located in the United States. A small portion of our employees outside of the United States are represented by a labor union or workers’ council and covered by collective bargaining agreements.

At WeWork, we also provide a competitive compensation package, with our base salary, cash bonus incentives and equity based awards designed to align with the market and delivered to employees based on eligibility and performance specific to their role. We provide a broad suite of market specific well-being programs for employees and their families, including company subsidized medical benefits, retirement/financial planning, work/life resources, paid leaves and mental health support, in addition to a range of personal and professional development opportunities, such as in-role training, live virtual sessions and access to on-demand learning resources.

We aim to create a workforce that promotes inclusion and fosters diversity. Our inclusion and diversity strategy focuses on proactively creating forums and designing resources to foster a culture of conversation, delivering training programs to increase understanding and change behaviors, and taking deliberate actions that strengthen our diversity pipeline. We support these initiatives through our inclusion and diversity governance structure, which includes a Global Diversity Leadership Council composed of executives and senior leaders, as well as an Office of Inclusion that sets our global inclusion & diversity strategy and supports our voluntary employee-led employee community groups.

In addition to a diverse workforce, diversity is one of several critical factors in addition to experience and perspective that the Nominating and Corporate Governance Committee considers when evaluating the composition of our board of directors and our annual self-evaluations to assess performance and effectiveness. The Company’s policies and practices with respect to board diversity are further described above in Proposal 1 - Board Qualifications and Diversity and Corporate Governance Policies and Practices - Board Diversity.

Policies and Procedures for Transactions with Related Persons

Our Board recognizes that transactions with related parties can present potential or actual conflicts of interest, and may raise questions as to whether those transactions are consistent with our best interests and the best interests of our stockholders. Therefore, our Board has adopted a written policy on transactions with any related party, which is defined as any person who, since the beginning of our last fiscal year, is, or at any time was, a director, executive officer or nominee for director, any beneficial owner of more than 5% of any class of our capital stock, any of their immediate family members, and any entity in which the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Under the policy, a related party must promptly disclose to our Chief Legal Officer or certain other members of management (A) any transaction in which WeWork was, is or will be a participant and that related party had, has or will have a direct or indirect interest and (B) all material facts. Management then will make an initial assessment as to whether the transaction constitutes a related party transaction that would be reportable by WeWork pursuant to Item 404(a) of Regulation S-K, in which case the transaction would require approval by either a majority of the independent members of our Board who are disinterested with respect to such transaction or the majority of the members of our Audit Committee.

In 2021, our Board also formed a special committee of independent directors to review, evaluate and negotiate certain transactions involving SoftBank Group Corp., SoftBank Vision Fund (AIV M1) L.P. and/or one or more of their respective affiliates (collectively, “SoftBank”) given SoftBank’s ownership interests in the Company and representation on our board.

Certain Relationships and Related Person Transactions

Other than the executive officer and director compensation arrangements discussed in the sections titled “Director Compensation” and “Executive Compensation”, and compensation to other executive officers that would have been disclosed in that section if any such executive officers had been a NEO, below is a summary of the transactions and series of similar transactions, since January 1, 2021, in which we participated or will participate, in which:

•	the amounts involved exceeded or exceed $120,000; and

•

any of our then directors, executive officers, or holders of more than 5% of our capital stock at the time of such transaction, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

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Financing Transactions

Senior Secured Notes

In August 2020, WeWork Companies LLC and WW Co-Obligor Inc. entered into a Master Senior Secured Notes Note Purchase Agreement with Starbright WW LP (the “Note Purchaser”), an affiliate of SBG, for up to an aggregate principal amount of $1.1 billion of senior secured debt in the form of 12.50% senior secured notes (the “SoftBank Senior Secured Notes”). On August 11, 2021, WeWork Companies LLC, WW-Co-Obligor Inc. and the Note Purchaser executed an amendment to such agreement, which (i) amended the maturity date of any notes to be issued thereunder from four years from the date of first drawing to February 12, 2023 and (ii) extended the expiration of the draw period from August 12, 2021 to September 30, 2021. On September 27, 2021, WeWork Companies LLC, WW-Co-Obligor Inc. and the Note Purchaser executed a further amendment to such agreement, which extended the expiration of the draw period from September 30, 2021 to October 31, 2021.

On March 25, 2021, WeWork Companies LLC and the Note Purchaser entered into a Letter Agreement (the “Commitment Letter”) with Legacy BowX, the Note Purchaser and WW Co-Obligor Inc., pursuant to which WeWork Companies LLC and the Note Purchaser agreed to amend and restate the terms of the Master Senior Secured Notes Note Purchase Agreement that govern the SoftBank Senior Secured Notes (the “A&R NPA”) on the earlier of (i) the Closing and (ii) August 12, 2021 (subsequently amended to October 31, 2021). The A&R NPA allows WeWork Companies LLC to borrow up to an aggregate principal amount of $550,000,000 of senior secured debt in the form of 7.50% senior secured notes (the “Amended Senior Secured Notes”). It was a condition to the execution of the A&R NPA that any outstanding SoftBank Senior Secured Notes be redeemed, repurchased or otherwise repaid and canceled at a price of 101% of the principal amount thereof plus accrued and unpaid interest. No draw notices were delivered pursuant to the Master Senior Secured Note Purchase Agreement for the SoftBank Senior Secured Notes prior to October 20, 2021 (the Closing Date of the Business Combination).

On October 20, 2021, WeWork Companies LLC, WW Co-Obligor Inc. and the Note Purchaser entered into the A&R NPA. Entry into the A&R NPA superseded and terminated the Master Senior Secured Notes Note Purchase Agreement governing the SoftBank Senior Secured Notes and the Commitment Letter pursuant to which WeWork Companies LLC would enter into the A&R NPA. The A&R NPA allows WeWork Companies LLC to borrow once every thirty days up to the maximum remaining capacity with minimum draws of $50.0 million. On December 16, 2021, WeWork Companies LLC, WW Co-Obligor Inc. and the Note Purchaser entered into an amendment to the A&R NPA pursuant to which the Note Purchaser agreed to extend its commitment to purchase up to an aggregate principal amount of $500 million of the Amended Senior Secured Notes that may be issued by WeWork Companies LLC from February 12, 2023 to February 12, 2024. WeWork Companies LLC has the ability to draw until February 12, 2024. As of December 31, 2021, no draw notices have been delivered.

Senior Unsecured Notes

On December 27, 2019, WeWork Companies LLC, WW Co-Obligor Inc., a co-obligor under our Amended Senior Secured Notes, and the Note Purchaser, entered into the Master Note Purchase Agreement. Pursuant to the terms of the Master Note Purchase Agreement, WeWork Companies LLC may deliver from time to time to the Note Purchaser draw notices and accordingly sell to the Note Purchaser 5.0% senior unsecured notes (the “SoftBank Senior Unsecured Notes”) up to an aggregate original principal amount of $2.2 billion. As of December 31, 2021, WeWork Companies LLC had delivered draw notices with respect to $2.2 billion under the Master Note Purchase Agreement and an aggregate principal amount of $2.2 billion of SoftBank Senior Unsecured Notes were issued to the Note Purchaser. On December 16, 2021, WeWork Companies LLC and the Note Purchaser amended and restated the indenture governing the SoftBank Senior Unsecured Notes to subdivide the notes into two series, one of which consisting of $550 million in aggregate principal amount of 5.00% Senior Notes due 2025 (the “Series II Unsecured Notes”) and another consisting of the remaining $1.65 billion in aggregate principal amount of 5.00% Senior Notes due 2025 (the “Series I Unsecured Notes” and, together with the Series II Unsecured Notes, the “Senior Unsecured Notes”), in connection with the resale by the Note Purchaser (through certain initial purchasers) of the Series II Unsecured Notes to qualified investors in a private offering exempt from registration under the Securities Act. The Series I Unsecured Notes remain held by the Note Purchaser. The Senior Unsecured Notes have a stated interest rate of 5.0%. However, because the associated warrants obligate WeWork to issue shares in the future, the implied interest rate upon closing, assuming the full commitment is drawn, will be approximately 11.69%. The SoftBank Senior Unsecured Notes will mature in July 2025. As of December 31, 2021, $2.2 billion of principal remained outstanding and $78.1 million of interest was paid during 2021, including a $10.3 million prepayment of interest in connection with the Series II Unsecured notes.

Company Credit Agreement and Reimbursement Agreement

On December 27, 2019, WeWork Companies LLC entered into a credit agreement, dated as of December 27, 2019 (as amended, the “Company Credit Agreement”), among WeWork Companies LLC, as co-obligor, SBG, as co-obligor, Goldman Sachs International Bank, as administrative agent, and the issuing creditors and letter of credit participants from time to time party thereto. The Company Credit Agreement provides for a $1.75 billion senior secured letter of credit reimbursement facility (the “2020 LC Facility”), which was made available on February 10, 2020, for the support of WeWork Companies LLC’s or its subsidiaries’ obligations. As amended, the 2020 LC Facility terminates on February 10, 2024 and reduces to $1.25 billion beginning on February 10, 2023. The 2020 LC Facility is guaranteed by substantially all of the domestic and wholly owned

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subsidiaries of WeWork Companies LLC (collectively, the “Guarantors”) and is secured by substantially all of the assets of WeWork Companies LLC and the Guarantors, in each case, subject to customary exceptions. As of December 31, 2021, $1.25 billion of standby letters of credit were outstanding under the 2020 LC Facility, of which $6.2 million has been utilized to secure letters of credit that remain outstanding under WeWork Companies LLC’s previous 2019 Credit Facility and 2019 LC Facility, which were terminated in 2020. As of December 31, 2021, there was $0.5 billion in remaining letter of credit availability under the 2020 LC Facility.

In connection with the 2020 LC Facility, WeWork Companies LLC also entered into a Reimbursement Agreement, dated as of February 10, 2020, as amended by the First Amendment, dated as of April 1, 2020 (the “Company/SBG Reimbursement Agreement”), with SBG and the Guarantors, pursuant to which (i) SBG agreed to pay substantially all of the fees and expenses payable in connection with the Company Credit Agreement, (ii) WeWork agreed to reimburse SBG for certain of such fees and expenses (including fronting fees up to an amount not to exceed 0.125% on the undrawn and unexpired amount of the letters of credit) as well as to pay to SBG a fee of 5.475% on the amount of all outstanding letters of credit and (iii) the Guarantors agreed to guarantee the obligations of WeWork Companies LLC under the Company/SBG Reimbursement Agreement. During the year ended December 31, 2021, WeWork recognized $82.2 million in interest expense in connection with amounts payable to SBG pursuant to the Company/ SBG Reimbursement Agreement. In December 2021, the Company/ SBG Reimbursement Agreement was amended following the entry into the Amended Credit Support Letter (as defined below) to, among other things, change the fees payable by WeWork Companies LLC to SBG to (i) 2.875% of the face amount of letters of credit issued under the 2020 LC Facility (drawn and undrawn), payable quarterly in arrears, plus (ii) the amount of any issuance fees payable under or pursuant to the Company Credit Agreement.

On March 25, 2021, WeWork Companies LLC, SBG and Legacy BowX entered into a letter agreement (the “Credit Support Letter Agreement”) pursuant to which SBG committed to consent to an extension of the termination date of the 2020 LC Facility from February 10, 2023, to no later than February 10, 2024 (the “LC Facility Termination Extension”), subject to the terms and conditions set forth therein. In November 2021, the parties amended the Credit Support Letter Agreement (as so amended, the “Amended Credit Support Letter”) and SBG agreed to reduce the total commitment under the 2020 LC Facility from $1.75 billion to $1.25 billion from February 12, 2023, while concurrently agreeing to extend the commitment under the A&R NPA for up to $500 million from February 12, 2023 until February 12, 2024. On December 6, 2021, the parties entered into an amendment to the Company Credit Agreement to effect the changes contemplated by the Amended Credit Support Letter.

The First Warrants

On October 20, 2021, WeWork issued to (i) SVF II WW Holdings (Cayman) Limited (“SVF Cayman”), which is a direct, wholly owned subsidiary of SBG, a warrant (the “SVF Cayman Warrant”) to purchase 28,948,838 shares of Class A common stock, subject to the terms set forth therein, at a price per share equal to $0.01 and (ii) SVF Endurance (Cayman) Limited (“SVFE”) a warrant (the “SVFE Warrant” and, together with the SVF Cayman Warrant, the “First Warrants”) to purchase 10,184,811 shares of Class A common stock, subject to the terms set forth therein, at a price per share equal to $0.01. On the Closing Date, the First Warrants had a fair value of $405.8 million. The First Warrants will expire on the tenth anniversary of the Closing Date.

The First Warrants issued to SVF Cayman and SVFE were an inducement to obtain SVF Cayman’s and SVFE’s, and their respective affiliates’, support in effectuating the automatic conversion of Legacy WeWork preferred stock on a one-to-one basis to Legacy WeWork common stock.

The LC Warrant

On December 6, 2021, WeWork issued to SBG (the “LC Warrant”) to purchase 11,923,567 shares of Class A common stock, subject to the terms set forth therein, at a price per share equal to $0.01. The LC Warrant expires on December 6, 2031. The LC Warrant was issued to SBG as consideration for SBG agreeing to continue to act as co- obligor under Legacy WeWork’s existing debt facility for the extension period of one year. The fair value of the LC Warrant at issuance of $101.6 million was recognized in additional paid-in capital in the consolidated balance sheet. The LC Warrant will expire on December 6, 2031, the tenth anniversary of the date of issuance. The effective interest rate on the LC Facility Termination Extension is 12.780%, consisting of 5.475% cash and 7.305% warrants.

Transactions Related to the Business Combination

Amended and Restated Registration Rights Agreement

In connection with the Business Combination, we entered into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) with certain stockholders, including SVF Cayman, SVFE and SVF DE II WW (DE) LLC (“SVF DE”). Pursuant to the Registration Rights Agreement, we agreed to register for resale, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), certain shares of Class A common stock and other equity securities of the Company that are held by the parties thereto from time to time. In certain circumstances, various parties to the Registration Rights Agreement can collectively demand up to nine underwritten offerings and are entitled to piggyback registration rights, in each case subject to certain limitations set forth in the Registration Rights Agreement.

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PIPE Investment

In connection with the execution of the Merger Agreement, Legacy BowX entered into separate Subscription Agreements with the certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase, and Legacy BowX agreed to sell to the PIPE Investors, the shares of BowX common stock for a purchase price of $10.00 per share and an aggregate purchase price of $800,000,000 (the “PIPE Investment”). The PIPE Investment was consummated substantially concurrently with the closing of the Business Combination. Bruce Dunlevie, who currently serves on our board of directors and is a director nominee, participated in the PIPE Investment through a family trust entity on the same terms and conditions as the other PIPE Investors for an aggregate purchase price of $10,000,000.

FIRPTA Letter

On March 25, 2021, concurrently with the execution of the Merger Agreement, SVF Cayman, SVFE, Legacy BowX and Legacy WeWork entered into a letter agreement related to Legacy WeWork’s potential current or future status as a “United States real property holding corporation” within the meaning of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, and related tax withholding matters in connection with the transactions contemplated by the Merger Agreement.

Tender Offer and Settlement Agreement

In October 2019, Legacy WeWork entered into an agreement with SBG pursuant to which SVF Cayman launched a tender offer in November 2019 to purchase up to $3.0 billion of Legacy WeWork’s equity securities (including securities underlying vested options, exercisable warrants and convertible notes) from eligible equity holders of Legacy WeWork, at a price of $23.23 per share (the “2020 Tender Offer”). The 2020 Tender Offer was scheduled to expire in April 2020. The closure of the 2020 Tender Offer was contingent on satisfaction of certain conditions as of the expiration date.

In April 2020, SVF Cayman terminated and withdrew its offer to purchase the equity securities of Legacy WeWork because it asserted the failure of various conditions to its obligations to close the 2020 Tender Offer. A committee of independent Legacy WeWork directors, acting in the name of Legacy WeWork, filed a complaint in the Court of Chancery of the State of Delaware against SBG and SoftBank Vision Fund asserting claims in relation to SBG’s withdrawal of the 2020 Tender Offer. Separately, Adam Neumann (the former CEO of Legacy WeWork) and Mr. Neumann’s affiliated investment vehicle, WE Holdings LLC, filed a similar lawsuit against SBG and SoftBank Vision Fund. On February 25, 2021, all parties entered a settlement agreement (the “Settlement Agreement”), the terms of which resolved the 2020 Tender Offer litigation and resulted in the claims brought by such committee, acting in the name of Legacy WeWork, and by Mr. Neumann and WE Holdings LLC being dismissed. The Settlement Agreement includes the following:

•

The launch of a new tender offer. Pursuant to the Settlement Agreement, on March 10, 2021, SVF Cayman launched a tender offer to acquire $921.6 million of Legacy WeWork’s equity securities (including certain equity awards, exercisable warrants and convertible notes) from eligible equity holders of Legacy WeWork, at a price of $23.23 per share (the “2021 Tender Offer”). Mr. Neumann, WE Holdings LLC and certain of their related parties separately sold shares to SBG and its affiliates as described below; therefore, they were excluded from the 2021 Tender Offer and could not tender shares. The 2021 Tender Offer closed in part on April 12, 2021, and in full on April 15, 2021, whereupon SVF Cayman acquired an aggregate of 39,678,319 shares (including shares issued upon exercise and conversion of certain equity awards, exercisable warrants and convertible notes).

•

Certain governance changes. The transactions contemplated by the Settlement Agreement also included the elimination of Legacy WeWork’s multi-class voting structure. As a result of the Legacy WeWork Amended and Restated Certificate of Incorporation and the transactions contemplated by the Settlement Agreement, on February 26, 2021, all of the outstanding shares of Legacy WeWork’s class B common stock automatically converted into shares of Legacy WeWork’s class A common stock (the “Legacy WeWork Class B Conversion”) and the shares of Legacy WeWork’s class C common stock were adjusted to have one vote per share, instead of three. The Legacy WeWork Amended and Restated Certificate of Incorporation provided that if, following the Legacy WeWork Class B Conversion, new shares of Legacy WeWork class B common stock are issued pursuant to (i) the exercise of options to purchase shares of Legacy WeWork class B common stock outstanding as of the date of the Legacy WeWork Class B Conversion, (ii) securities convertible into shares of Legacy WeWork class B common stock outstanding as of the date of the Legacy WeWork Class B Conversion, or (iii) other circumstances which are specified in the Legacy WeWork Amended and Restated Certificate of Incorporation, such new shares would have been automatically converted into shares of Legacy WeWork class A common stock immediately following the time such new shares of Legacy WeWork class B common stock would have been issued. These governance changes were relevant during the period prior to the closing of the Business Combination.

•

Settlement payment. In connection with the Settlement Agreement, SBG and its affiliates paid Mr. Neumann an amount equal to $105.6 million. No expense was recorded in Legacy WeWork’s consolidated statement of operations, as it did not benefit Legacy WeWork.

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•

Sale of stock to SBG. In connection with the Settlement Agreement, SBG and its affiliates purchased 24,901,342 shares of class B common stock of Legacy WeWork from WE Holdings LLC at a price per share of $23.23, representing an aggregate purchase price of $578.4 million. The Company recorded a $428.3 million expense, which represents the excess between the amount paid from a principal stockholder of Legacy WeWork to WE Holdings LLC and the fair value of the stock purchased. Legacy WeWork recognized the expense in restructuring and other related costs in the consolidated statement of operations for the three-months ended March 31, 2021, with a corresponding increase in additional paid-in capital, representing a deemed capital contribution by SBG in its consolidated balance sheet.

•

Proxy and observer changes. In connection with the Settlement Agreement, Mr. Neumann’s proxy and future right to designate directors to Legacy WeWork’s board of directors were eliminated. The Amended and Restated Stockholders Agreement eliminated all proxies by Mr. Neumann in favor of Legacy WeWork’s board of directors, eliminated Mr. Neumann’s right to observe meetings of Legacy WeWork’s board of directors and removed Mr. Neumann’s future rights to designate directors to Legacy WeWork’s board of directors (which would have been available to Mr. Neumann upon elimination of his financial obligations with and to SBG). Mr. Neumann’s right to observe meetings of Legacy WeWork’s board of directors was replaced by a new agreement which provides that beginning on February 26, 2022, Mr. Neumann, may designate himself or a representative to serve as an observer entitled to attend all meetings of WeWork’s board of directors and certain committees thereof in a non-voting capacity. In the event that Mr. Neumann designates himself, SBG has the right following consultation with Mr. Neumann, to designate another individual to attend such meetings, and such individual shall be subject to SoftBank’s approval, which shall not be unreasonably withheld. Pursuant to this agreement, Mr. Neumann’s right will terminate on the date on which Mr. Neumann ceases to beneficially own equity securities representing at least 15,720,950 shares of WeWork Class A Common Stock (on an as-converted basis and as adjusted for stock splits, dividends and the like).

Although WeWork expects that Mr. Neumann or his representative may express views or may ask questions, there is no such contractual entitlement beyond attending in a customary nonvoting observer capacity, and WeWork’s Board and committee meetings are presided over by the relevant chairpersons and subject to such procedures governing conduct of the meeting as may be adopted by the board or relevant committee. The agreement governing the observer right does not entitle Mr. Neumann to participate in any conversations among directors outside of formal meetings of the WeWork Board and its applicable committees. Similarly, the agreement does not give Mr. Neumann the right to influence decisions to be made or actions to be taken by the WeWork Board or committees. To the extent Mr. Neumann exercises his observer right he (or his representative) will participate in meetings of the WeWork Board and its applicable committees as a nonvoting board observer — not as a director.

The agreement governing the observer right requires that Mr. Neumann or his representative agree to hold in confidence all information provided under such agreement. WeWork has also reserved the right under such agreement to withhold information and exclude Mr. Neumann or his representative from any meeting or portion thereof to the extent reasonably likely to adversely affect the attorney-client privilege between WeWork and its counsel or result in disclosure of trade secrets or a conflict of interest, or if there has been a violation of Mr. Neumann’s restrictive covenant obligations to WeWork.

•

Profits interest amendments. In connection with the Settlement Agreement, the WeWork Partnership Class PI Common Units held by Mr. Neumann (as described below under the section titled Legacy Transactions with Former CEO - WeWork Partnerships) became fully vested and were amended to have a catch-up base amount of $0. The distribution threshold was adjusted downward based on closing date pricing of the Business Combination. In connection with the Business Combination, Mr. Neumann elected to convert his WeWork Partnerships Profits Interest Units into WeWork Partnership Class A Common Units.

In addition to the transactions and governance changes described above, the Settlement Agreement contains customary releases of claims by the parties, a commitment to continue existing indemnification arrangements and maintain insurance coverage for the benefit of Mr. Neumann with respect to his former capacities at Legacy WeWork, provisions related to confidentiality, public announcements, media inquiries and publicity concerning the Settlement Agreement or Mr. Neumann’s tenure at WeWork, and provisions concerning the intended tax treatment of certain of the payments under the Settlement Agreement. In addition, in connection with the Settlement Agreement, Mr. Neumann entered into a non-compete agreement with both Legacy WeWork and SBG. Legacy WeWork does not have any financial obligation to Mr. Neumann under this agreement.

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Other Transactions

Transactions with SoftBank

Sound Ventures

In June 2021, an affiliate of SBG acquired Legacy WeWork’s limited partnership interest in Sound Ventures II, L.P. Such affiliate of SBG assumed the commitment to remit approximately $2 million to Sound Ventures II, L.P. when and as called, and funded Legacy WeWork for its limited partnership interest based on its already funded contributions of approximately $6 million.

International Joint Ventures and Strategic Partnerships

In September 2021, an affiliate of SBG and Legacy WeWork closed on the formation of a joint venture to operate the Company’s businesses in Brazil, Mexico, Colombia, Chile and Argentina (“LatamCo”) under the WeWork brand. Upon forming the joint venture, the Company contributed its businesses in the countries listed above, committed to fund $12.5 million, and remains as guarantor on certain lease obligations. The SoftBank Latin America Fund committed to fund $80.0 million. In addition, a subsidiary of the Company entered into a definitive agreement, effective as of February 15, 2022, pursuant to which it contributed the Company’s business in Costa Rica to LatamCo and granted LatamCo the exclusive right to operate the Company’s business in Costa Rica under the WeWork brand, in exchange for a waiver by SBG of its rights to be reimbursed by an affiliate of WeWork for $6.5 million.

In the first quarter of 2021, a consolidated subsidiary of Legacy WeWork that operates the Company’s business in Japan (“JapanCo”) entered into a management agreement with an affiliate of SBG pursuant to which a WeWork location in Japan operates a floor in a building owned by such affiliate, with no rent or minimum monthly payments, in exchange for a fixed monthly fee of approximately $9,500 per month and a 15% incentive fee of building profits.

In September 2021, JapanCo entered into a series of transactions with OfaaS Corp., an affiliate of SBG (“OfaaS”), pursuant to which the parties agreed to (i) a revenue sharing arrangement where JapanCo will pay OfaaS 5% of sales derived from JapanCo’s strategic partnership with JR East Japan Station Work as compensation for OfaaS’ role in brokering and negotiating such strategic partnership, (ii) a secondment and consulting arrangement pursuant to which OfaaS will provide JapanCo with personnel and other resources to perform certain sales services (including sales operations, reporting, enterprise strategy, broker relations and marketing support) for a period of six (6) months at a cost of JPY 14,500,000 per month, and (iii) terminate JapanCo’s prior sales service agreement with OfaaS and enter into a new broker agreement pursuant to JapanCo’s standard terms of service, with an exception to permit OfaaS (unlike JapanCo’s other brokers) to refer, and receive referral fees from JapanCo for, its and SBG’s affiliates.

Membership and Service Agreements

WeWork has entered into membership agreements and/or other agreements relating to the provision of services with affiliates of SBG and SoftBank Vision Fund. WeWork believes that all such arrangements have been entered into in the ordinary course of business and have been conducted on an arm’s-length basis. During the year ended December 31, 2021, Legacy WeWork earned $118.9 million from such agreements with affiliates of SBG and SoftBank Vision Fund. During the year ended December 31, 2021, Legacy WeWork recognized expenses of approximately $21.4 million for services provided by SBG and its affiliates.

JapanCo/SBKK Referral Agreement

On March 25, 2022, JapanCo entered into an agreement with an affiliate of SBG pursuant to which such affiliate will refer potential members to JapanCo in return for commissions equal to 10% of the membership fees paid to JapanCo by referred members.

JapanCo Funding by WeWork

On March 8, 2022, the Board of the Company approved a transaction pursuant to which WeWork APAC Partner Holdings B.V., an indirect subsidiary of the Company, will participate in JapanCo’s equity capital raise alongside JapanCo’s other existing shareholders. Each of the shareholders will contribute its pro rata portion based on the amount of its existing equity interest in JapanCo, with the Company’s subsidiary contributing $32.5 million

Legacy Transactions with Former CEO

WeWork Partnership

In July 2019, Legacy WeWork completed a reorganization into an umbrella partnership C corporation (“UP-C”) structure. Following the Business Combination, WeWork is the ultimate holding company for the subsidiaries we use to operate our business and hold our assets. WeWork’s primary assets, held through wholly owned subsidiaries, are non-controlling “limited

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partner” interests and a controlling “general partner” interest in an operating partnership, The We Company Management Holdings L.P. (the “WeWork Partnership”). As a result of its interests in the general partner of the WeWork Partnership, and subject to certain restrictions set forth in the Third Amended and Restated Agreement of Exempted Limited Partnership of the WeWork Partnership, dated on October 20, 2021 (the “Partnership Agreement”), WeWork generally controls all of the affairs and decision-making of the WeWork Partnership. As such, WeWork is responsible for all operational and administrative decisions of the WeWork Partnership and the day-to-day management of the WeWork Partnership’s business.

Partnership interests do not have any direct voting rights with respect to WeWork. However, each holder of partnership interests in the WeWork Partnership (other than direct and indirect subsidiaries of WeWork) holds one share of WeWork Class C common stock per partnership interest. The WeWork Class C common stock has one vote per share. The WeWork Class C common stock has no economic rights.

Subject to certain restrictions set forth in the Partnership Agreement, holders of partnership interests (other than direct and indirect subsidiaries of WeWork) may exchange their partnership interests for (at WeWork’s election) shares of WeWork Class A common stock or cash. Upon the exchange of partnership interests in the WeWork Partnership for shares of WeWork Class A common stock or cash or the forfeiture of unvested partnership interests in the WeWork Partnership, the corresponding shares of WeWork Class C common stock will be redeemed.

The exchange of partnership interests as described above is taxable to the individual making such exchange and, to the extent that the individual has taxable gain on the exchange, results in a benefit to WeWork in the form of increased tax basis in WeWork’s assets and therefore greater depreciation deductions. However, unlike in many UP-C structures, no holder of a profits interest or other interest in the WeWork Partnership is entitled to a “tax receivable” payment or other similar payment by WeWork in respect of tax attributes that may accrue to it upon the exchange of such profits interest or other interest for cash or shares of WeWork Class A common stock.

Pursuant to the terms of the Partnership Agreement, except with respect to tax distributions, WeWork has the authority to determine when ordinary distributions will be made to the holders of partnership interests in the WeWork Partnership and the amounts of any such distributions. If WeWork authorizes an ordinary distribution by the WeWork Partnership, such distribution will generally be made first to the wholly owned subsidiaries of WeWork until the aggregate distributions equal the “aggregate distribution threshold”, and then shared among all partners, including the holders of vested WeWork Partnership Class PI Common Units. Like the other partners in the WeWork Partnership, WeWork may incur U.S. federal, and applicable state and local, income taxes on its wholly owned subsidiaries’ distributive shares of any net taxable income of the WeWork Partnership. Pursuant to the Partnership Agreement, cash distributions will be made to these subsidiaries and the other holders of partnership interests (including WeWork Partnership Class PI Common Units) in the WeWork Partnership in amounts intended to be sufficient for such holders to pay their respective U.S. federal, and applicable associated state and local, income tax liabilities with respect to such net taxable income. Any and all such tax distributions shall reduce subsequent ordinary and liquidating distributions otherwise payable to these wholly owned subsidiaries and the other holders of partnership interests (including WeWork Partnership Class PI Common Units) in the WeWork Partnership.

Holders of vested WeWork Partnership Class PI Common Units may receive value from their awards in two ways—by receiving distributions or by, at the election of the holder, (a) converting their WeWork Partnership Profits Interest Units into WeWork Partnership Class A Common Units, or (b) exchanging (along with the corresponding shares of WeWork Class C Common Stock) their WeWork Partnership Profits Interest Units for (at WeWork’s election) shares of WeWork Class A common stock or cash of an equivalent value.

In February 2021, in connection with the Settlement Agreement, the WeWork Partnership Class PI Common Units held by Mr. Neumann in the WeWork Partnership became fully vested and were amended to have a catch-up base amount of $0. As a result, Mr. Neumann held 19,896,032 fully vested WeWork Partnership Class PI Common Units prior to the Business Combination. The per unit distribution thresholds for Mr. Neumann’s WeWork Partnership Class PI Common Units were also amended in connection with the Settlement Agreement to initially be $10.00, subject to further downward adjustment based on the closing date pricing of the Business Combination. In connection with the Business Combination, the number of Mr. Neumann’s WeWork Partnership Class PI Common Units was adjusted to equal 19,896,032 WeWork Partnership Class PI Common Units and the distribution thresholds for Mr. Neumann’s WeWork Partnership Class PI Common Units were adjusted downwards based on the closing date pricing of the Business Combination. On October 21, 2021, Mr. Neumann elected to convert his WeWork Partnership Class PI Common Units into 19,896,032 WeWork Partnership Class A Common Units which, subject to certain restrictions set forth in the Partnership Agreement, can be exchanged for (at WeWork’s election) shares of WeWork Class A common stock or cash. On December 31, 2021 Mr. Neumann transferred all of his WeWork Partnership Class A Common Units to NAM WWC Holdings, LLC, which is Mr. Neumann’s affiliated investment vehicle.

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Real Estate Transactions

WeWork is, or was, also party to lease agreements for four commercial properties with landlord entities in which Mr. Neumann had or has an ownership interest. These leases, individually and in the aggregate, are not material to WeWork’s operations and entry into these lease agreements was duly approved by Legacy WeWork. As of December 31, 2021, future undiscounted minimum lease payments under these leases represented approximately 0.2% of Legacy WeWork’s total lease commitments. During the year ended December 31 2021, WeWork had a contractual obligation totaling $10.6 million to the landlord entities under these leases. During the year ended December 31, 2021, WeWork made no base rent payments with respect to three of four of these buildings (all base rent payments were made under the lease that was ultimately assigned to Ampa in connection with the Israel Transaction) during the year ended December 31, 2021, nor did WeWork receive any payments from the landlord entities in the form of tenant improvement reimbursements related to these leases.

Terms for termination of two of these lease agreements were agreed in February 2021 and one of the two was formally terminated on August 6, 2021 and the other lease was formally terminated on February 21, 2022 upon receipt of the necessary ordinary course approvals. The negotiations for the two lease terminations occurred in the ordinary course and on arms’ length terms. With respect to the lease that was formally terminated in August 2021, the terms of termination included the landlord entity’s surrender and return of a $3.4 million letter of credit in exchange for payment of the corresponding amounts of the letter of credit, and the landlord entity’s forgiveness of the remaining rent amounts then owed. With respect to the lease that was formally terminated in February 2022, the terms of termination included the tenant entity’s release of 0.6 million in unpaid tenant improvement allowances that had been held in escrow, in exchange for the forgiveness of certain tenant responsibilities under the lease and the landlord entity’s forgiveness of the remaining rent amounts then owed.

In addition, one of the other leases was assigned to a third-party in June 2021 and, therefore, WeWork is no longer a party to the lease agreement.

Indemnification Agreements

The Company has entered into an indemnification agreement with each of its directors and executive officers. The indemnification agreements, our second amended and restated certificate of incorporation, and our amended and restated Bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We believe these agreements and provisions are necessary to attract and retain qualified persons as directors and officers.

Communication with Directors and Executive Officers

Stockholders and others who wish to communicate with the Board or any individual director, including our chairman or lead independent director, may do so by writing to boardcommunications@wework.com or the following address:

Board of Directors

WeWork Inc.

c/o Corporate Secretary

575 Lexington Avenue, 12th Floor

New York, NY 10022

All such correspondence is reviewed by the Corporate Secretary’s office, which logs the material for tracking purposes. Our Board has asked the Corporate Secretary’s office to forward all correspondence to the appropriate director(s), except for personal grievances, items unrelated to the functions of the Board, business solicitations, advertisements, and materials that are profane.

Availability of Corporate Governance Documents

Our corporate governance documents are available on the investors section of our website at www.investors.wework.com/ governance. The information contained in, or that can be accessed through, our website is not a part of, or incorporated by reference in, this proxy statement. In addition, copies of our second amended and restated certificate of incorporation (“Charter”), Bylaws, all standing Committee charters, the corporate governance guidelines, and the Code of Conduct are available in print upon request by writing to the Corporate Secretary at WeWork Inc., 575 Lexington Avenue, 12th Floor New York, NY 10022 or via email to boardcommunications@wework.com.

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Director Compensation

In 2021, WeWork compensated its non-employee directors solely with restricted stock units (“RSUs”). Our non-employee director compensation program is designed to align our directors’ interests with those of our stockholders, while considering our peer group practices and conserving cash.

The Board determines the compensation of our non-employee directors after reviewing the Compensation Committee’s recommendation. In 2021, the Compensation Committee reviewed peer data provided by compensation consultant Semler Brossy Consulting Group LLC regarding the amount and type of compensation awarded to non-employee directors at public companies of similar revenue and market capitalization and/or similar business focus in the real estate, hospitality or technology industries. We intend to periodically evaluate our director compensation program as part of our overall compensation strategy.

Based on this review, the Committee recommended, and the Board agreed, that our non-employee directors should receive no cash compensation and only equity compensation in the form of an annual grant of RSUs for their service:

Dollar Value of RSUs

Amount of RSUs for all Non-Employee Directors	$250,000

Additional Amount of RSUs for Committee Service

Audit Committee (Chair)	$30,000

Audit Committee (Member)	$12,500

Compensation Committee (Chair)	$25,000

Compensation Committee (Member)	$7,500

Nominating & Corporate Governance Committee (Chair)	$10,000

Nominating & Corporate Governance Committee (Member)	$5,000

Additional Amount of RSUs for Lead Independent Director	$30,000

The number of RSUs granted equals the aggregate dollar value divided by the closing price of the Company’s Class A common stock on the grant date, which was December 28, 2021. For 2021, the number of RSUs was also prorated based on the closing date of our Business Combination on October 20, 2021. Each annual RSU award will vest on the day immediately prior to the next annual shareholders meeting, subject to continued service on the Board through such date.

We do not pay meeting fees. We do offer reimbursements to our directors for their reasonable out-of-pocket expenses, including travel and lodging, incurred in attending meetings of our Board and committees.

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The following table summarizes all compensation awarded to, earned by, or paid to each of our non-employee directors during 2021. Prior to the closing of the Business Combination, none of the directors of Legacy WeWork or Legacy BowX received any cash compensation or equity awards for their service as a director of the relevant board of directors.

Non-Employee Director Compensation

Name	Stock Awards ($)(1)

Marcelo Claure(2)	$-

Michel Combes(2)	$-

Bruce Dunlevie	$128,394

Véronique Laury	$125,041

Deven Parekh	$125,041

Vivek Ranadivé	$119,463

Kirthiga Reddy	$111,641

Jeffrey Sine	$125,041

(1)

The amounts reflect the grant date fair value of RSUs, calculated in accordance with FASB ASC Topic 718 based on the market price of the shares subject to the award on the date of grant. The awards are prorated based on the closing date of the Business Combination and will fully vest, subject to continued service as a director, on May 17, 2022.

(2)

Messrs. Claure and Combes voluntarily waived their grants out of consideration that they are compensated as employees of our largest shareholder, SBG. Mr. Claure resigned from the Board on February 2, 2022 in connection with his departure from SoftBank Group Corp.

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Executive Officers

Name	Age	Position

Sandeep Mathrani	59	Chairman and Chief Executive Officer

Susan Catalano	59	Chief People Officer

Jared DeMatteis	39	Chief Legal Officer, Chief Compliance Officer and Corporate Secretary

Benjamin Dunham	45	Chief Financial Officer

Lauren Fritts	40	Chief Corporate Affairs & Marketing Officer

Peter Greenspan	48	Global Head of Real Estate

Scott Morey	57	President of Technology and Innovation

Anthony Yazbeck	43	President and Chief Operating Officer

Sandeep Mathrani

See “Director Nominees” above.

Susan Catalano

Susan Catalano was promoted to serve as WeWork’s Chief People Officer in January 2022. Prior to her promotion, Ms. Catalano served as WeWork’s Senior Vice President, Global Head of People and Head of People for the Americas & Global Functions from June 2019 to January 2021. Prior to joining WeWork, Ms. Catalano spent over 20 years at Citigroup Inc. serving as Managing Director, Senior Human Resources Officer & Global Head of Recruitment from 2009 to 2019; Managing Director, Chief Administrative Officer, HR Advisor & HR Corporate Affairs from 2005 to 2009; and Managing Director, Divisional Director of HR from 1998 to 2004. Ms. Catalano also served as Senior Vice President of Recruitment at Salomon Smith Barney from 1997 to 1998 and currently serves as a Member of the Board of Trustees of Hofstra University. Ms. Catalano earned both a Bachelor’s degree in Finance and a Master of Business Administration in Finance from Pace University – Lubin School of Business.

Jared DeMatteis

Jared DeMatteis was promoted to serve as WeWork’s Chief Legal Officer, Chief Compliance Officer and Corporate Secretary in January 2021. Prior to his promotion, Mr. DeMatteis served as WeWork’s Deputy Chief Legal Officer from 2019 to 2020, General Counsel from 2018 to 2019 and Deputy General Counsel, Corporate from 2015 to 2018. Before joining WeWork, he served as counsel at WilmerHale LLP from 2012 to 2015, where he focused on mergers and acquisitions and capital markets transactions. Mr. DeMatteis began his career as an associate at Cravath, Swaine & Moore LLP from 2008 to 2012. Mr. DeMatteis earned a Bachelor’s degree from Columbia College and a Juris Doctorate from Columbia Law School.

Benjamin Dunham

Benjamin Dunham was appointed as WeWork’s Chief Financial Officer in October 2020. Prior to his promotion, Mr. Dunham served as WeWork’s Chief Financial Officer, Americas from 2018 to 2020. Prior to joining WeWork, Mr. Dunham spent 12 years with Yum Brands (Pizza Hut, KFC and Taco Bell) where his early experience included mergers and acquisitions, investor relations, and business analytics. Mr. Dunham was appointed as Chief Financial Officer of Pizza Hut Asia in 2013 and Head of Finance, Pizza Hut U.S. in 2016. He earned a Bachelor’s degree in Finance and Economics from the University of Miami and a Master of Business Administration from the University of Chicago with concentrations in Finance, Accounting, Economics and Strategic Management.

Lauren Fritts

Lauren Fritts has served as WeWork’s Chief Corporate Affairs and Marketing Officer since December 2021, a role in which she is responsible for directing WeWork’s brand by leading the corporate communications, global public affairs, corporate social

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responsibility and global marketing functions. Prior to her promotion, Ms. Fritts served as WeWork’s Chief Communications Officer from 2020 to 2021, Vice President of Public Affairs from 2018 to 2020 and Senior Director of Public Affairs from 2017 to 2018. Ms. Fritts has also worked in the public sector, serving as the Digital Director and Deputy Communications Director for Chris Christie during his term as the Governor of New Jersey and on his 2016 presidential campaign. Ms. Fritts began her career as a producer for Fox News Channel where she worked from 2004 to 2011. She earned a Bachelor of Arts in Communications from Fairfield University.

Peter Greenspan

Peter Greenspan has served as WeWork’s Global Head of Real Estate since November 2018. Mr. Greenspan first joined WeWork in 2014, serving as WeWork’s first real estate lawyer and was later promoted to serve as General Counsel from 2017 to 2018. Prior to joining WeWork, Mr. Greenspan spent nine years at NBCUniversal serving as Vice President of Corporate & Transaction Law from 2010 to 2014, Senior Corporate & Transactions Counsel from 2007 to 2010 and Corporate Transaction Counsel from 2005 to 2007. He began his legal career as an associate at Willkie Farr & Gallagher LLP from 1999 to 2005. Mr. Greenspan earned a Bachelor’s degree in Economics and Philosophy from The State University of New York at Binghamton and a Juris Doctorate from the New York University School of Law.

Scott Morey

Scott Morey joined WeWork as President of Technology and Innovation in April 2021. Mr. Morey brings over 30 years of experience in real estate, technology and operations to the role. Prior to joining WeWork, Mr. Morey joined GPG Advisors as a partner in 2017. In 2019, One11 Advisors was spun out of GPG Advisers and subsequently acquired by the Altus Group. Mr. Morey served as a Founder and Executive Director at One11 Advisors from 2019 to 2021. His prior roles include Executive Vice President responsible for digital marketing, creative, information technology and infrastructure at General Growth Properties from 2011 to 2017. He also served as a Managing Director at Alvarez & Marsal where he led their European real estate practice, as Chief Information Officer at Equity Office Properties, and as a former Partner at Ernst & Young LLP from 1995 to 2000. Mr. Morey earned a Bachelor of Business Administration from the University of San Diego.

Anthony Yazbeck

Anthony Yazbeck was appointed as WeWork’s President and Chief Operating Officer in July 2021. Prior to his appointment, Mr. Yazbeck served as WeWork’s President & Chief Operating Officer, International and WeWork’s Chief Operating Officer of Europe, China & Pacific for five years where he played a key role in scaling the European business and leading the transformation of the Company’s operations in China. Before joining WeWork, Mr. Yazbeck had 13 years of experience in international operations including holding various positions at Rocket Internet SE (Vaniday), AOL and CROWN Holdings. Mr. Yazbeck founded two businesses, selling the first to Rocket Internet and starting the second in partnership with Rocket Internet. Prior to that, Mr. Yazbeck was part of the European leadership team at AOL that helped turn around and transform the business from one of the largest internet service providers into an online media and advertising business. AOL was later acquired by Verizon. Mr. Yazbeck earned a Bachelor’s degree in Telecommunication from Institut National de la Communication et de l’information, a Master’s degree in Computer Engineering from ESME – Paris and a Masters of Business Administration from Université Paris 1 Panthéon-Sorbonne.

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Security Ownership of Certain Beneficial

Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of WeWork’s Class A common stock and Class C common stock as of March 1, 2022 by:

1.	each of our current directors (who are also our nominees for director),

2.	each of our named executive officers,

3.	all current directors and executive officers as a group, and

4.

each person or entity known by us to own beneficially more than 5% of our Class A common stock or Class C common stock based solely on WeWork’s review of filings with the SEC pursuant to Section 13(d), 13(g) or Section 16 of the Exchange Act.

We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

There were 704,027,392 shares of Class A common stock issued and outstanding and 19,938,089 shares of Class C common stock issued outstanding, in each case, as of March 1, 2022.

Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o WeWork Inc., 575 Lexington Avenue, New York, NY 10022.

	Shares of Common Stock Beneficially Owned

	Shares of Class A Common Stock Beneficially Owned		Shares of Class C Common Stock Beneficially Owned

Name of Beneficial Owner	Shares	% of Shares Outstanding	Shares	% of Shares Outstanding

Directors and Named Executive Officers:

Sandeep Mathrani(1)	133,973	·	–	–

Michel Combes	–	–	–	–

Bruce Dunlevie(2)	20,471,310	2.9%	–	–

Saurabh Jalan	–	–	–	–

Véronique Laury	–	–	–	–

Deven Parekh(3)	12,500,000	1.8%	–	–

Vivek Ranadivé(4)	7,171,066	1.0%	–	–

Kirthiga Reddy	–	–	–	–

Jeffrey Sine(5)	8,000	·	–	–

Jared DeMatteis(6)	135,940	·	–	–

Benjamin “Ben” Dunham(7)	130,009	·	–	–

Scott Morey	–	-	–	–

Anthony Yazbeck(8)	236,842	·	–	–

All current directors and executive officers as a group (16 persons)	41,028,617	5.8%	–	–

Greater than 5% Stockholders:

Entities affiliated with SBGA(9)	370,277,759	52.6%	–	–

Entities affiliated with SBIA UK(10)	91,262,729	13.0%	–	–

Adam Neumann(11)	44,422,787	6.3%	19,896,032	99.8%

FMR LLC(12)	64,245,780	9.1%	-	-

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·	Represents beneficial ownership of less than 1%.

(1)	Represents shares over which Mr. Mathrani has dispositive power.

(2)	Represents (i) 19,471,310 shares held by Benchmark Capital Partners VII (AIV), L.P. (“BCP AIV”), as nominee for BCP AIV, Benchmark Founders’ Fund VII, L.P. (“BFF VII”) and Benchmark Founders’ Fund VII-B, L.P. (“BFF VII-B”), and (ii) 1,000,000 shares held by The Bruce & Elizabeth Dunlevie Living Trust (the “Dunlevie Living Trust”). Benchmark Capital Management Co. VII, L.L.C. (“BCMC VII”) is the general partner of each of BCP AIV, BFF VII and BFF VII-B and may be deemed to have sole voting and dispositive power over the shares held by BCP AIV. Mr. Dunlevie is a managing member of BCMC VII and may be deemed to have shared voting and dispositive power over the shares held by BCP AIV, although Mr. Dunlevie disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein. Mr. Dunlevie is a trustee of the Dunlevie Living Trust. The address for each of these individuals and entities is c/o Benchmark, 2965 Woodside Road, Woodside, CA 94062.

(3)	Represents (i) 4,519,074 shares held by Insight Partners XII, L.P. (“IP XII”), (ii) 6,476 shares held by Insight Partners XII (Co- Investors), L.P. (“IP Co-Investors”), (iii) 116,625 shares held by Insight Partners XII (Co-Investors) (B), L.P. (“IP Co-Investors B”), (iv) 6,365,864 shares held by Insight Partners (Cayman) XII, L.P. (“IP Cayman”), (v) 460,931 shares held by Insight Partners (Delaware) XII, L.P. (“IP Delaware”) and (vi) 1,031,030 shares held by Insight Partners (EU) XII, S.C.Sp. (“IP EU”). Mr. Parekh is a member of the board of managers of Insight Holdings Group, LLC (“Holdings”). Holdings is the sole shareholder of Insight Associates XII, Ltd. (“IVA XII Ltd”), which in turn is the general partner of Insight Associates XII, L.P. (“IVA XII LP”), which in turn is the general partner of each of IP XII, IP Co- Investors, IP Co-Investors B, IP Cayman and IP Delaware (collectively, the “Fund XII Entities”, and collectively with IP EU, “Fund XII”). Holdings is the sole shareholder of Insight Associates (EU) XII, S.a.r.l. (“IA EU XII”), which in turn is the general partner of IP EU. Mr. Parekh disclaims beneficial ownership of all shares held by Fund XII, except to the extent of his pecuniary interest therein. The address for each of these entities is c/o 1114 Avenue of the Americas, 36th Floor, New York, NY 10036.

(4)	Represents (i) 4,563,763 shares held by Mr. Ranadivé and (ii) 2,606,582 shares issuable to The Ranadivé GRAT A dated May 20, 2020, a trust for the benefit of Mr. Ranadivé, upon the exercise of warrants.

(5)	Represents shares over which Mr. Sine has dispositive power.

(6)	Represents 37,655 shares over which Mr. DeMatteis has dispositive power and 98,285 shares over which Mr. DeMatteis has the right to acquire dispositive power upon the exercise of stock options exercisable as of or within 60 days after March 1, 2022.

(7)	Represents 130,009 shares over which Mr. Dunham has the right to acquire dispositive power upon the exercise of stock options exercisable as of or within 60 days after March 1, 2022.

(8)	Represents 80,662 shares over which Mr. Yazbeck has dispositive power and 121,755 shares over which Mr. Yazbeck has the right to acquire dispositive power upon the exercise of stock options exercisable as of or within 60 days after March 1, 2022.

(9)	Represents (i) 324,348,048 shares held by SVF II WW Holdings (Cayman) Limited (“SVF Cayman”), (ii) 28,948,838 shares issuable to SVF Cayman, or its designee, upon exercise of the First Warrant, (iii) 5,057,306 shares issuable to SVF II WW (DE) LLC (“SVF DE”) upon exercise of the Penny Warrants, and (iv) 11,923,567 shares issuable to SoftBank Group Corp. upon exercise of the LC Warrant. SoftBank Vision Fund II-2 L.P. is the sole limited partner of SVF II Aggregator (Jersey) L.P., which is the sole member of SVF II Holdings (DE) LLC, which is the sole member of SVF II WW (DE). SVF Cayman is a wholly owned subsidiary of SVF DE. SB Global Advisers Limited (“SBGA”) has been appointed as manager and is exclusively responsible for making all final decisions related to the acquisition, structuring, financing and disposal of SoftBank Vision Fund II-2 L.P.’s investments, including as held by SVF DE and SVF Cayman. The address for SVF Cayman is Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands. The address for SVF DE is 251 Little Falls Drive, Wilmington, DE 19808. The address for SoftBank Group Corp. is 1-7-1, Kaigan, Minato-Ku, Tokyo 105-7537.

(10)

Represents 81,077,918 shares held by SVF Endurance (Cayman) Limited (“SVFE”) and 10,184,811 shares issuable to SVFE, or its designee, upon exercise of the First Warrant. SVFE is a wholly owned subsidiary of SoftBank Vision Fund (AIV M1) L.P. (“SoftBank Vision Fund”). SB Investment Advisers (UK) Limited (“SBIA UK”) has been appointed as alternative investment fund manager (“AIFM”) and is exclusively responsible for managing SoftBank Vision Fund in accordance with the Alternative Investment Fund Managers Directive and is authorized and regulated by the UK Financial Conduct Authority accordingly. As AIFM of SoftBank Vision Fund, SBIA UK is exclusively responsible for making all decisions related to the acquisition, structuring, financing, voting and disposal of SoftBank Vision Fund’s investments. The address for SVFE is Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands.

(11)

Represents shares of Class A common stock and Class C common stock beneficially owned by Mr. Neumann. Mr. Neumann holds these shares through We Holdings LLC and Nazare Asset Management, L.P. Mr. Neumann controls these entities and has sole voting and dispositive power over all such shares. The address for Mr. Neumann, We Holdings LLC and Nazare Asset Management, L.P. is 1170 Kane Concourse, Suite 301, Bay Harbour, FL 33154.

(12)

“Represents securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, FIAM LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Management & Research Company LLC, Fidelity Management Trust Company, and Strategic Advisers LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.”

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Equity Compensation Plan Information

The following table shows information, as of December 31, 2021, with respect to shares of our common stock that may be issued under existing equity compensation plans. The category “Equity compensation plans approved by stockholders” in the table below consists of the 2013 Stock Incentive Plan (the “2013 Plan”), the 2015 Equity Incentive Plan (the “2015 Plan”), the 2021 Equity Incentive Plan (the “2021 Plan”) and the 2021 Employee Stock Purchase Plan (the “ESPP”).

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column 1) (3)
Equity compensation plans approved by stockholders	31,421,203	$5.32	46,098,018
Equity compensation plans not approved by stockholders	–	–	–

Total	31,421,203	$5.32	46,098,018

(1)

Consists of the following: 694,468 shares of Class A common stock subject to outstanding awards granted under the 2013 Plan, 29,236,438 shares of Class A common stock subject to outstanding awards granted under the 2015 Plan, and 1,490,297 shares of Class A common stock subject to outstanding awards granted under the 2021 Plan. Performance-based RSUs are, for purposes of this column, assumed to be payable at 100% of target. Following the Business Combination, no additional awards have been or will be granted under the 2013 and 2015 Plans.

(2)

The weighted-average exercise price is calculated solely on the exercise prices of the outstanding options and does not reflect the shares of Class A common stock that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.

(3)	Consists of 7,931,556 shares of Class A common stock available under the ESPP and 38,166,462 shares of Class A common stock available under the 2021 Plan.

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Executive Compensation

The following discussion and analysis of our executive compensation philosophy, objectives, and design, our compensation setting process, our executive compensation program components, and the decisions made for our NEOs’ 2021 compensation should be read together with the compensation tables and related disclosure below. The discussion in this section contains forward-looking statements that are based on our current considerations and expectations relating to our executive compensation programs and philosophy. As our business and our needs evolve, the actual amount and form of compensation and the compensation programs that we adopt may differ materially from current or planned programs as summarized in this section. All share counts, exercise prices, and stock price metrics are shown on a post-Business Combination basis.

2021 Named Executive Officers

Name	Title

Sandeep Mathrani	Chief Executive Officer and Director

Benjamin Dunham	Chief Financial Officer

Anthony Yazbeck	President and Chief Operating Officer

Jared DeMatteis	Chief Legal Officer, Chief Compliance Officer and Corporate Secretary

Scott Morey	President of Technology and Innovation

As required by SEC rules, our NEOs also include the following individuals who were former officers of Legacy BowX until the closing of the Business Combination: Vivek Ranadivé and Murray Rode, who served as Co-Chief Executive Officers, and Mr. Rode, who served as Chief Financial Officer. Neither of them received any employee compensation during the fiscal year ended December 31, 2021 and, as a result, this Compensation Discussion and Analysis is focused on the compensation of our current NEOs.

Overview and Compensation Strategy

In the fall of 2019, we began the process of transforming WeWork into a company with structured, market-based compensation programs that emphasized performance and rewarded long-term results.

To successfully navigate our turnaround, WeWork recruited a new CEO, Sandeep Mathrani, in February 2020 and brought together a team of experienced executives to streamline our organization and cost structure and focus on turning around our core space-as-a-service business.

In 2021, Mr. Mathrani continued to focus on building a best in class management team and operating model, and under Mr. Mathrani’s leadership, WeWork successfully became a publicly listed company through a de-SPAC transaction. As a new public company, we worked to align our compensation program with the goal of attracting and retaining diverse and skilled talent in a highly-competitive global market, understanding that key talent is essential for achieving our goal of profitability and delivering long-term stockholder value. We strive to maintain a fair and transparent compensation program that provides competitive total compensation opportunities informed by the market, while also being tailored to account for the specific needs and responsibilities of each position. We also consider the unique qualifications of each NEO and their contributions to our business.

Compensation Philosophy, Objectives, & Governance

Philosophy. We are committed to designing our compensation program in line with those of leading multinational publicly traded companies, while retaining the flexibility to address our evolving business needs. Our goal is to provide a fair and competitive compensation framework that will attract, motivate, retain and reward the extraordinary talent we need to serve our members and deliver strong results to our stakeholders. Our cash bonus incentives and equity programs allow us to align the interests of our executives with those of our stockholders by rewarding the achievement of Company-wide metrics, as well as individual performance goals where appropriate.

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Objectives and Governance. Four principles form the foundation of our compensation philosophy, including our philosophy towards executive compensation:

Purposeful	Be intentional about our compensation programs so that we can recruit, motivate, retain and reward the talent we need to drive our business over both the short and long-term

External Competitiveness	Align total compensation to comparable jobs within the relevant external labor market, while providing enough flexibility to attract and retain the best people

Internal Comparability	Ensure that similar jobs and similar performance are paid equitably across the Company

Results Oriented	Tie short and long-term rewards to our business goals and financial achievements to ensure we maximize the impact of each compensation dollar spent while delivering strong shareholder returns

The total compensation package for our NEOs consists primarily of a combination of base salary, annual cash bonus incentives, and long-term equity awards. We use base salaries to compensate NEOs for their day-to-day responsibilities at levels that we feel are necessary to attract and retain the highest level of executive talent. We believe that placing a strong emphasis on equity compensation and cash bonus incentives allows us to incentivize the achievement of the Company and, as appropriate, individual performance goals, which aligns with our entrepreneurial spirit and incentivizes our NEOs to maximize stockholder value by pursuing strategic opportunities that advance our mission, while embracing our Company values.

Our Compensation Committee evaluates our executive compensation philosophy, program, and practices as we continue to look for ways to further evolve with the goals of continuing to attract, motivate, retain and reward key employees and executives critical to the ongoing success of our business, creating long-term stockholder value, and aligning pay with performance. The Compensation Committee also plans to consider the evolving pay practices of other leading multinational publicly-traded companies and pay governance trends. Because we operate in a dynamic and disruptive market, we believe it is important that the compensation structure we establish provides us an adequate level of agility to enable us to incentivize management to adjust priorities, harness innovation and remain competitive.

We have established a number of policies and practices, listed below, to support our compensation philosophy, improve our compensation governance, and drive performance that aligns executives’ and stockholders’ interests.

What we do

●

Design our executive compensation program to recruit, motivate, retain and reward key employees and executives critical to the ongoing success of our business and the creation of long-term stockholder value, as well as to align pay with performance

●	With respect to pay for performance, on average, 80% of our NEOs’ target compensation was in the form of incentives (instead of fixed pay)

●	To promote alignment with stockholders, on average, about 76% of our NEOs’ incentives was in the form of time-based RSUs (instead of cash bonus)

●	Our executives participate in the same retirement and health and wellness plans as our broader employee population

What we don’t do

●	Allow hedging of WeWork stock by directors or employees

●	Allow pledging of WeWork stock by directors or employees for margin loans or similar speculative transactions

●	Provide executives with tax gross-ups, single-trigger change in control benefits, non-qualified retirement plans or excessive perquisites

●	Encourage unnecessary and excessive risk taking

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Compensation-Setting Process. Our Compensation Committee oversees and administers our executive compensation program, including determining the overall design of the program, reviewing the individual and corporate goals and objectives applicable to the compensation of our NEOs, and determining the form and amount of compensation to be paid or awarded to each NEO other than the CEO.

In setting the form and amount of compensation to be paid to each NEO, the Compensation Committee (together with the other independent directors of the Board, for our CEO) reviews the total target compensation for our NEOs and considers their pay history as well as developments in compensation practices and governance trends. The Compensation Committee, together with the other independent directors of the Board, determine the CEO’s compensation.

The Compensation Committee also considers other factors in making compensation determinations, including (but not limited to) impact and criticality to our strategy, scope of current responsibility, potential to take on future additional responsibility, individual performance and leadership, and internal equity pay considerations. In determining 2021 bonus payouts, our Compensation Committee was also provided with market data for similarly situated executives at companies in our peer group described below.

Our CEO and Chief People Officer provide input to the Compensation Committee with respect to the individual performance and compensation of the NEOs (except the CEO does not provide input on his own compensation). While our CEO and Chief People Officer discuss their recommendations for the NEOs with the Compensation Committee, they do not participate in the deliberations or determination of their respective compensation. Our Compensation Committee also oversees our equity based compensation plans and grants.

Role of External Compensation Consultants. In 2021, management engaged compensation consultant Semler Brossy to support the design of our compensation program. While Semler Brossy did not attend any Compensation Committee meetings in 2021 or, with respect to 2021 compensation, make recommendations with respect to 2021 bonus payouts for our NEOs, our Compensation Committee was provided with market data compiled by Semler Brossy for similarly situated executives at companies in our peer group described below. While Semler Brossy is engaged by management, the Compensation Committee determined that Semler Brossy offers unique, well-rounded perspectives, and that the information it provides is aligned with the interests of the Company. In carrying out its responsibilities, going forward, our Compensation Committee intends to retain an independent compensation consultant to obtain advice regarding the Company’s executive compensation program, how the program compares to peer company compensation practices, and other executive compensation-related matters.

Use of Market Data. While the Compensation Committee does not establish compensation levels based solely on the review of market data, such data is presented to the Compensation Committee and is a useful input to our compensation policies and practices in order to attract and retain qualified employees.

Role of Compensation Peer Group. To assist the Compensation Committee in its review of 2021 bonus payouts, compensation consultant Semler Brossy provided market data for similarly situated executives in the following peer group which consists of the following companies:

2021 Peer Group

Airbnb, Inc.	Hilton Worldwide Holdings Inc.	Marriott International, Inc.

Opendoor Technologies Inc.	SL Green Realty Corp.	Zillow Group, Inc.

Boston Properties, Inc.	Host Hotels & Resorts, Inc.	Newmark Group, Inc.

Peloton Interactive, Inc.	Uber Technologies, Inc.	Zoom Video Communications, Inc.

Doordash, Inc.	Jones Lang LaSalle IP, Inc.

Redfin	Vornado Realty Trust

This peer group comprises a portfolio of companies that generally present similar business dynamics and challenges and/or companies with which we aggressively compete for talent. While WeWork’s revenue and market capitalization are positioned at approximately the median of this portfolio of companies, a primary factor considered was our actual experience in the talent market for executive officers. In addition to this peer group, in determining 2021 bonus payouts, the Compensation Committee also referenced, as a touchstone and without specifically benchmarking to any given level, compensation data from a broader set of technology companies provided by Semler Brossy to better understand our competitive positioning.

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While the Compensation Committee considers peer data to be a helpful reference to assess the competitiveness and appropriateness of our executive compensation program, the Compensation Committee applies its own business judgment and experience to determine individual compensation and does not set or target the compensation of our NEOs at specific levels or within specified percentile ranges relative to peer company pay levels. Our Compensation Committee will continue to work with our CEO, Chief People Officer and compensation consultants to position pay based on a variety of factors, including market data for executive compensation drawn from a peer group.

2021 Named Executive Officer Annual Compensation

The Compensation Committee approved the annual compensation described below for our NEOs for the year ending December 31, 2021.

Name	Salary ($)(1)	Bonus ($)(1)	Equity Awards ($)(2)	Total ($)(2)
Sandeep Mathrani (Chief Executive Officer and Director)	$1,500,000	$750,000	$3,500,000	$5,750,000
Benjamin Dunham (Chief Financial Officer)	$600,000	$180,000	$ 731,000	$1,511,000
Anthony Yazbeck(3) (President and Chief Operating Officer)	$ 877,435	$439,106	$1,954,356	$3,270,897
Jared DeMatteis (Chief Legal Officer, Chief Compliance Officer and Corporate Secretary)	$ 624,039	$550,800	$1,377,500	$2,552,339
Scott Morey (President of Technology and Innovation)	$ 479,231	$300,000	$ 551,000	$1,330,231

(1)

Figures do not include the bonuses paid to our NEOs upon the closing of the Business Combination, which are reflected in the “2021 Summary Compensation Table”. Mr. Yazbeck received an increase to his base salary from £579,904 to £720,000 and Mr. DeMatteis received an increase to his base salary from $600,000 to $650,000, in each case, effective July 1, 2021.

(2)

These dollar amounts were converted into a number of RSUs using the average closing price of the 10 trading days before the applicable grant date in March 2022. In accordance with SEC rules, these awards are not reported in the “2021 Summary Compensation Table”. They may be reportable in the summary compensation table for 2022 with the amounts reported as required by SEC rules.

(3)

For Mr. Yazbeck, all cash amounts were originally paid in British pounds and converted for purposes of this presentation at an exchange rate of USD $1.35 per GBP £1.00, which was the currency conversion rate as of December 31, 2021.

Overall, the Compensation Committee balanced various considerations in determining 2021 pay for the NEOs and the entire senior leadership team. The Compensation Committee considered peer compensation data, company performance and individual performance in its determination of total compensation amounts for each executive. The Compensation Committee then considered the appropriate mix of cash compensation (salary and cash bonus) and equity-based awards, with the goal of motivating and retaining these NEOs while aligning their incentives with shareholder interests. A significant portion of their total compensation (without reference to the Business Compensation bonuses, which are a special one-time payment) is linked to the value of our shares to ensure that the compensation package aligns over time with stockholder value creation.

The above table is not intended to be a substitute for the reporting of compensation in accordance with SEC rules as shown in the “2021 Summary Compensation Table” below.

2021 Executive Compensation Program Key Components

The primary elements of our 2021 executive compensation program are summarized below.

Base Salary

WeWork provides a base salary as a fixed source of compensation for employees’ day-to-day responsibilities. When setting base salaries, we aim to be competitive while also considering other factors including the individual’s role, experience, impact and compensation history.

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In 2021, in general, the Company did not increase the base salaries of its senior employees (including the NEOs) other than to reflect a promotion or changing roles and responsibilities. As shown in the “2021 Summary Compensation Table” below, to reflect their increased responsibilities as we transitioned to becoming a public company, Mr. Yazbeck received an increase to his base salary from £579,904 to £720,000 and Mr. DeMatteis received an increase to his base salary from $600,000 to $650,000, in each case, effective July 1, 2021.

Cash Incentives

•	Annual Cash Bonus

WeWork provides the opportunity to earn an annual cash bonus incentive opportunity to our NEOs and other eligible employees under the WeWork Companies LLC Annual Cash Bonus Plan adopted in March 2020 (the “Bonus Plan”). Awards under the Bonus Plan are designed to directly link pay with individual performance and achievement of key business performance targets.

For 2021, annual cash bonuses for eligible employees (including the NEOs) was equal to the product of: (i) a target cash bonus amount, which generally is a percentage of base salary, (ii) a corporate multiplier, which ranges from 0% to 150% based on the Company’s achievement of certain Company-wide goals, and (iii) an individual multiplier, which ranges from 0% to 150% based on individual performance.

The target cash bonus incentive for 2021 was 100% of base salary for Messrs. Mathrani, Dunham, Yazbeck and DeMatteis, and $300,000 for Mr. Morey. For the executive team (including the NEOs), the Compensation Committee set the corporate multiplier for 2021 at 50%, based on the Company’s achievement of certain member satisfaction, employee satisfaction, revenue and profitability goals. While the Company overachieved on its member satisfaction and employee satisfaction goals, the Compensation Committee approved a corporate multiplier of 50%, at management’s recommendation, to reflect accountability by the leadership team for underperformance of the Company’s 2021 revenue and profitability goals. The Compensation Committee further determined that the individual multiplier for 2021 would be 100% for each of the NEOs other than Mr. Dunham, for whom the multiplier was set at 60% given the CFO’s role and responsibility for the Company’s financial performance, and subsequently adjusted the corporate multiplier for Mr. DeMatteis to 100% in recognition of his contributions to negotiating and executing the Business Combination.

The 2021 company goals and targets were approved by the Compensation Committee in the first quarter of 2021 and were not formulaic. Each NEO’s individual multiplier and final annual cash bonus incentive was recommended by the CEO (except with respect to his own bonus) and the Chief People Officer to the Compensation Committee, or with respect to the CEO, the Board for approval, with the individual multiplier intended to differentiate between each executive’s individual contributions towards the Company’s goals, performance and culture.

2021 Revenue WeWork 1.0 (Space-as-a-Service) growth in occupancy, deliver WeWork 1.5 (All Access) and build WeWork 2.0 (Workplace)	Profitability Become cash EBITDA positive by the end of the year by driving revenue, executing real estate strategy and improving operational efficiency

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Member Experience Improve member experience across all WeWork products	Employee Experience Improve employee experience and build our company by instilling core values as the DNA of WeWork

Creators of NPS, Bain & Company, suggest a score:

•	Above 0 is good
•	Above 20 is favorable
•	Above 50 is excellent, and
•	Above 80 is world class

•	One-Time Business Combination Bonus

In the first quarter of 2021, the Company also established bonus arrangements that would result in payment(s) in connection with a qualifying capital raise and/or the Company’s public listing. As a result of these arrangements, upon the closing of the Business Combination, each NEO was paid a one-time bonus to reward them for their leadership and enable each NEO to further share in the success of a public listing. To retain our leadership team, these bonuses (other than with respect to 50% of Mr. Yazbeck’s bonus) are subject to repayment obligations that provide that the full after-tax amount of the payment would have been required to be repaid if the NEO resigned without good reason or is terminated for cause on or prior to January 31, 2022, and 50% of such after-tax amount must be repaid in the event of such a termination after January 31, 2022, but on or before January 31, 2023. These one-time amounts are not included in the “2021 Named Executive Officer Annual Compensation” table above, but, in accordance with SEC rules, are included in the Bonus column of the “2021 Summary Compensation Table” below.

•	Retention Bonuses

From time to time, we may provide retention bonuses to retain critical employees who possess key institutional knowledge or are necessary to successfully operate our business. No retention bonuses were awarded in 2021 to our NEOs.

Equity Grants

Equity compensation, provided in the form of RSUs and historically, when we were a private company, in the form of stock options, is designed to achieve a number of goals, including creating an ownership culture, incentivising employees to meet Company objectives, promoting retention of senior talent, and aligning employee and stockholder interests. For our NEOs, equity awards consist of both time-based grants and performance-based grants.

•	Time-based Equity Awards Granted in 2021

The Compensation Committee granted Mr. Mathrani a time-based RSU in March 2021 that vests in equal annual installments over three years from the closing of the Business Combination, subject to continued employment through each vesting date. During 2021, Mr. Mathrani and the other NEOs were also granted time-based RSUs as part of our standard annual compensation cycle, or in connection with the start of their employment or an increase in their roles and responsibilities, that vest in equal installments over three years, subject to continued employment through each vesting date. The fair value of these equity awards are not included in the “2021 Named Executive Officer Annual Compensation” table above, but, in accordance with SEC rules, are included in the Equity column of the “2021 Summary Compensation Table” below.

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•	Performance-based Equity Awards Granted in 2021

In 2020 and 2021, the Compensation Committee granted performance-based stock options and RSUs, respectively, to drive performance. These performance-based awards vest only if the applicable performance condition (relating to the achievement of unlevered operating free cash flow (“Unlevered Operating FCF”) metrics1 or stock price metrics, during prescribed periods of time) and a service condition are satisfied. In early 2021, the Compensation Committee modified the previously established performance goals for the stock price metric to better align with our business plan and projections given the ongoing impact of the COVID-19 pandemic, which was not foreseeable when the performance-based awards were first designed in early 2020. The Unlevered Operating FCF metrics remain unchanged as these remain consistent with our long-term financial goals.

Performance Condition: The performance condition for these awards is met based on the achievement level of either of the two metrics below within a prescribed period of time (with no linear interpolation between the achievements levels):

Metric	How Is It Measured	16%	33%	66% (Target)	100% (Max)

Unlevered Operating FCF	Measured on the last day of each quarter for the trailing four calendar quarters as of the measurement date.	-	$0.8 billion	$1.0 billion	$1.3 billion

Stock Price	Measured on a continuous basis during the period beginning on July 21, 2022 (which is the first day after the nine-month anniversary of our public listing) and ending on December 31, 2024, and defined as the volume-weighted average price of one share of WeWork class A common stock over the 90-day period immediately before a measurement date.	$14.53	$18.16	$24.21	$30.26

Service Condition: The portion of the award for which the performance condition has been met (the “earned portion”) will vest only if the service condition is also satisfied. The service condition is satisfied only if the grantee remains employed through the dates indicated below. In the event of a resignation for good reason or termination without cause, any earned portion that is not fully vested, but would otherwise have vested in the year of such termination, will become immediately vested (except with respect to the CEO’s performance-vesting options some of which may become both earned and vested following a qualifying termination; additional detail regarding the treatment of the CEO’s performance vesting options is described below under “Sandeep Mathrani Employment Agreement”).

When Metric is Achieved	% of Earned Award That Becomes Fully Vested*

On or before December 31, 2022**	50% on December 31, 2022; 50% on December 31, 2023

In 2023	100% on December 31, 2023

In 2024	100% on December 31, 2024

* The dates shown above apply to any earned portion resulting from achievement of the stock price metric. Because Unlevered Operating FCF performance cannot be certified by the Compensation Committee until our financial statements are available, for any earned portion resulting from achievement of that metric, the relevant dates will be March 31st immediately following the dates shown above.

** However, if the stock price metric is achieved at the $14.53 level, 100% of the earned portion of the award resulting from that achievement will vest on December 31, 2022.

[1]

Solely for purposes of these performance-based awards, “Unlevered Operating FCF” means Adjusted EBITDA Excluding Non-Cash GAAP Straight-Line Lease Cost and Amortization less Net Capital Expenditures, in each case measured for the trailing four calendar quarters as of the measurement date. Unlevered Operating FCF is measured on a quarterly basis as of the last day of each calendar quarter. “Adjusted EBITDA Excluding Non-Cash GAAP Straight-Line Lease Cost and Amortization” means net loss before income tax (benefit) provision, interest and other (income) expense, depreciation and amortization expense, stock-based compensation expense, expense related to stock-based payments for services rendered by consultants, income or expense relating to the changes in fair value of assets and liabilities remeasured to fair value on a recurring basis, expense related to costs associated with mergers, acquisitions, divestitures and capital raising activities, legal, tax and regulatory reserves or settlements, significant non-ordinary course asset impairment charges and, to the extent applicable, any impact of discontinued operations, restructuring chargers, and other gains and losses on operating assets. This figure also excludes the impact of non-cash GAAP straight-line lease cost and amortization of lease incentives. “Net Capital Expenditures” means the gross purchases of property and equipment, as reported in “cash flows from investment activities” in the consolidated statements of cash flows, less cash collected from landlords for tenant improvement allowances, as reported in the “supplemental cash flow disclosures” schedules in the cash flow statement.

Mr. Yazbeck, Mr. DeMatteis, and Mr. Morey received performance-based RSUs in 2021 subject to the goals and metrics described above and subject to continued employment.

The fair value of these performance-based RSUs are not included in the “2021 Named Executive Officer Annual Compensation” table above, but, in accordance with SEC rules, are included in the applicable rows of the Equity column of the “2021 Summary Compensation Table” below. These equity awards are also reported below in “Grants of Plan-Based Awards Table” and “Outstanding Equity Awards as of December 31, 2021”.

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The total equity grants awarded to our NEOs in 2021 consisted of the following:

Name	Annual Time Based RSUs	Performance Based RSUs	Total Number of RSUs

Sandeep Mathrani	1,734,999	0	1,734,999

Benjamin Dunham	0	0	0

Anthony Yazbeck	289,165	74,357	363,522

Jared DeMatteis	190,023	198,285	388,308

Scott Morey	289,166	433,749	722,915

•	Time-Based Equity Awards Granted in 2022

In March 2022, the Board and the Compensation Committee granted Mr. Mathrani and the other NEOs, respectively, time based RSUs that generally vest in equal annual installments over three years with the first installment vesting on January 15, 2023, subject to continued employment through each vesting date. The value of these equity awards are shown in the “2021 Named Executive Officer Annual Compensation” table above, but, in accordance with SEC rules, are not included in the Equity column of the “2021 Summary Compensation Table” below.

Other Benefits

In addition to the core components of our compensation program, we provide a range of benefits to meet the needs of our employees and their families. Our NEOs participate in the same health, welfare and retirement programs as our other full-time employees.

In the United States, we provide a 401(k) plan, which is a tax-qualified defined contribution savings plan, for the benefit of all eligible employees, including our U.S.-based NEOs. Employees may make contributions, including after-tax Roth contributions, and our 401(k) plan also permits discretionary employer contributions. In 2021, we matched 100% of employee contributions to our 401(k) plan, up to a maximum of $1,800 per year. All employee contributions and employer contributions are at all times fully vested. In the United Kingdom, we provide a defined contribution pension plan, as required by applicable law, for the benefit of all eligible employees, including Mr. Yazbeck, where the company contributes up to 3% of the employee’s base salary.

We do not provide NEOs with tax gross-ups, enhanced change in control benefits, non-qualified retirement plans or excessive perquisites.

Other Compensation Matters

Compensation Risk Assessment

As part of our annual compensation-related risk review, we conducted an analysis to determine whether any risks arising from our compensation arrangements are reasonably likely to have a material adverse effect on the Company in light of our overall business, strategy, and objectives. Management, together with the Compensation Committee, reviews and evaluates both cash and equity incentive plans, as well as other forms of pay and benefits, across executive and non-executive employee populations.

We assess compensation-related risk by assessing the goals of our compensation arrangements, whether they are aligned with the Company’s strategy and business plan, the amount of oversight by the Board, Compensation Committee and/or management, the potential risks arising from attributes in our compensation practices, performance criteria, payout caps and leverage, pay mix, and verification of performance results. After reviewing the results of the analysis, the Compensation Committee and management believe our current compensation arrangements (i) balance an appropriate risk and reward profile in relation to our overall business strategy and (ii) do not encourage our employees, including our NEOs, to take excessive or inappropriate risks that would have a material adverse effect on the Company.

Prohibition on Hedging and Pledging Shares

Our insider trading policy provides that Company employees and directors may not trade in options, warrants, puts and calls, or similar instruments on Company securities. Unless approved in writing by the Chief Legal Officer, our insider trading policy further prohibits Company employees and directors from hedging or lending Company securities in any transaction, including by entering into any collars, equity swaps, exchange funds, prepaid variable forward sale contracts, or any other similar derivatives transaction. Finally, we do not let our directors or employees pledge their securities for margin loans or any other speculative transactions unless the transaction is approved in writing by the Chief Legal Officer; no such transactions were approved or requested in 2021.

2022 Proxy Statement	55

Tax and Accounting Considerations

Deductibility of executive compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) denies a publicly-traded corporation a federal income tax deduction for remuneration in excess of $1 million per year per person paid to certain executives. Although our Compensation Committee is mindful of the benefits of tax deductibility when determining executive compensation, the Compensation Committee is also mindful that the Company has net operating loss carryforwards that will defer the impact of any deductions that the Company might lose under Section 162(m). The Compensation Committee believes that we should not be constrained by the requirements of Section 162(m) where those requirements would impair our flexibility in attracting and retaining the highest level of talented and experienced executive officers and in compensating our executive officers in a manner that best promotes our mission and strategic objectives.

Taxation of “parachute” payments and deferred compensation. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that the Company may forfeit a deduction on such payments or benefits. Section 409A of the Code also imposes additional significant taxes on the individual in the event that payments or benefits are not exempt from, and do not meet the requirements of, Section 409A of the Code. We have not agreed to provide our executive officers, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe under Section 4999 or Section 409A of the Code.

Accounting treatment. The accounting impact of our executive compensation program is one of many factors that are considered in determining the size and structure of our executive compensation program, so that we can ensure that it is reasonable and in the best interests of our stockholders.

Compensation Committee Interlocks and Insider Participation

During the previous fiscal year, the following individuals served on the Compensation Committee: prior to the Business Combination, Eric C.W. Dunn, Vijay Advani, and Lori Wright; and following the Business Combination, Deven Parekh, Bruce Dunlevie, and Véronique Laury. None of the directors who are currently or who were members of our Compensation Committee during 2021, are currently or have ever been one of our officers or employees. None of our NEOs currently serves, or served during 2021, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee. See the section titled “Certain Relationships and Related Person Transactions” for information about related party transactions involving members of our Compensation Committee or their affiliates.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy statement with management. Based on its review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy statement.

The Compensation Committee

Deven Parekh (Chair)

Bruce Dunlevie

Véronique Laury

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship between the annual total compensation of our median employee and the annual total compensation of our CEO.

When determining our midpoint or median compensated employee, we included actual base salary paid in 2021, actual bonus and other cash incentive compensation and allowances paid in 2021, and 401(k) employer contributions (or similar contributions outside of the United States) for our global employee population of approximately 4,454 employees, of which 99.1% are full-time and 0.9% are interns and other fixed term employees, other than our CEO, as of December 31, 2021 (the “Determination Date”) in 34 countries. For purposes of this disclosure, we converted employee compensation from local currency to U.S. dollars using the exchange rate on the Determination Date.

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SEC regulations allow employers to identify the midpoint based on a “consistently applied compensation measure”. We concluded that neither actual bonuses paid in 2022 (for 2021 performance) nor equity granted in 2021 could be consistently applied across our global population to determine the median employee, so these compensation items were excluded for purposes of identifying our median employee. Once our median employee was identified, actual bonuses paid in 2022 (for 2021 performance) and the fair market value of equity granted in 2021 were included in the annual total compensation for both the median employee of WeWork and our CEO.

The median employee and CEO annual total compensation figures listed below adhere to the same calculation method outlined in the NEO summary compensation table. The CEO annual total compensation figure reflects the ‘total $’ outlined for the CEO in the “2021 Summary Compensation Table”.

For 2021, the annual total compensation for the median employee of WeWork (other than our CEO) was $72,029.38, and the annual total compensation of our CEO was $21,308,250. Based on this information, for 2021, we estimate that the ratio of the annual total compensation of our CEO to the annual total compensation of the median employee was 296 to 1. In 2021, we paid a one-time bonus to certain employees, including our CEO, upon the closing of the Business Combination. Excluding this one-time bonus from our CEO’s compensation, the ratio of the annual total compensation of our CEO to the annual total compensation of the median employee was 157 to 1; the median employee did not receive this one-time bonus.

The pay ratio described above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. SEC rules for identifying the median employee permit companies to use a wide range of methodologies, assumptions and exclusions. As a result, it may not necessarily be meaningful to compare our pay ratio to pay ratios reported by other companies.

This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the Company used the foregoing pay ratio measure in making compensation decisions.

Compensation Tables

2021 Summary Compensation Table

The following table sets forth information concerning the compensation of the NEOs, other than Messrs. Ranadivé and Murray, who did not receive any employee compensation during the fiscal year ended December 31, 2021. For information about Mr. Ranadivé’s compensation for services as a non-employee director following the closing of the Business Combination, see the section titled “Director Compensation” above.

Name	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Options Awards ($)(4)	All Other Compensation ($)(5)	Total ($)

Sandeep Mathrani (Chief Executive Officer and Director)	2021	$ 1,500,000	$ 10,750,000	$ 8,724,156	$ 332,294	$ 1,800	$ 21,308,250
	2020	$ 1,280,769	$ 1,500,000	-	$ 4,761,205	$ 1,800	$ 7,543,774

Benjamin Dunham (Chief Financial Officer)	2021	$ 600,000	$ 1,680,000	-	$ 189,162	$ 1,800	$ 2,470,962
	2020	$ 446,154	$ 790,000	-	$ 1,293,278	$ 1,800	$ 2,531,232

Anthony Yazbeck(6) (President and Chief Operating Officer)	2021	$ 877,435	$ 4,345,304	$ 2,125,081	$ 116,302	$ 26,323	$ 7,490,445
	2020	$ 788,670	$ 1,572,525	-	$ 1,241,111	$ 23,660	$ 3,625,966

Jared DeMatteis (Chief Legal Officer, Chief Compliance Officer and Corporate Secretary)
	2021	$ 624,039	$ 2,050,800	$ 1,870,802	$ 66,459	$ 1,800	$ 4,613,900

Scott Morey (President of Technology and Innovation)	2021	$ 479,231	$ 600,000	$ 5,264,847	-	$ 1,800	$ 6,345,878

(1)

This column sets forth the base salary paid to each named executive officer. As of July 1, 2021, Mr. Yazbeck received an increase to his base salary from $782,870 to $972,000 and Mr. DeMatteis received an increase to his base salary from $600,000 to $650,000. As of October 1, 2020, Mr. Dunham received an increase to his base salary from $400,000 to $600,000. The 2021 salary amount is prorated for Mr. Morey, who joined WeWork on April 19, 2021, and the 2020 salary amount is prorated for Mr. Mathrani who joined WeWork on February 18, 2020.

(2)

For 2021, this column sets forth the cash incentive earned by each named executive officer for 2021 performance under the Company’s annual cash bonus plan: $750,000 for Mr. Mathrani, $180,000 for Mr. Dunham, $439,106 for Mr. Yazbeck, $550,800 for Mr. DeMatteis and $300,000 for Mr. Morey. The Annual Cash Bonus section of the Compensation Discussion and Analysis above describes how these bonuses were determined and earned. The 2021 target annual bonus percentage was 100% of base salary for Messrs. Mathrani, Dunham, and Yazbeck; as of July 1, 2021, Mr. DeMatteis received an increase to his target bonus percentage from 75% to 100%. Mr. Morey had a 2021 target annual bonus of $300,000 (which was guaranteed to be earned at no less than $300,000) per his offer letter. In addition, WeWork previously established certain bonus arrangements that would result in payment(s) in connection with a qualifying capital raise and/or the public listing of WeWork. Upon the closing of the Business Combination, each of the named executive officers received a one-time bonus in the following amounts, which bonus is subject to repayment obligations that provide that the full after-tax amount of the payment would have been required to be repaid if the individual resigns without good reason or is

2022 Proxy Statement	57

terminated for cause on or prior to January 31, 2022, and 50% of such after-tax amount must be repaid in the event of such a termination after January 31, 2022, but on or before January 31, 2023: $10,000,000 for Mr. Mathrani, $1,500,000 for Mr. Dunham, $1,953,099 for Mr. Yazbeck, $1,500,000 for Mr. DeMatteis and $300,000 for Mr. Morey. In connection with his promotion to President & Chief Operating Officer, Mr. Yazbeck also received a one-time bonus of $1,953,099, which was paid within 30 days following the closing of the Business Combination subject to his employment through the payment date.

For 2020, this column sets forth the cash incentive earned by each of Messrs. Mathrani, Dunham and Yazbec for 2020 performance under the Company’s annual cash bonus plan. The 2020 target annual bonus percentage was 100% of base salary for Messrs. Mathrani, Dunham and Yazbeck, and Mr. Dunham received an increase to his target bonus percentage from 40% to 100% to reflect the increased responsibilities of his role and to better align his compensation with the compensation of other members of our leadership team. In addition, for Messrs. Dunham and Yazbeck, this column includes retention bonuses in the amount of $400,000 and $1,059,890, respectively.

(3)	The amounts reported in this column for 2021 represent the grant date fair value of RSUs granted in 2021, as calculated in accordance with FASB ASC Topic 718.

The amounts reported in this column reflect the accounting value for the equity award (with performance-based awards assumed to be earned at target) and do not correspond to the actual economic value that may be received by each NEO from the equity award. For example, none of the performance-based option or RSU awards have been earned at this time and the actual value of these awards will depend on our performance. Assuming the maximum level of performance conditions are achieved, the amounts reported in this column would be as follows: Mr. Yazbeck ($2,240,344), Mr. DeMatteis ($2,178,168), and Mr. Morey ($6,581,059).

(4)

The amounts reported in this column for 2021 represent the incremental fair market value associated with the modification of performance-based stock options granted in 2020, which modification occurred in 2021 as a result of the closing of the Business Combination, as calculated in accordance with FASB ASC Topic 718. The amounts reported in this column for 2020 represent the aggregate grant date fair value of the stock options granted in 2020 as computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the equity awards reported in this column are set forth in Note 21 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

The amounts reported in this column reflect the accounting value for the equity award (with performance-based awards assumed to be earned at target) and do not correspond to the actual economic value that may be received by each NEO from the equity award. For example, none of the performance-based option or RSU awards have been earned at this time and the actual value of these awards will depend on our performance. Assuming the maximum level of performance conditions are achieved, the amounts reported in this column for 2020 would be as follows: Mr. Mathrani ($5,669,105), Mr. Dunham($1,748,113) and Mr. Yazbeck ($1,558,876). Assuming the maximum level of performance conditions are achieved, the amounts reported in this column for 2021 would be as follows: Mr: Mathrani ($498,441), Mr. Dunham ($283,743), Mr. Yazbeck ($174,453) and Mr. DeMatteis ($99,689)

(5)

The amount in this column represents the standard company matching contribution under our U.S. 401(k) plan for Messrs. Mathrani, Dunham, DeMatteis and Morey, and the standard company contribution of 3% of basic salary under our U.K. pension plan for Mr. Yazbeck.

(6)

For Mr. Yazbeck, all cash amounts were originally paid in British pounds and converted for purposes of this presentation at an exchange rate of USD $1.35 per GBP £1.00, which was the currency conversion rate as of December 31, 2021, for 2021 numbers and at an exchange rate of USD $1.36 per GBP £1.00, which was the currency conversion rate as of December 31, 2020, for 2020 numbers.

Grants of Plan-Based Awards Table

The following table sets forth information concerning the compensation of the NEOs, other than Messrs. Ranadivé and Murray. The following table shows all plan-based awards granted to our NEOs during 2021 (other than for Messrs. Ranadivé and Murray, who did not receive any employee compensation during the fiscal year ended December 31, 2021). The equity awards granted during 2021 identified in the table below are also reported in “Outstanding Equity Awards as of December 31, 2021.”

		Estimated Future Payouts Under Non-equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards

Name	Grant or Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maxiumum (#)	All Other Stock Awards: Number of Units (#)	Grant Date Fair Value of Stock Awards

Sandeep Mathrani	-	$0	$1,500,000	$3,375,000	-	-	-	-	-
	3/15/2021	-	-	-	-	-	-	495,714	$1,254,156
	3/15/2021	-	-	-	-	-	-	1,239,285	$7,470,000

Benjamin Dunham	-	$0	$600,000	$1,350,000	-	-	-	-	-

Anthony Yazbeck	-	$0	$878,212	$1,975,977	-	-	-	-	-
	2/25/2021	-	-	-	24,785	49,571	74,357	-	$230,525
	3/2/2021	-	-	-	-	-	-	103,273	$261,281
	7/2/2021	-	-	-	-	-	-	185,892	$1,633,276

Jared DeMatteis	-	$ 0	$550,822	$1,239,350	-	-	-	-	-
	1/26/2021	-	-	-	-	-	-	66,095	$167,220
	2/25/2021	-	-	-	66,095	132,190	198,285	-	$614,731
	7/2/2021	-	-	-	-	-	-	123,928	$1,088,851

Scott Morey	-	$300,000	$300,000	$675,000	-	-	-	-	-
	5/11/2021	-	-	-	144,583	289,166	433,749	-	$2,632,424
	5/11/2021	-	-	-	-	-	-	289,166	$2,632,424

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Estimated Future Payouts Under Non-equity Incentive Plan Awards. This column includes the 2021 target and maximum opportunities under our annual cash bonus plan for participating NEOs; there was no threshold amount as bonuses could have been earned at $0 (other than for Mr. Morey, whose annual cash bonus was guaranteed to be at least $300,000, per his employment agreement) and the maximum was 225% of target. The amount earned is reported above in the bonus column of the “2021 Summary Compensation Table,” and more information about these cash incentive awards can be found in the Annual Cash Bonus section of the Compensation Discussion and Analysis. For Mr. Yazbeck, the threshold, target and maximum cash incentive opportunities were originally denominated in British pounds and have been converted for purposes of this presentation at an exchange rate of USD $1.35 per GBP £1.00, which was the currency conversion rate as of December 31, 2021.

Estimated Future Payouts Under Equity Incentive Plan Awards. These PSUs vest based on Unlevered Operating FCF and/or valuation metrics to the extent achieved on or prior to December 31, 2024, subject to continued employment through certain dates depending on when the metric is met. These equity awards are also reported below in “Outstanding Equity Awards at 2021 Year-End”; for more information about these awards, also see the Equity Grants section of the Compensation Discussion and Analysis above.

All Other Stock Awards: Number of Units. For Mr. Mathrani, the grant of 1,239,285 RSUs vests annually over a three-year period from the the closing of the Business Combination, with one-third vesting on October 20, 2022, and the remainder in equal annual installments, subject to continued employment through each vesting date. The grant of 495,714 RSUs vests annually over a three-year period, with one-third vesting on January 15, 2022, and the remainder in equal annual installments, subject to continued employment through each vesting date. For the other NEOs who were granted RSUs in 2021, the RSU awards vest annually over a three-year period, in each case, subject to continued employment through the applicable vesting date. These equity awards are also reported below, and the specific vesting schedules are described in the accompanying footnotes to, in the “Outstanding Equity Awards at 2021 Year-End” table; for more information about these awards, also see the Compensation Discussion and Analysis section above.

Grant Date Fair Value of Stock Awards. The amounts reported in this column represent the aggregate grant date fair value of the RSUs and PSUs granted under our 2015 Plan in 2021 as computed in accordance with FASB ASC Topic 718. The amounts reported in this column reflect the accounting value for the equity award (with performance-based awards valued based on the probability that the metrics will be achieved at the target level) and do not correspond to the actual economic value that may be received by each NEO from the equity award. Assuming the maximum level of performance conditions are achieved, the amounts reported in this column for the performance-based awards would be as follows: Mr. Yazbeck ($345,787), Mr. DeMatteis ($922,097), and Mr. Morey ($3,948,635).

Outstanding Equity Awards as of December 31, 2021

The following table sets forth information regarding outstanding equity awards held by our NEOs as of December 31, 2021:

				Option Awards				Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Sandeep Mathrani	3/17/2020(1)	0	1,239,285	-	$2.55	3/17/2030	-	-	-	-

	3/17/2020(2)	-	-	826,190	$2.55	3/17/2030	-	-	-	-

	3/15/2021(3)	-	-	-	-	-	1,239,285	$10,657,851	-	-

	3/15/2021(4)	-	-	-	-	-	495,714	$4,263,140	-	-

Benjamin Dunham	6/12/2018(5)	6,695	1,851	-	$32.38	6/12/2028	-	-	-	-

	3/29/2019(6)	1,840	16,561	-	$46.43	3/29/2029	-	-	-	-

	2/10/2020(7)	11,568	8,260	-	$2.55	2/10/2030	-	-	-	-

	3/17/2020(2)	-	-	165,238	$2.55	3/17/2030	-	-	-	-

	11/18/2020(8)	82,618	165,239	-	$2.51	11/18/2030	-	-	-	-

	11/18/2020(2)	-	-	247,856	$2.51	11/18/2030	-	-	-	-

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				Option Awards				Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Anthony Yazbeck	8/4/2016(9)	1,901	0	-	$4.99	8/4/2026	-	-	-	-

	5/21/2017(10)	523	27	-	$4.99	5/21/2027	-	-	-	-

	2/8/2018(11)	4,117	631	-	$4.99	2/8/2028	-	-	-	-

	2/11/2019(12)	8,003	4,619	-	$4.99	2/11/2029	-	-	-	-

	3/29/2019(6)	1,101	9,914	-	$4.99	3/29/2029	-	-	-	-

	2/10/2020(7)	61,965	103,273	-	$2.55	2/10/2030	-	-	-	-

	3/17/2020(2)	-	-	289,166	$2.55	3/17/2030	-	-	-	-

	2/25/2021(13)	-	-	-	-	-	-	-	49,571	$426,311

	3/2/2021(14)	-	-	-	-	-	103,273	$888,148	-	-

	7/2/2021(15)	-	-	-	-	-	185,892	$1,598,671	-	-

Jared DeMatteis	3/16/2015(16)	4,963	0	-	$4.99	3/15/2025	-	-	-	-

	10/27/2015(17)	3,140	0	-	$4.99	10/27/2025	-	-	-	-

	2/3/2016(18)	4,957	0	-	$4.99	2/3/2026	-	-	-	-

	8/4/2016(19)	1,376	0	-	$4.99	8/4/2026	-	-	-	-

	8/4/2016(20)	275	0	-	$4.99	8/4/2026	-	-	-	-

	1/18/2017(21)	4,062	68	-	$4.99	1/18/2027	-	-	-	-

	5/21/2017(10)	4,239	222	-	$4.99	5/21/2027	-	-	-	-

	6/12/2018(22)	4,748	0	-	$4.99	6/12/2028	-	-	-	-

	6/12/2018(23)	5,316	4,180	-	$4.99	6/12/2028	-	-	-	-

	3/4/2019(24)	2,503	0	-	$4.99	3/4/2029	-	-	-	-

	2/10/2020(7)	48,194	34,425	-	$2.55	2/10/2030	-	-	-	-

	3/17/2020(2)	-	-	165,238	$2.55	3/17/2030	-	-	-	-

	1/26/2021(25)	-	-	-	-	-	66,095	$568,417	-	-

	2/25/2021(13)	-	-	-	-	-	-	-	132,190	$1,136,834

	7/2/2021(15)	-	-	-	-	-	123,928	$1,065,781	-	-

Scott Morey	5/11/2021(26)	-	-	-	-	-	289,166	$2,486,828	-	-

	5/11/2021(13)	-	-	-	-	-	-	-	289,166	$2,486,828

(1)	The stock option vests over a three-year period from January 15, 2020, with 100% vesting on the third anniversary thereof, subject to continued employment through the vesting date.

(2)

These performance-based stock options vest based on Unlevered Operating FCF and/or valuation metrics to the extent achieved on or prior to December 31, 2024, subject to continued employment through certain dates depending on when the metric is met. The number of options assumes a target level of performance. For more information about these awards, see the Equity Grants section of the Compensation Discussion and Analysis above.

(3)

The RSUs vest over a three-year period from October 20, 2021, with one-third vesting on the first anniversary thereof and the remainder in equal annual installments, subject to continued employment through each vesting date.

(4)

The RSUs vest over a three-year period from January 15, 2021, with one-third vesting on the first anniversary thereof and the remainder in equal annual installments, subject to continued employment through each vesting date.

(5)

The stock option vests over a five-year period from January 16, 2018, with 20% vesting on the first anniversary thereof and the remainder in equal monthly installments, subject to continued employment through each vesting date.

(6)

The stock option vests over a seven-year period from March 16, 2019, with 5% vesting on the first and second anniversary thereof, 15% vesting on the third, fourth, fifth, and sixth anniversary thereof, and 30% vesting on the seventh anniversary thereof, subject to continued employment through each vesting date.

(7)

The stock option vests over a three-year period from January 15, 2020, with one-third vesting on the first anniversary thereof and the remainder in equal quarterly installments, subject to continued employment through each vesting date.

(8)

The stock option vests over a three-year period from November 18, 2020, with one-third vesting on the first anniversary thereof and the remainder in equal quarterly installments, subject to continued employment through each vesting date.

(9)

The stock option vests over a five-year period from March 14, 2016, with 20% vesting on the first anniversary thereof and the remainder in equal monthly installments, subject to continued employment through each vesting date.

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(10)	The stock option vests over a five-year period from March 9, 2017, in equal monthly installments, subject to continued employment through each vesting date.

(11)	The stock option vests over a five-year period from August 1, 2017, in equal monthly installments, subject to continued employment through each vesting date.

(12)	The stock option vests over a five-year period from October 1, 2018, in equal monthly installments, subject to continued employment through each vesting date.

(13)

These PSUs vest based on Unlevered Operating FCF and/or valuation metrics to the extent achieved on or prior to December 31, 2024, subject to continued employment through certain dates depending on when the metric is met. The number and value of the performance-based restricted stock units assumes target level of performance. The number and value (based on $8.60, which is the closing price of a share of WeWork Class A common stock on the NYSE as of December 31, 2021) of the PSUs at maximum level of performance would be: 74,357 shares valued at $639,470 for Mr. Yazbeck, 198,285 shares valued at $1,705,251 for Mr. DeMatteis, and 433,749 shares valued at $3,730,241 for Mr. Morey. For more information about these awards, see the Equity Grants section of the Compensation Discussion and Analysis above.

(14)

The RSUs vest over a three-year period from March 15, 2021, with one-third vesting on the first anniversary thereof and the remainder in equal annual installments, subject to continued employment through each vesting date.

(15)

The RSUs vest over a three-year period from February 1, 2021, with one-third vesting on the first anniversary thereof and the remainder in equal annual installments, subject to continued employment through each vesting date.

(16)

The stock option vests over a five-year period from March 1, 2015, with 20% vesting on the first anniversary thereof and the remainder in equal monthly installments, subject to continued employment through each vesting date.

(17)	The stock option vests over a five-year period from October 27, 2015, in equal monthly installments, subject to continued employment through each vesting date.

(18)	The stock option vests over a five-year period from February 03, 2016, in equal monthly installments, subject to continued employment through each vesting date.

(19)	The stock option vests over a five-year period from August 4, 2016, in equal monthly installments, subject to continued employment through each vesting date.

(20)	The stock option vests 100% on the grant date.

(21)	The stock option vests over a five-year period from January 18, 2017, in equal monthly installments, subject to continued employment through each vesting date.

(22)	The stock option vests over a two-year period from January 1, 2018, in equal monthly installments, subject to continued employment through each vesting date.

(23)	The stock option vests over a seven-year period from January 1, 2018, in equal monthly installments, subject to continued employment through each vesting date.

(24)	The stock option vests over a two-year period from January 1, 2019, in equal monthly installments, subject to continued employment through each vesting date.

(25)

The RSUs vest over a three-year period from January 26, 2021, with one-third vesting on the first anniversary thereof and the remainder in equal annual installments, subject to continued employment through each vesting date.

(26)

The RSUs vest over a three-year period from May 15, 2021, with one-third vesting on the first anniversary thereof and the remainder in equal annual installments, subject to continued employment through each vesting date.

(27)	The awards are valued based on $8.60, which is the closing price of a share of WeWork Class A common stock on the NYSE as of December 31, 2021.

Stock Option Exercises and Stock Vested

The following table sets forth information regarding the exercise of stock options by Mr. Yazbeck during 2021. None of our other NEOs exercised any stock options, nor were there any RSU vesting events for the NEOs, during 2021:

Option Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)

Sandeep Mathrani	-	-

Benjamin Dunham	-	-

Anthony Yazbeck	82,619	$0.00(1)

Jared DeMatteis	-	-

Scott Morey	-	-

(1)	The value realized on exercise was $0, because the exercise price of the stock option exceeded the fair market value on the exercise date.

Executive Employment Agreements

Sandeep Mathrani Employment Agreement

Effective February 17, 2020, a WeWork subsidiary entered into an employment agreement with Sandeep Mathrani (the “Mathrani Agreement”). The Mathrani Agreement provides for (i) an annual base salary of $1,500,000, as may be adjusted from time to time as the Compensation Committee deems appropriate (but not before 2022), (ii) a target annual bonus opportunity of 100% of annual base salary, (iii) a time-based option to purchase 1,239,285 shares of Class A common stock, and (iv) a performance based option to purchase a target of 1,239,285 shares of Class A common stock. The Mathrani Agreement also provides that Mr. Mathrani would be expected to receive an annual equity award in the form of a stock options in each of the 2021 and 2022 calendar years (which stock options were not granted in 2021, and Mr. Mathrani instead received an annual equity award in the form of RSUs as described in the “Compensation Discussion and Analysis” section above).

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In the event of a termination by WeWork without “cause” or by Mr. Mathrani for “good reason” (each as defined in the Mathrani Agreement), subject to his execution of a separation agreement and general release of claims, he will be entitled to receive (i) 12 months of base salary, (ii) target bonus for the year of termination, (iii) continued health care coverage at active employee rates for 12 months following termination (or, if earlier, until he becomes eligible for group health insurance coverage through a subsequent employer or ceases to be eligible for COBRA coverage for any reason), (iv) an extension of the exercise period applicable to his vested stock options generally until the earlier of (x) 10 days following the lock-up period after a public listing of WeWork or (y) 10 years following the grant date, (v) any bonus for the year preceding the year of termination that has not yet been paid, and (vi) the accelerated vesting of then-outstanding equity awards that vest solely based on time-based vesting conditions. In addition, with respect to Mr. Mathrani’s performance-based options, if, and only if, WeWork’s Unlevered Operating FCF is greater than $0 as of termination and WeWork achieves one of the performance goals provided in the award agreement, then he will be deemed to have earned and will vest in options with respect to the number of shares equal to the product of (i) the number of shares that would have vested upon achievement of such performance goal had he remained continuously employed by WeWork on the date of such achievement (the “Achievement Date”), multiplied by (ii) the greater of (x) the difference between WeWork’s Unlevered Operating FCF as of the date of termination and WeWork’s Unlevered Operating FCF as of December 31, 2019, divided by the difference between WeWork’s Unlevered Operating FCF as of the Achievement Date and WeWork’s unlevered operating FCF as of December 31, 2019, and (y) the difference between WeWork’s fair market value as of the date of termination and WeWork’s fair market value as of December 31, 2019, divided by the difference between WeWork’s fair market value as of the Achievement Date and WeWork’s fair market value as of December 31, 2019. Mr. Mathrani would also be entitled to these separation payments and benefits, other than the 12 months of base salary, if his employment were to terminate due to death.

Benjamin Dunham Employment Agreement

Effective October 1, 2020, a WeWork subsidiary entered into an employment agreement with Ben Dunham (the “Dunham Agreement”). The Dunham Agreement provides for (i) an annual base salary of $600,000, as may be adjusted from time to time as the Compensation Committee deems appropriate, (ii) a target annual bonus opportunity of 100% of annual base salary, (iii) a time-based option to purchase 247,857 shares of Class A common stock, and (iv) a performance-based option to purchase a target of 247,857 shares of Class A common stock. The Dunham Agreement also provides that Mr. Dunham would be expected to receive an annual equity award covering a number of shares and in the form determined by the Compensation Committee, except that he was not eligible for an annual equity award in 2021.

In addition, in the event of a termination by WeWork without “cause” or by Mr. Dunham for “good reason” (each as defined in the Dunham Agreement), subject to his execution of a separation agreement and general release of claims, he will be entitled to receive (i) 12 months of base salary, (ii) a prorated target bonus for the year of termination, (iii) continued health care coverage at active employee rates for 12 months following termination (or, if earlier, until he becomes eligible for group health insurance coverage through a subsequent employer or ceases to be eligible for COBRA coverage for any reason), (iv) an extension of the exercise period applicable to his vested stock options generally until the earlier of (x) 10 days following the lock-up period after a public listing of WeWork or (y) 10 years following the grant date and (v) any bonus for the year preceding the year of termination that has not yet been paid. Mr. Dunham would also be entitled to these separation payments and benefits, other than the 12 months of base salary, if his employment were to terminate due to death.

Anthony Yazbeck Employment Agreement and Equity Side Letter

A WeWork subsidiary entered into an employment agreement and equity side letter, dated November 18, 2020 (as further amended on July 19, 2021), and January 14, 2020, respectively, with Anthony Yazbeck (collectively, the “Yazbeck Agreements”). The Yazbeck Agreements provide for (i) an annual base salary of GBP £720,000, as may be adjusted from time to time as the Compensation Committee deems appropriate, (ii) a target annual bonus opportunity of 100% of base salary, (iii) a time-based option to purchase 247,857 shares of Class A common stock, and (iv) a performance-based option to purchase a target of 289,166 shares of Class A common stock. The Yazbeck Agreements also provide that Mr. Yazbeck (i) would be expected to receive an annual equity award covering a number of shares and in the form determined by the Compensation Committee, except that he was not eligible for an annual equity award in 2021 and will not be eligible for an annual equity award in 2022 or 2023, and (ii) would receive a one-time bonus of GBP £1.44 million within 30 days of the consummation of the Business Combination subject to his employment through the payment date.

Termination of Mr. Yazbeck’s employment (including due to resignation, but not for “cause” as defined in the Yazbeck Agreements) requires a notice period of not less than six months. In addition, in the event of a termination by WeWork without “cause,” in addition to any payment in lieu of notice, subject to his execution of a separation agreement and general release of claims, Mr. Yazbeck will be entitled to receive: (i) 6 months’ base salary, (ii) a prorated target bonus for the year of termination, (iii) an extension of the exercise period applicable to his vested stock options generally until the earlier of (x) 10 days following the lock-up period after a public listing of WeWork or (y) 10 years following the grant date and (iv) any bonus for the year preceding the year of termination that has not yet been paid.

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Jared DeMatteis Employment Agreement

Effective January 1, 2021, a WeWork subsidiary entered into an employment agreement with Jared DeMatteis (as amended, the “DeMatteis Agreement”). The DeMatteis Agreement provides for (i) an annual base salary of $600,000, as may be adjusted from time to time as the Compensation Committee deems appropriate ( increased to $650,000 as of July 1, 2021), and (ii) a target annual bonus opportunity of 75% (increased to 100% as of July 1, 2021) of annual base salary. The DeMatteis Agreement also provides that Mr. DeMatteis would be expected to receive an annual equity award covering a number of shares and in the form determined by the Compensation Committee.

In addition, in the event of a termination by WeWork without “cause” or by Mr. DeMatteis for “good reason” (each as defined in the DeMatteis Agreement), subject to his execution of a separation agreement and general release of claims, he will be entitled to receive (i) 12 months of base salary, (ii) a prorated target bonus for the year of termination, (iii) continued health care coverage at active employee rates for 12 months following termination (or, if earlier, until he becomes eligible for group health insurance coverage through a subsequent employer or ceases to be eligible for COBRA coverage for any reason), (iv) an extension of the exercise period applicable to his vested stock options generally until the earlier of (x) 10 days following the lock-up period after a public listing of WeWork or (y) 10 years following the grant date and (v) any bonus for the year preceding the year of termination that has not yet been paid. Mr. DeMatteis would also be entitled to these separation payments and benefits, other than the 12 months of base salary, if his employment were to terminate due to death.

Scott Morey Offer Letter

Effective April 19, 2021, a WeWork subsidiary and Scott Morey entered into an employment offer letter (the “Morey Agreement”). The Morey Agreement provides for (i) an annual base salary of $700,000, (ii) a target annual bonus opportunity of $300,000 (which, for 2021, could be earned at no less than $300,000), (iii) an award of 289,166 time-based RSUs with respect to shares of WeWork Class A common stock, and (iv) an award of 433,749 performance-based RSUs at maximum performance with respect to shares of Class A common stock.

In addition, in the event of a termination by WeWork without “cause” (as defined in the Morey Agreement), subject to his execution of a separation agreement and general release of claims, he will be entitled to receive 12 months of base salary.

Restrictive Covenant Agreements

Each of our NEOs has entered into an invention, non-disclosure, non-competition and non-solicitation agreement that protects WeWork’s confidential and other proprietary information and assigns to WeWork full right and title to inventions and other intellectual property developed by the employee that are related to the WeWork business. The agreements also contain confidentiality and (other than for Mr. Yazbeck) non- disparagement obligations, which apply indefinitely, along with non competition and customer and employee non-solicitation restrictions, which apply during employment and for a period of 12 months (or three months for Mr.  Yazbeck) following termination of employment for any reason.

Potential Payments Upon Termination or Change in Control

As described immediately above, Messrs. Mathrani, Dunham, Yazbeck, DeMatteis and Morey have provisions in their respective employment agreement or offer letter providing for certain payments and/or benefits upon the termination of their respective employment by WeWork without cause or, other than for Messrs. Yazbeck and Morey, due to resignation for good reason or upon their death. The table below quantifies the compensation and benefits that would have become payable to these NEOs if his employment had terminated on December 31, 2021, (i) without cause or due to resignation for good reason or (ii) due to death. None of our arrangements with these NEOs provide for any benefits upon a change in control.

Name	Termination Scenario	Cash Severance ($)(1)(1)	Continued Healthcare ($)(2)	Value of Option Exercise Extension ($)(3)	Value of Accelerated Equity Vesting ($)		Total ($)

Sandeep Mathrani	Termination without Cause or Resignation for Good Reason	$ 3,000,000	$11,065	–	$22,418,666	(4)	$ 25,429,731
	Death	$ 1,500,000	$11,065	–	$22,418,666	(4)	$ 23,929,731

Benjamin Dunham	Termination without Cause or Resignation for Good Reason	$ 1,200,000	$18,374	$4,470	–		$ 1,222,844
	Death	$ 600,000	$18,374	$4,470	–		$ 622,844

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Name	Termination Scenario	Cash Severance ($)(1)(1)	Continued Healthcare ($)(2)	Value of Option Exercise Extension ($)(3)	Value of Accelerated Equity Vesting ($)	Total ($)

Anthony Yazbeck(5)	Termination without Cause or Resignation for Good Reason	$ 1,944,000	–	–	–	$ 1,944,000

Jared DeMatteis	Termination without Cause or Resignation for Good Reason	$ 1,300,000	$13,277	–	–	$ 1,313,277

	Death	$ 650,000	$13,277	–	–	$ 663,277

Scott Morey	Termination without Cause or Resignation for Good Reason	$ 700,000	–	–	–	$ 700,000

(1)

The amounts in this column reflect (A) 12 months of base salary (or, for Mr. Yazbeck, 6 months of base salary plus pay in lieu of 6 months’ notice) in the event of an involuntary termination, and (B) other than for Mr. Morey, a prorated target bonus payment for the year of termination in the event of an involuntary termination or upon death.

(2)	The amounts in this column reflect 12 months of continued health care coverage at active employee rates.

(3)

The amount in this column reflects the incremental value that would have been recognized for accounting purposes as a result of an extension of the exercise period applicable to Mr. Dun ham’s vested and outstanding stock options as of December 31, 2021, until 10 days following the one-year lock-up period after the Closing of the Business Combination. Mr. Mathrani did not have any vested stock options as of December 31, 2021, and extension of the exercise period is not applicable to the other NEOs as there is no lock-up period for their equity awards.

(4)

The amount in this column is equal to the sum of (A) (x) 1,734,999, which is the number of time-based RSUs that would have become vested upon an involuntary termination or upon death, multiplied by (y) $8.60, which is the closing price of a share of Class A common stock on the NYSE as of December 31, 2021, plus (B) the product of (x) 1,239,285, which is the number of time based options to purchase shares of WeWork Class A common stock at $2.55 per share that would have become vested upon an involuntary termination or upon death, multiplied by (y) $6.05.

(5)

For Mr. Yazbeck, the amounts above would have been paid or provided in British pounds and have been converted for purposes of this presentation at an exchange rate of USD $1.35 per GBP £1.00, which was the currency conversion rate as of December 31, 2021.

Proposal 2—Advisory Vote to Approve 2021 Named Executive Officer Compensation

In accordance with Section 14A of the Exchange Act, we are requesting stockholder approval, on a non-binding advisory basis, of the compensation of our NEOs during 2021, as described in the section titled “Compensation Discussion and Analysis” (“CD&A”).

As discussed in greater detail in the CD&A section of this proxy statement, four principles form the foundation of our compensation strategy:

Purposeful	Be intentional about our compensation programs so that we can recruit, motivate, retain and reward the talent we need to drive our business over both the short and long-term

External Competitiveness	Align total compensation to comparable jobs within the relevant external labor market, while providing enough flexibility to attract and retain the best people

Internal Comparability	Ensure that similar jobs and similar performance are paid equitably across the Company

Results Oriented	Tie short and long-term rewards to our business goals and financial achievements to ensure we maximize the impact of each compensation dollar spent while delivering strong shareholder returns

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We urge you to carefully read the CD&A section of this proxy statement for additional details on the Company’s executive compensation, including our compensation philosophy and the 2021 compensation of our NEOs. Our Board and Compensation Committee believe that our executive compensation program is effective in implementing our compensation philosophy.

Although the advisory vote on the compensation of our NEOs during 2021 is non-binding, the Board and the Compensation Committee will consider stockholder feedback obtained through this vote and our stockholder outreach process in making future decisions about our executive compensation program.

Vote Required and Recommendation Board

The advisory vote on the compensation of our NEOs will be approved by the affirmative vote of the majority of votes properly cast of our Class A common stock and Class C common stock (voting together as a single class) (i.e., the number of shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST” the proposal). Abstentions and “broker non-votes” will have no effect on the outcome of the vote.

Our Board recommends a vote “FOR” the approval, on a non-binding advisory basis, of the 2021 compensation of our NEOs.

Proposal 3—Advisory Vote to Approve the Frequency of the Advisory Vote on Executive Compensation

Section 14A of the Exchange Act provides stockholders the opportunity to indicate how frequently the Company should hold future advisory votes to approve the compensation of our NEOs. Stockholders may indicate whether they would prefer to have future advisory votes to approve executive compensation every year, two years, or three years.

Our Board recommends that future advisory votes to approve compensation of the NEOs be held annually. The Board believes that holding a vote every year is appropriate because (A) it enables stockholders to provide the Board with input regarding the compensation of our NEOs on a timely basis and (B) it promotes good governance, accountability and transparency by obtaining stockholder input on our executive compensation philosophy, policies and practices.

Stockholders are not voting to approve or disapprove the Board’s recommendation. Rather, stockholders may indicate their preference on the frequency of advisory compensation votes by voting for one of the following options:

•	That future advisory compensation votes be held every “one year”;

•	That future advisory compensation votes be held every “two years”; or

•	That future advisory compensation votes be held every “three years”.

Although this vote is non-binding, our Board will consider the vote results in determining the frequency of future advisory votes to approve executive compensation.

Vote Required and Recommendation Board

Stockholders have the choice of voting for advisory votes to approve the compensation of our NEOs to occur once every one, two or three years, or abstaining from the vote. The choice receiving the highest number of votes properly cast of our Class A common stock and Class C common stock (voting together as a single class) will be given due regard by, but will not be binding on, the Board. Abstentions and “broker non-votes” will not have any effect on the outcome of this vote.

Our Board recommends a vote, on a non-binding advisory basis, to hold future advisory votes to approve executive compensation every “ONE YEAR”.

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Proposal 4—Ratification of Appointment

of Independent Registered Public Accounting Firm

The Audit Committee has selected Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. Neither our other governing documents nor applicable law require stockholder ratification of EY as the Company’s independent registered public accounting firm. However, the Board considers the selection of an independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of EY for ratification by stockholders as a matter of good corporate governance. If the stockholders fail to ratify the selection of EY, the Audit Committee will review its future selection of EY as its independent registered public accounting firm.

The Board considers the selection of EY as the Company’s independent registered public accounting firm for fiscal year 2022 to be in the best interests of the Company and its stockholders. EY has been engaged by the Company since October 20, 2021, and has been engaged by Legacy WeWork since August 6, 2015 to perform the annual audit of our financial statements.

The Company expects EY representatives to attend the 2022 Annual Meeting. They will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

Change in Auditor

As previously disclosed, on October 20, 2021, the Audit Committee approved the engagement of EY as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2021. EY served as the independent registered public accounting firm of Legacy WeWork prior to the closing of the Business Combination. Accordingly, WithumSmith+Brown, PC (“Withum”), Legacy BowX’s independent registered public accounting firm prior to the closing of the Business Combination, was informed that it would be replaced by EY as the Company’s independent registered public accounting firm effective as of the date immediately following the filing of the Company’s financial statements for the third quarter of 2021, which consisted only of the accounts of the pre-Business Combination special purpose acquisition company.

Audit Committee Report

The Audit Committee oversees and monitors the Company’s financial reporting process and systems of internal accounting and financial controls on behalf of the Board. In fulfilling these responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2021. The Audit Committee discussed with EY the matters required to be discussed with the independent registered public accounting firm under generally accepted auditing standards, including Auditing Standard No. 1301. In addition, the Audit Committee has received the written disclosures and the letter from EY required by the Public Company Accounting Oversight Board regarding EY’s communications with the Audit Committee concerning independence, and has discussed with EY its independence from the Company and its management.

Based on the considerations referred to above, the Committee recommended to the Board, and the Board subsequently approved the recommendation, that the audited financial statements for the fiscal year ending December 31, 2021 be included in our Annual Report on Form 10-K and selected EY as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2022. This report is provided by the following independent directors, who constitute the Audit Committee:

Jeffrey Sine (Chair)

Véronique Laury

Vivek Ranadivé

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Fees Paid to the Independent Registered Public Accounting Firm

The Audit Committee engaged EY to perform an annual audit of the Company’s financial statements for the fiscal year ending December 31, 2021. The Audit Committee was responsible for the determination and approval of audit fees primarily based on audit scope, and considering the audit team’s skills and experiences.

Pursuant to SEC rules, the fees billed by Withum prior to the Business Combination and by EY are disclosed in the table below:

(in thousands)	FY 2021	FY 2020

Audit Fees(1)	$6,240	$7,527

Audit Related Fees(2)	250	-

Tax Fees(3)	-	7

All Other Fees(4)	-	-

Total Fees	$6,490	$7,533

(1)

Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, reviews of our quarterly consolidated financial statements, statutory audits of our domestic and international subsidiaries, issuances of consents and similar matters. This category also includes fees for services incurred in connection with the filing of registration statements on Forms S-1, S-4, and S-8 and nonrecurring transactions.

(2)

Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and not reported in the section titled “Audit Fees”.

(3)	Consists of fees for professional services for domestic and international tax advisory and compliance services.
(4)	Consists of fees for permitted products and services other than those that meet the criteria above.

The Audit Committee concluded that the provision of the non-audit services listed above is compatible with maintaining EY’s independence.

Pre-Approval Policy

The Audit Committee reviews and, in its sole discretion, approves in advance the annual engagement letter with the independent registered public accounting firm, including the proposed fees contained therein, as well as all audit and permitted non-audit engagements and relationships between the Company and the independent registered public accounting firm. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approval of permitted services, or classes of permitted services, to be provided by the independent registered public accounting firm. Any decision by the designated member to pre-approve a permitted service shall be reported to the Audit Committee at the next regularly scheduled meeting following such decision. The Audit Committee has chosen to appoint the Audit Committee Chairman as the designated member. In addition, the Audit Committee has established procedures by which fees for certain identified permitted services will be considered pre-approved up to $50,000-$100,000 per service matter or project, subject to approval by the Audit Committee at its next regularly scheduled quarterly meeting following such approval. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and the CFO are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. All of the services provided by EY in fiscal year 2021 and related fees were approved in accordance with the Audit Committee Independent Auditor Pre-Approval Policy.

Vote Required and Recommendation of the Board

The affirmative vote of the majority of votes properly cast of our Class A common stock and Class C common stock (voting together as a single class) on this proposal will constitute approval of the ratification of the appointment of EY as the Company’s independent registered public accounting firm for 2022. Abstentions will not have any effect on the outcome of the proposal.

Our Board recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

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Additional Information

In connection with the 2022 Annual Meeting, which will take place on May 18, 2022, our Board has provided these materials to you, either over the Internet or via mail. The Notice of Internet Availability (the “Notice”) was mailed to Company stockholders beginning April 7, 2022, and our proxy materials were posted on the website referenced in the Notice on that same date. The Company, on behalf of the Board, is soliciting your proxy to vote your shares at the 2022 Annual Meeting. We solicit proxies to give stockholders of record an opportunity to vote on matters that will be presented at the 2022 Annual Meeting. In this proxy statement, you will find information on these matters; our proxy statement is provided to assist you in voting your shares.

1.	What is the Notice and why did I receive it but no proxy materials by mail or email?

Unless you have requested that we provide a copy of our proxy materials (including our 2021 annual report) to you by mail or email, we are providing only the Notice to you by mail or email. The Notice will instruct you as to how you may access and review the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet. If you received the Notice by mail or email and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice. This proxy statement is dated April 7, 2022 and distribution of the Notice to stockholders is scheduled to begin on or about April 7, 2022. We have adopted this procedure pursuant to rules adopted by the SEC in order to conserve natural resources and reduce our costs of printing and distributing the proxy materials, while providing a convenient method for stockholders to access the materials and vote

2.	How do I participate in the 2022 Annual Meeting?

The 2022 Annual Meeting will be conducted virtually via a live audio webcast available at www.cstproxy.com/wework/2022 in accordance with the Rules of Conduct which are set forth below in their entirety. You are entitled to participate in the 2022 Annual Meeting if you were a stockholder as of the close of business on March 21, 2022, the record date, or hold a valid proxy for the meeting.

To be admitted to the 2022 Annual Meeting virtually at www.cstproxy.com/wework/2022, you must enter the 12-digit control number found next to the label “Control Number” for postal mail recipients or within the body of the email sending you the Proxy Statement. If you do not have your 12-digit control number, you will be able to login as a guest but will not be able to vote your shares or submit questions during the meeting.

The stockholders’ question and answer session will include questions submitted in advance of, and questions submitted live during, the 2022 Annual Meeting. You may submit a question in advance of the meeting at www.cstproxyvote.com after logging in with your control number. Questions may be submitted during the 2022 Annual Meeting through www.cstproxy. com/wework/2022.

3.	Who can vote?

You can vote if, as of the close of business on March 21, 2022 (the record date), you were a stockholder of record of the Company’s Class A common stock or Class C common stock and are entitled to vote at the 2022 Annual Meeting and any adjournment or postponement thereof. Each share of Class A common stock and Class C common stock is entitled to one vote. There were 704,849,168 shares of Class A common stock issued and outstanding and 19,938,089 shares of Class C common stock issued and outstanding, in each case as of March 21, 2022. Holders of our Class A common stock and our Class C common stock will vote together as a single class on all matters described in this proxy statement.

A quorum is required for our stockholders to conduct business at the 2022 Annual Meeting. A quorum exists if stockholders holding at least a majority of the voting power of the shares of our Class A common stock and our Class C common stock (voting together as a single class) entitled to vote are present at the 2022 Annual Meeting or represented by proxy.

4.	How do I vote shares held under my name?

Most stockholders can vote by proxy in two ways:

By Internet — You can vote via the Internet by following the instructions in the Notice or by accessing, before the meeting, www.cstproxyvote.com or, during the meeting by visiting www.cstproxy.com/wework/2022 and following the instructions contained on that website; or

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By Mail — You can vote by mail by requesting a full packet of proxy materials be sent to your home address. Upon receipt of the materials, you may fill out the enclosed proxy card and return it per the instructions on the card.

Proxies are solicited by and on behalf of the Board. If you vote by proxy, your shares will be voted at the 2022 Annual Meeting as you direct. If you sign your proxy card but do not specify how you want your shares to be voted, they will be voted as the Board recommends (as noted on page 20, and in accordance with the judgment of the persons voting the proxy on any other matters properly brought before the meeting, if any such matters are properly raised at the meeting).

You can also vote via the Internet during the 2022 Annual Meeting if you are the stockholder of record.

If, as of the close of business on March 21, 2022 (the record date), your shares were not held in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and this Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the 2022 Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the 2022 Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the 2022 Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other agent. If you are the beneficial owner and want to vote your shares at the 2022 Annual Meeting, you will need to request a legal proxy from your bank, broker, or other nominee well in advance of the 2022 Annual Meeting. We encourage you to vote your proxy by Internet or mail prior to the meeting, even if you plan to participate in the 2022 Annual Meeting.

If you experience any technical difficulties or have any questions regarding the virtual meeting website, please call 917-262- 2373 (U.S.) or +1 917-262-2373 (International), or email proxy@continentalstock.com and we will endeavor to assist you. If there are any technical issues in convening or hosting the meeting, we plan to promptly post information to our investor relations website, investors.wework.com, including information on when the meeting will be reconvened.

5.	Can I change or revoke my vote after I return my proxy card?

Yes. If you are the stockholder of record, you can change or revoke your proxy before the 2022 Annual Meeting by Internet or mail prior to 11:59 p.m. Eastern Time on May 17, 2022, or by participating in the 2022 Annual Meeting and voting. If you are the beneficial owner of shares held in street name, you must follow the instructions for changing or revoking your proxy provided by your broker, bank, or other nominee.

You are the “stockholder of record” for any Company shares that you own directly in your name.

You are a “beneficial stockholder” of shares held in street name if your Company shares are held in an account with a broker, bank, or other nominee as custodian on your behalf. The broker, bank, or other nominee is considered the stockholder of record of these shares, commonly referred to as holding the shares in “street name.” As the beneficial owner, you have the right to instruct the broker, bank, or other nominee how to vote your shares.

6.	How do I vote shares not held under my name?

If your shares are held in street name by a nominee, the Notice or proxy materials, as applicable, are being forwarded to you by that organization, and you should follow the instructions for voting as set forth on that organization’s voting instruction card.

Under the rules and practices of the NYSE, if you hold shares through a nominee, your nominee is permitted to vote your shares on certain “routine” matters in its discretion even if the nominee does not receive instructions from you. Proposal 4 to ratify the appointment of EY as our independent registered public accounting firm is considered a “routine” matter, and your nominee will have discretionary authority to vote your shares if you do not provide instructions as to how your shares should be voted on this proposal. Proposal 1 to elect directors, Proposal 2 to approve, on an advisory basis, the compensation of our NEOs, and Proposal 3 to approve, on an advisory basis, the frequency of the advisory vote on executive compensation are each “non-routine” matters. The absence of voting instructions from you to your nominee on these “non-routine” matters will result in a “broker non-vote” because the nominee does not have discretionary voting power for those proposals. “Broker non-votes” and “withhold” votes do not constitute votes properly cast favoring or opposing proposals on “non-routine” matters.

7.	What vote is required for approval of proposals?

The Company’s Bylaws provide that the holders of a majority of the issued and outstanding shares of the capital stock of the Company entitled to vote at the Annual Meeting, present in person or by remote communication, if applicable, or represented by proxy, constitute a quorum for the transaction of business. Shares that are authorized to be voted on or to

2022 Proxy Statement	69

abstain on any matter presented at the Annual Meeting, or that are held by stockholders who are present at the Annual Meeting, are counted as present and entitled to vote and are therefore included for purposes of determining whether a quorum is present at the Annual Meeting. If you hold your Class A or Class C common stock through a broker, the broker may be prevented from voting shares held in your brokerage account if you have not given the broker voting instructions with respect to your shares (resulting in what is referred to as a “broker non-vote”). Thus, it is important that you vote your shares to ensure that they are represented on all matters presented at the Annual Meeting. For each of the proposals, the applicable voting standard, Board recommendation, and treatment of abstentions and broker non-votes are as follows:

Voting Item	Board Recommendation	Voting Standard	Treatment of Abstentions	Expected Treatment of Broker Non-Votes

Proposal 1 Election of directors	For	Plurality of votes properly cast of our Class A common stock and Class C common stock	No Effect	No Effect

Proposal 2 Advisory vote to approve 2021 named executive officer compensation	For	Majority of votes properly cast of our Class A common stock and Class C common stock	No Effect	No Effect

Proposal 3 Advisory vote to approve the frequency of the advisory vote on executive compensation	For an advisory vote on executive compensation on an annual basis	Plurality of votes properly cast of our Class A common stock and Class C common stock	No Effect	No Effect

Proposal 4 Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022	For	Majority of votes properly cast of our Class A common stock and Class C common stock	No Effect	Nominee will have discretionary authority to vote your shares if you do not provide instructions as to how your shares should be voted on this proposal

Shareholders should be aware that our Charter provides that, if at any meeting of our stockholders the aggregate number of voting securities held by certain entities affiliated with SoftBank would otherwise represent more than 49.90% of the voting securities present (in person or by proxy) at such meeting with respect to any vote or election submitted to the holders of shares of capital stock of the Company for approval (each, a “Stockholder Vote”), then the SoftBank Holders shall only be entitled to vote 49.90% of the voting securities present (in person or by proxy) and voting in such Stockholder Vote, with SBG not voting the minimum number of its shares of Class A common stock (such minimum number of shares, the “Subject Shares”) as is required to reduce the combined voting power exercised by the SoftBank Holders to no more than 49.90% (rounded down to the nearest whole share) of the voting securities present (in person or by proxy) and voting at such Stockholder Vote. SBG has appointed an executive of the Company as its attorney and proxy, to the full extent of its voting rights with respect to the Subject Shares in such applicable Stockholder Vote, to vote all the Subject Shares in proportion to the votes cast by the stockholders of the Company (other than the SoftBank Holders) in such Stockholder Vote. SBG has retained all economic and all other non-voting rights, powers and preferences in the Subject Shares.

2022 Proxy Statement	70

8.	Who bears the cost of the Company’s proxy solicitation?

The Company will bear the cost of the solicitation of proxies by the Company. Proxies may be solicited by officers, directors, and employees of the Company, none of whom will receive any additional compensation for their services. The Company will pay persons holding shares of the Company’s common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals.

9.	Why were my proxy materials included in the same envelope as other people at my address?

Stockholders of record who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the Notices for all stockholders having that address. The Notice for each stockholder will include that stockholder’s unique control number needed to vote his or her shares. This procedure reduces our printing costs and postage fees. If you prefer to receive a separate copy of the proxy materials, please call us at 1-888-266-6791 in the U.S., or inform us in writing at: Continental Stock Proxy Service, 1 State St, New York, NY 10004, or by email at proxy@continentalstock.com. We will promptly deliver a separate copy of the proxy materials in response to any such request. If, in the future, you do not wish to participate in householding, you should contact us at the above phone number, address or email.

For those stockholders who have the same address and last name and who request to receive a printed copy of the proxy materials by mail, we will send only one copy of such materials to each address unless one or more of those stockholders notifies us, in the same manner described above, that they wish to receive a printed copy for each stockholder at that address.

Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record.

Your Vote is Important

Please vote your proxy promptly so your shares can be represented, even if you plan to attend the 2022 Annual Meeting virtually. You can vote by Internet or by requesting a printed copy of the proxy materials and using the enclosed proxy card.

Our proxy tabulator, Continental Stock Transfer and Trust, must receive any proxy that will not be delivered electronically at the 2022 Annual Meeting by 11:59 p.m. Eastern Time on May 17, 2022.

Rules of Conduct

It is our desire to conduct a fair and informative Annual Meeting. To that end, we will conduct the 2022 Annual Meeting in accordance with the Rules of Conduct set forth below.

The Rules of Conduct for the 2022 Annual Meeting are as follows:

1.	Our Company’s Bylaws describe requirements for meetings of our stockholders. The Annual Meeting will be conducted in a manner consistent with those requirements.

2.	The only business matters to be conducted at the Annual Meeting are the matters set forth in the Notice of Annual Meeting of Stockholders and 2022 Proxy Statement.

3.

Each stockholder as of the close of business on March 21, 2022, the record date, wishing to attend, vote, or ask questions during the virtual Annual Meeting will have an opportunity to do so by following these Rules of Conduct and the instructions set out in this proxy statement.

2022 Proxy Statement	71

4.

Because this is a meeting of our stockholders, only our stockholders of record as of the record date are permitted to vote or submit questions while participating in the virtual Annual Meeting. To vote or submit questions, please visit www. cstproxy.com/wework/2022 and log in with your 12-digit control number included in your proxy materials. If you have voted your shares prior to the start of the Annual Meeting, there is no need to vote those shares during the Annual Meeting, unless you wish to revoke or change your vote.

5.	We will strictly follow the Agenda as we conduct the meeting.

6.

There are four management proposals. Management’s position is already stated in the proxy materials that you received. The proxy materials are also available on the virtual meeting website at www.cstproxy.com/wework/2022.

7.	The chair of the meeting may, in his discretion, limit the time and extent of any discussion and the time and extent to which any person or persons may be heard.

8.

Nominations made during the meeting for membership on the Board will not be accepted unless the stockholder has previously notified the Corporate Secretary in writing of the intent to make the nomination (following all procedures set forth in the Company’s Bylaws), and the person nominated has given written consent to such nomination and agreed to serve if elected.

9.

Following adjournment of the formal business of the Annual Meeting, the Company will address appropriate questions from stockholders regarding the Company. Such questions may be submitted in the field provided in the web portal during the Annual Meeting.

10.

We have allotted 30 minutes for Q&A, with two minutes for each question. To allow us to answer questions from as many stockholders as possible, we will limit each stockholder to one question. It will help us if questions are succinct and cover only one topic per question. Questions from multiple stockholders on the same topic or that are otherwise related may be grouped, summarized and answered together.

11.	We will answer questions submitted before the meeting first, then questions from the floor of the meeting.

12.	Stockholder questions are welcome, however Company does not intend to address any questions that are, among other things:

•	irrelevant to the business of the Company or to the business of the Annual Meeting;

•	related to material non-public information of the Company;

•	related to personal matters or grievances;

•	derogatory or otherwise in bad taste;

•	repetitious statements already made by another stockholder;

•	in furtherance of the stockholder’s personal or business interests; or

•	out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the chair of the Annual Meeting in his reasonable judgment.

13.

If there are any matters of individual concern to a stockholder and not of general concern to all stockholders, or if a question posed was not otherwise answered, such matters or questions may be raised separately after the Annual Meeting by contacting WeWork’s Investor Relations team at investor@wework.com.

14.

In the event of technical malfunction or other significant problem that disrupts the Annual Meeting, the chair of the Annual Meeting may adjourn, recess, or expedite the Annual Meeting, or take such other action that the chair of the Annual Meeting determines is appropriate in light of the circumstances.

15.

Recording of the Annual Meeting is strictly prohibited. A webcast playback will be available at www.cstproxy.com/ wework/2022 after the meeting, for one year following the Annual Meeting. If there are questions pertinent to meeting matters that cannot be answered during the Annual Meeting due to time constraints, we will post answers to a representative set of such questions on the Investor Relations section of our website.

2023 Annual Meeting Information

Specific information on how to file notices, proposals, and/or recommendations pursuant to either SEC Rule 14a-8 or the provisions in our Bylaws is noted in the following sections. All notices/proposals/recommendations should be sent to:

WeWork Inc. c/o Corporate Secretary

575 Lexington Avenue, 12th Floor

New York, NY 10022

Annual Meeting Advance Notice Requirements

The Bylaws establish an advance notice procedure for stockholders wishing to directly nominate a director candidate or to present business to be conducted at the 2023 Annual Meeting. Among other things, in order for a stockholder to nominate a director candidate or to present a proposal at the 2023 Annual Meeting, the stockholder must deliver written notice of the nomination or proposal to the Company, or such notice must be mailed and received by the Company, no earlier than January 18, 2023 and no later than February 17, 2023, and the written notice must comply with the requirements set forth in the Bylaws. However, if the date of the 2023 Annual Meeting is advanced by more than 30 days prior to, or delayed by more than 60 days after, the one-year anniversary of the date of the 2022 Annual Meeting, then notice must be delivered or mailed and received no later than the 90th day prior to the 2023 Annual Meeting, or if later, the 10th day following the day on which public announcement of the date of such annual meeting is first made. For the nomination of a director candidate, the notice must contain prescribed information about the candidate and about the stockholder proposing the candidate, in accordance with the requirements set forth in the Bylaws.

The Nominating and Corporate Governance Committee and the Board will consider director nominees properly recommended by stockholders and will evaluate each nominee based on the selection criteria listed in the Corporate Governance Guidelines (subject to the Company’s Stockholders Agreement discussed in the section titled “Other Governance Matters—Stockholders Agreement”).

Other Matters

The Board is not aware of any other matters that will be presented for consideration at the 2022 Annual Meeting. However, if any other matters are properly brought before the 2022 Annual Meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

2022 Proxy Statement	73

Appendix: Non-GAAP Financial Measures

Adjusted EBITDA	Q1’21A	Q2’21A	Q3’21A	Q4’21A

Net Loss	($2,062)	($923)	($844)	($811)

Income tax (benefit) provision	3	4	(2)	(3)

Interest and other (income) expenses, net	553	68	206	103

Depreciation and amortization	184	180	171	174

Restructuring and other related costs	494	(28)	16	(53)

Impairment / (gain on sale) of goodwill, intangibles, and other assets	299	242	88	248

Stock-based compensation expense	54	4	4	48

Stock-based payments for services rendered by consultants	(2)	0	0	0

Change in fair value of contingent consideration liabilities	–	–	–	–

Legal, tax and regulatory reserves and settlements	7	0	0	1

Legal costs related to regulatory investigations and litigations	23	(1)	3	2

Expense related to M&A, divestitures and capital raising activities	1	3	3	2

Adj. EBITDA	($446)	($449)	($356)	($283)

We supplement our GAAP financial results by evaluating Adjusted EBITDA which is a non-GAAP measure. We define “Adjusted EBITDA” as net loss before income tax (benefit) provision, interest and other (income) expenses, net, depreciation and amortization, restructuring and other related costs, impairment (gain on sale) of goodwill, intangibles and other assets, stock-based compensation expense, stock-based payments for services rendered by consultants, change in fair value of contingent consideration liabilities, legal, tax and regulatory reserves or settlements, and expense related to mergers, acquisitions, divestitures and capital raising activities.

When used in conjunction with GAAP financial measures, we believe that Adjusted EBITDA is a useful supplemental measure of operating performance because it facilitates comparisons of historical performance by excluding non-cash items such as stock-based payments, fair market value adjustments and impairment charges and other amounts not directly attributable to our primary operations, such as the impact of restructuring costs, acquisitions, disposals, non-routine investigations, litigation and settlements. Depreciation and amortization relate primarily to the depreciation of our leasehold improvements, equipment and furniture. These capital expenditures are incurred and capitalized subsequent to the commencement of our leases and are depreciated over the lesser of the useful life of the asset or the term of the lease. The initial capital expenditures are assessed by management as an investing activity, and the related depreciation and amortization are non-cash charges that are not considered in management’s assessment of the daily operating performance of our locations. As a result, the impact of depreciation and amortization is excluded from our calculation of Adjusted EBITDA. Restructuring and other related costs relate primarily to the decision to slow growth and terminate leases and are therefore not ordinary course costs directly attributable to the daily operation of our locations. Adjusted EBITDA is also a key metric used internally by our management to evaluate performance and develop internal budgets and forecasts.

Adjusted EBITDA has limitations as an analytical tool, should not be considered in isolation or as a substitute for analyzing our results as reported under GAAP and does not provide a complete understanding of our operating results as a whole. Some of these limitations are:

•	it does not reflect changes in, or cash requirements for, our working capital needs;

•	it does not reflect our interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	it does not reflect our tax expense or the cash requirements to pay our taxes;

•	it does not reflect historical capital expenditures or future requirements for capital expenditures or contractual commitments;

•

although stock-based compensation expenses are non-cash charges, we rely on equity compensation to compensate and incentivize employees, directors and certain consultants, and we may continue to do so in the future; and

•

although depreciation, amortization and impairments are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and this non-GAAP measure does not reflect any cash requirements for such replacements.

19840 WeWork Proxy Card REV3 Front YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet - QUICK EASY IMMEDIATE - 24 Hours a Day, 7 Days a Week Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on May 17, 2022. . WEWORK INC. INTERNET – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Vote at the Meeting – If you plan to attend the virtual annual meeting, you will need your 12 digit control number to vote electronically at the annual meeting. To attend the annual meeting, visit: www.cstproxy.com/wework/2022 MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY. FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED Please mark your votes like this X PROXY THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 4, AND A VOTE of ‘ONE YEAR’ ON PROPOSAL 3. THREEYEARS ONE YEAR TWO YEARS 3. Advisory vote on the frequency of future advisory votes on our named executive officer compensation. 1. Election of nine Director nominees to hold office until the 2023 Annual Meeting of Shareholders and until their successors are elected: • Michel Combes • Bruce Dunlevie • Saurabh Jalan • Véronique Laury • Sandeep Mathrani • Deven Parekh • Vivek Ranadivé • Kirthiga Reddy • Jeffrey Sine ABSTAIN WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left) FOR all Nominees listed to the left ABSTAIN AGAINST FOR 4. Ratification of appointment of Ernst & Young LLP as independent registered public accounting firm for fiscal year ending December 31, 2022. NOTE: Other business may be considered as may properly come before the meeting or any adjournment or postponement thereof. Instructions: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above) ABSTAIN AGAINST FOR 2. Advisory vote to approve our 2021 named executive officer compensation. CONTROL NUMBER Signature_________________________________ Signature, if held jointly_________________________________ Date___________2022. Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such. This proxy card is only valid when signed and dated.

FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS WeWork Inc. TOMI Environmental Proxy Card REV3 Back The undersigned appoints Sandeep Mathrani, Jared DeMatteis, and Bruce Dunlevie as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of Class A common stock and Class C common stock of WeWork Inc held of record by the undersigned at the close of business on March 21, 2022 at the Annual Meeting of Shareholders of WeWork Inc. to be held on May 18, 2022, or at any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE NINE NOMINEES TO THE BOARD OF DIRECTORS, AND IN FAVOR OF PROPOSAL 2 AND PROPOSAL 4, AND FOR ONE YEAR FOR PROPOSAL 3, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. (Continued and to be marked, dated and signed, on the other side) Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders To view the 2022 Proxy Statement, 2022 Annual Report and to Attend the Annual Meeting, please go to: www.cstproxy.com/wework/2022